     As filed with the Securities and Exchange Commission on April  , 1999
                                                             Registration No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    Form S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------
                         Westinghouse Air Brake Company
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                      3743                   25-1615902
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
    incorporation or
      organization)
                               ----------------
                             1001 Air Brake Avenue
                         Wilmerding, Pennsylvania 15148
                           Telephone: (412) 825-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                                Robert J. Brooks
              Chief Financial Officer and Chief Accounting Officer
                             1001 Air Brake Avenue
                         Wilmerding, Pennsylvania 15148
                           Telephone: (412) 825-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                with a copy to:
                           David L. DeNinno, Esquire
                          Reed Smith Shaw & McClay LLP
                                435 Sixth Avenue
                         Pittsburgh, Pennsylvania 15219
                           Telephone: (412) 288-3214

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective Registration Statement for the same offering: [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Registration Statement number of the earlier effective Registration Statement for the same offering: [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Proposed
                                            Proposed      Maximum
                               Amount       Maximum      Aggregate   Amount of
  Title of each Class of        to be    Offering Price  Offering   Registration
Securities to be Registered  Registered   Per Note(1)    Price(1)       Fee
--------------------------------------------------------------------------------
9 3/8% Senior Notes Due
 2005, Series B2..........   $75,000,000      100%      $75,000,000   $20,850
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the amount of registration fee.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, Dated April 26, 1999

                               OFFER TO EXCHANGE

                     9 3/8% Series B2 Senior Notes due 2005
       for Any and All Outstanding 9 3/8% Series B Senior Notes due 2005

                                       of

                         Westinghouse Air Brake Company

                  The Exchange Offer will expire at 5:00 p.m.,
             New York City time, on        , 1999, unless extended


LOGO

  WESTINGHOUSE AIR BRAKE COMPANY OFFERS TO EXCHANGE ITS 9 3/8% SENIOR NOTES DUE 2005, SERIES B2, FOR ANY AND ALL OF ITS OUTSTANDING 9 3/8% SENIOR SUBORDINATED
NOTES DUE 2005, SERIES B. THE EXCHANGE OFFER WILL EXPIRE AT [     ], 1999,
UNLESS EXTENDED.

  Westinghouse Air Brake Company, a Delaware corporation ("WABCO" or the "Company"), hereby offers to exchange (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), $1,000 principal amount of its 9 3/8% Senior Notes Due 2005, Series B2 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 3/8% Senior Notes due 2005, Series B (the "Old Notes"), of which $75,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same in all material respects as the form and term of the Old Notes, except that (i) the Exchange Notes will bear a Series B2 designation, (ii) the Exchange Notes will be registered under the Securities Act and, therefore, will not contain terms with respect to transfer restrictions. The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as January 12, 1999 (the "Indenture") by and among the Company and the Bank of New York, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m. New York City time on [      ], 1999,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  The Company sold the Old Notes on January 12, 1999 to Chase Securities Inc. (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchaser subsequently placed the Old Notes with qualified institutional buyers, as defined in Rule 144A under the Securities Act ("QIBs"), pursuant to Rule 144A, and in offshore transactions to persons other than "U.S. persons," as defined in Regulation S under the Securities Act ("Non-U.S. Persons"), in reliance on Regulation S. Accordingly, the Old Notes may not be re-offered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements under the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Exchange and Registration Rights Agreement entered into by the Company and the Initial Purchaser in connection with the Initial Offering (the "Exchange and Registration Rights Agreement"). See "The Exchange Offer." (Continued on following page).


  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.
                                  ----------

                  The date of this Prospectus is        , 1997

   Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1999, at the rate of 9 3/8% per annum. The Company may not redeem the Notes prior to June 15, 2000. At any time on or after June 15, 2000, it may redeem all or part of the Notes at 104.688% of par, plus accrued and unpaid interest, if any, to the date of repurchase. The premium declines ratably to zero on or after June 15, 2002. If the Company optionally redeems the Notes or its previously existing 9 3/8% Senior Notes due 2005 issued in 1995 (the "Existing Notes"), the Company must also redeem the Existing Notes or Notes on a pro rata basis. See "Description of the Notes--Optional Redemption."

   Upon the occurrence of a "Change of Control," the Company will be required to make an offer to repurchase each holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Change of Control."

   The Notes will be equal in right of payment with all of the Company's existing and future unsubordinated debt; and senior in right of payment to all of its existing and future subordinated debt. The Notes will effectively rank below all liabilities of the Company's subsidiaries as reflected on its December 31, 1998 balance sheet, excluding guarantees and intercompany obligations, of $86.0 million. The Notes will not be guaranteed by the Company's subsidiaries. The Company's senior secured credit facility, however, is unconditionally guaranteed by all of its subsidiaries, which guarantee is limited to $250 million in the aggregate so long as the Existing Notes remain outstanding. The Notes will also not be secured by any collateral. The Company's senior secured credit facility, however, is secured by substantially all of its assets (including all of the stock of its domestic subsidiaries and sixty-five percent (65%) of the stock of most of its foreign subsidiaries) and substantially all of the assets of all of its subsidiaries. The Company estimates that as of December 31, 1998, on a pro forma basis giving effect to the offering of the Notes, the application of the net proceeds therefrom that its total indebtedness would have been $468.1 million, all of which would have been unsubordinated indebtedness. Approximately $269.4 million of such indebtedness would have been secured indebtedness. See "Description of the Notes--Ranking," "Description of Certain Indebtedness" and "Capitalization."

   The Indenture relating to the Notes will contain certain restrictive covenants, including, but not limited to, covenants with respect to the following matters: limitation on indebtedness; limitation on payment of dividends and redemption of stock; limitation on transactions with affiliates; limitation on liens; limitation on sale of assets; limitation on investments in and distributions from certain subsidiaries; limitation on the use of proceeds from sales of assets and subsidiary stock; limitation on sale/leaseback transactions; and restrictions on consolidations, mergers and the sale of assets. These covenants are subject to a number of important exceptions. See "Description of the Notes--Certain Covenants."

   Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer-Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Exchange and Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

   The Company will not receive any proceeds from the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses it incurs incident to the Exchange Offer. See "The Exchange Offer."

   There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market-- Restrictions on Resales." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

   THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

   NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

   UNTIL [     ], 1999 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

   THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED) WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") (WITH LINKS TO EUROCLEAR AND CEDEL) AND REGISTERED IN ITS NAME OR IN THE NAME OF ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

   PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR

SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

Disclosure Regarding Forward-Looking Statements

   We believe that all statements other than statements of historical facts included in this report, including certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct.

   These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

  --Interest rates;

  --Demand for services in the freight and passenger rail industry;

  --Consolidations in the rail industry;

  --Demand for our products and services;

  --Gains and losses in market share;

  --Demand for freight cars, locomotives, passenger transit cars and buses;

  --Industry demand for faster and more efficient braking equipment;

  --Continued outsourcing by our customers;

  --Governmental funding for some of our customers;

  --Future regulation/deregulation of our customers and/or the rail industry;

  --General economic conditions in the markets which we compete, including
   North America, South America, Europe and Australia;

  --Successful introduction of new products;

  --Successful integration of newly acquired companies;

  --Year 2000 concerns;

  --Labor relations;

  --Completion of additional acquisitions; and

  --Other factors.

   The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Available Information

   The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. In addition, the Company files periodic reporting and other information requirements of the Exchange Act. The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

   In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith.

Incorporation Of Certain Documents By Reference

   The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

     2. The Company's definitive Proxy Statement, dated March 31, 1999, which was mailed to its stockholders in connection with the Annual Meeting of Stockholders to be held on May 19, 1999; and

     3. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, that indicate on the cover page thereof that they are to be incorporated by reference, after the date of this Prospectus and prior to the Expiration Date, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

   These documents are available without charge upon request from Westinghouse Air Brake Company, 1001 Air Brake Avenue, Wilmerding, Pennsylvania 15148,
Attention: Alvaro Garcia-Tunon, Vice President--Treasurer, telephone (412) 825-1000. In order to ensure timely delivery of the documents, any request should
be made by [     ], 1999 (five business days prior to the Expiration Date)

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, and the related notes thereto, included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" includes the Company and all of its subsidiaries and its and their respective predecessors and subsidiaries. Unless otherwise indicated, all financial statements used in this Prospectus have been prepared in accordance with United States generally accepted accounting principles and all dollar references are to U.S. dollars. All references to "fiscal 1998" refer to the year ended December 3l, 1998 and prior years are referred to in a corresponding manner unless otherwise indicated. Industry data contained herein is derived from publicly available industry trade journals, reports and other publicly available sources, which the Company has not independently verified, or from estimates the Company believes to be reasonable but which have not been independently verified. See "Use Of Proceeds," "Recent Acquisitions" and "Selected Historical Financial Data."

The Company

   Westinghouse Air Brake Company is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company believes that it maintains a market share in North America in excess of fifty percent (50%) for its primary braking related equipment and a significant market share in North America for its other principal products. The Company also sells its products in Europe, Australia, South America and Asia. Its products are intended to enhance safety, improve productivity and reduce maintenance costs for its customers. The Company's major product offerings include electronic controls and monitors, air brakes, couplers, door controls, draft gears and brake shoes. It aggressively pursues technological advances with respect to both new product development and product enhancements. The Company believes that its new and enhanced products developed since 1992 generated approximately twenty-five percent (25%) of its net sales in fiscal 1998. Acquisitions have also added significantly to WABCO's net sales and EBITDA growth. The Company had net sales and EBITDA (as defined) of $670.9 million and $129.0 million, respectively, for the twelve months ended December 31, 1998.

   WABCO also provides value-added service centers to the railroad and passenger transit aftermarkets, operating 15 repair and upgrade sites in North America, Australia and the United Kingdom. Through its service centers, it capitalizes on the increased outsourcing of repair and upgrade business by railroads and transit authorities.

Products

   The Company has a significant breadth of products and services within each of its product groups. Its new product development programs also provide it with an array of product upgrades that strengthen its original equipment manufacturer ("OEM") and aftermarket sales. WABCO believes that it has a competitive advantage in its markets based on its breadth of products, product quality, competitive pricing and ability to support its products in the aftermarket through service and upgrade centers. The Company's products and services (listed by group) include:

 .  Railroad Group (58% of the Company's revenues for the year ended December
   31, 1998)

  > Freight Car--WABCO manufactures, sells and services air brake equipment, brake valves, draft gears, hand brakes and slack adjusters for freight cars.

  > Locomotive--WABCO manufactures, sells and services air brake equipment, compressors, air dryers, slack adjusters and brake cylinders for locomotives.

  > Electronics--WABCO manufactures, sells and services high-quality electronics for the railroads in the form of monitoring products and control equipment and braking products for locomotives and freight cars. It is an industry leader in insulating or "hardening" electronic components to protect them from severe conditions, including extreme temperatures and high shock/vibration environments. Its acquisition of Rockwell Railroad Electronics ("RRE") on October 5, 1998 significantly strengthened its capabilities by expanding its freight electronic air brake capability and broadening its electronics product line to include display and positioning systems, data communications and monitoring products for locomotives.

 .  Transit Group (32% of the Company's revenues for the year ended December 31,
   1998)

  > Passenger Transit--The Company manufactures, sells and services electronic brake equipment, pneumatic control equipment, air compressors, tread brakes and disc brakes, couplers, collection equipment, overhead electrification, monitoring systems, wheels, climate control and door equipment and other components for passenger transit vehicles. It believes that its ability to manufacture a wide range of integrated products gives it a competitive advantage in the passenger transit market. In 1997, the Company received contracts valued at $150 million to provide equipment for 1,080 new passenger transit cars for the Metropolitan Transportation Authority/New York City Transit (the "MTA"). It expects deliveries to commence in the second half of 1999.

 .  Molded Products Group (10% of the Company's revenues for the year ended
   December 31, 1998)

  > Friction and Other Products and Services--WABCO manufactures and sells brake shoes, disc brake pads and other rubber products.

   Historically, approximately half of the Company's net sales have been derived from products sold directly to OEMs of locomotives, railway freight cars and passenger transit vehicles with the balance of its net sales generated from the sale of replacement parts, repair services and upgrade work purchased by operators of rail vehicles such as railroads, transit authorities, utilities and leasing companies (collectively, "end-users" or the "aftermarket"). The Company believes that its substantial installed base of OEM products is a significant competitive advantage in providing products and services in the aftermarket. It also believes that end-users tend to purchase the Company's replacement parts due to the high quality of its products and services. The Company expects its replacement, repair and upgrade sales to increase as a result of the increased utilization and the aging of rail transport equipment and the technological improvements of its products. The Company believes that it is less adversely affected by fluctuations in domestic demand for new railroad vehicles than its competitors because of its substantial aftermarket sales.

Industry Overview

   Rail traffic, in terms of both freight and passengers, is a key factor underlying the demand for the Company's products. Government investment in public rail transportation also plays a significant role. Additionally, railroads continuously seek to increase the efficiency and productivity of their rail operations in order to improve profitability. The Company designs an array of products to meet this goal and believes that through its products and service offerings, it is well positioned to contribute to and benefit from the railroad industry's drive to improve efficiency and productivity. For example, WABCO's end of train device, automated single car tester and electro-pneumatic brake all provide significant cost saving opportunities for its customers.

   Demand for North American locomotive and freight car products remains strong due to:

  . continued growth in revenue ton-miles in the United States (defined as weight times distance traveled by Class 1 railroads), of 1,376 billion in 1998 as compared to 1,067 billion in 1992;

  .  continued strong delivery of new freight cars:

    > aging freight car fleet, with an average age of 17.8 years in 1998 with approximately 50% over 17 years old; and

  . the desire of railroads to gain efficiency improvements from larger, more efficient aluminum cars;

  . aging locomotive fleet, with more than 52% of the fleet over 17 years old; and

  . newer AC locomotives, which are more powerful and efficient than DC locomotives.

   Demand for passenger transit original equipment manufacturer ("OEM") and aftermarket products is driven by:

  . replacement building and/or expansion programs by transit authorities; these programs are funded in part by federal and state governments, including the recently reauthorized Intermodal Surface Transportation and Efficiency Act (providing up to $42 billion to be made available, subject to appropriations, for transit-related infrastructure between 1998 and 2003); and

  .  aging United States passenger transit car fleet, with an average age of
     21.6 years in 1997 as compared to 19.3 years in 1995.

   WABCO believes that order backlogs at locomotive, freight car and passenger transit car manufacturers are currently near record levels. Its backlog as of December 31, 1998 is also at record levels, with an aggregate sales price of approximately $460.9 million, compared to $376.3 million as of December 31, 1997. Consistent with the Company's past experience, most of its backlog is in passenger transit products. See "Business."

Strategy

   WABCO is committed to enhancing its position as a producer of value-added equipment for the rail industry and will continue to seek ways to increase its content per rail vehicle. Building on its leading market share, strong aftermarket presence and technological leadership, it is pursuing a strategy involving five key elements:

 Expand Technology-Driven New Product Development and Product Lines

 . WABCO plans to continue to emphasize research and development to create new and improved products to increase its market share and profitability.

 . WABCO is focusing on technological advances, especially in the areas of electronics, braking products and other on-board systems as a means of new product growth.

 Increase Repair and Upgrade Services

 . By continuing to leverage the Company's broad product offering and its large installed product base, it intends to expand its presence in the repair and upgrade services market.

 . WABCO believes that its services are more cost effective than, and it offers product upgrades not available in, most independent repair shops.

 . To capitalize on the growing aftermarket, the Company is developing and marketing retrofit and upgrade products, which serve as a platform for offering additional installation, replacement parts and repair services to customers.

 Grow International Presence

 . The Company believes that international sales represent a significant opportunity for further growth.

 .  The Company's net sales outside of the United States and Canada comprised approximately 17% of its net sales for the year ended December 31, 1998, compared to 4% in 1994. WABCO intends to increase its existing international sales by:

  >  acquisitions,

  >  direct sales of products through our subsidiaries and licensees; and

  > forming joint ventures with railway suppliers having a strong presence in their local markets.

 Pursue Strategic Acquisitions

 . WABCO intends to pursue strategic acquisitions that expand its product lines, increase its aftermarket business, increase international sales and increase its technical capabilities.

 . An integral component of the Company's acquisition strategy is to realize revenue growth and cost savings through the integration of the acquired business.

 Further Improve Manufacturing Efficiency and Quality

   The Company intends to retain what it considers to be a leading position as a low cost producer in the industry while maintaining world-class product quality, technology and customer responsiveness. It is dedicated to utilizing the WABCO Performance System, which includes continuous improvement across all phases of its business through:

  . its proven Kaizen employee-directed initiatives (a Japanese-developed team concept used to continuously improve quality, lead time and productivity; and

  . its total Quality Improvement Program (an ongoing program to continuously improve the manufacturing process by encouraging feedback from work "teams," continuing worker training, statistical engineering, monitoring systems and evaluation of the process); and

  . a continuing emphasis on "lean manufacturing" principles and roadmap to drive customer satisfaction and enterprise value to world class levels.

   These efforts enable WABCO to streamline processes, improve product quality and customer satisfaction, reduce product cycle times and respond more rapidly to market developments. It believes that its management and employees are appropriately incentivized to carry out its strategy. Management owns approximately 31% of our Common Stock and our employees own Common Stock through an Employee Stock Ownership Plan ("ESOP").

Recent Acquisitions

   On October 5, 1998, the Company purchased RRE from Rockwell Collins, Inc., a wholly-owned subsidiary of Rockwell International Corporation, for approximately $80 million (subject to adjustment based on the closing date balance sheet), which was financed entirely through borrowings (the "Rockwell Acquisition"). RRE is a leading manufacturer and supplier of mobile electronics (display and positioning equipment), data communications, and electronic braking equipment for the railroad industry. The Company believes that through the expansion of its electronic technological capability, which has been significantly enhanced by the Rockwell Acquisition, it is uniquely positioned to provide the next generation of train communications and control equipment.

   WABCO also acquired in October 1998 the air brake repair business of Comet Industries, Inc. for approximately $13.2 million (the "Comet Acquisition" and together with the Rockwell Acquisition, the "Acquisitions"). The purchase price consisted of $1.0 million in cash, unsecured promissory notes in the aggregate amount of $6.2 million delivered by the Company and a promissory note in the amount of $6.0 million delivered by one of its subsidiaries which is secured by the acquired assets.

   In 1998, the Company has acquired five (5) companies and/or product lines, including RRE and Comet, for an aggregate purchase price of $112.9 million. Each of the acquisitions has been accounted for using the purchase method of accounting.

                               The Exchange Offer

 Securities Offered...............  $75,000,000 aggregate principal amount of
                                    9 3/8% Senior Subordinated Notes due 2005,
                                    Series B2, of the Company (the "Exchange
                                    Notes").

 The Exchange Offer...............  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal
                                    amount of Old Notes. As of the date hereof,
                                    $75,000,000 aggregate principal amount of
                                    Old Notes are outstanding. The Company will
                                    issue the Exchange Notes to holders on or
                                    promptly after the Expiration Date.

                                    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                    Any Participating Broker-Dealer that
                                    acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-
                                    Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of
                                    Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
                                    This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                    Any holder who tenders in the Exchange
                                    Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
                                    Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities
                                    Act for which the Company does not
                                    indemnify the holder.

 Expiration Date..................  5:00 p.m., New York City time, on [     ],
                                    1999, unless the Exchange Offer is
                                    extended, in which case the term
                                    "Expiration Date" means the latest date and
                                    time to which the Exchange Offer is
                                    extended.

 Accrued Interest on the Exchange   Each Exchange Note will bear interest from
  Notes and the Old Notes.........  its issuance date. Holders of Old Notes that are accepted for exchange will
                                    receive, in cash, accrued interest thereon
                                    to, but not including, the issuance date of
                                    the Exchange Notes. Such interest will be
                                    paid with the first interest payment on the
                                    Exchange Notes. Interest on the Old Notes
                                    accepted for exchange will cease to accrue
                                    upon issuance of the Exchange Notes.

 Conditions to the Exchange.......  The Exchange Offer is subject to certain customary conditions, which may be waived
                                    by the Company. See "Terms of the Exchange
                                    Offer--Conditions."

 Procedures for Tendering.........  Each holder of Old Notes wishing to accept the Old Notes Exchange Offer must complete,
                                    sign and date the accompanying Letter of
                                    Transmittal, or a facsimile thereof, in
                                    accordance with the instructions contained
                                    herein and in the Letter of Transmittal,
                                    and mail or otherwise deliver such Letter
                                    of Transmittal or such facsimile, together
                                    with the Old Notes and any other required
                                    documentation to the Exchange Agent at the
                                    address set forth herein. By executing the
                                    Letter of Transmittal, each holder will
                                    represent to the Company that, among other
                                    things, the Exchange Notes acquired
                                    pursuant to the Exchange Offer are being
                                    obtained in the ordinary course of business
                                    of the person receiving such
                                    Exchange Notes, whether or not such person
                                    is the holder, that neither the holder nor
                                    any such other person has any arrangement
                                    or understanding with any person to
                                    participate in the distribution of such
                                    Exchange Notes and that neither the holder
                                    nor any such other person is an
                                    "affiliate," as defined under Rule 405 of
                                    the Securities Act, of the Company. See
                                    "The Exchange Offer--Purpose and Effect of
                                    the Exchange Offer" and "Terms of the
                                    Exchange Offer--Procedures for Tendering
                                    Old Notes. Following the consummation of
                                    the Exchange Offer, holders of Old Notes
                                    eligible

                                    to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

 Exchange Date....................  The date of acceptance for exchange of the
                                    Old Notes will be as soon as practicable
                                    after the Expiration Date.

 Certain Federal Income Tax         The exchange of notes pursuant to the
  Consequences....................  Exchange Offer should not be a taxable event for federal income tax purposes. See
                                    "Certain Federal Income Tax Consequences."

 Guaranteed Delivery Procedures...  If Holders wish to tender Old Notes and time will not permit their required
                                    documents to reach the Exchange Agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, the Holder thereof may tender the Old
                                    Notes according to the guaranteed delivery procedures set forth in "Terms of the Exchange Offer--Procedures for Tendering
                                    Old Notes."

 Consequences of Failure to         The Old Notes that are not exchanged
  Exchange........................  pursuant to the Exchange Offer will remain restricted securities. Accordingly, such
                                    Old Notes may be resold only (i) to the
                                    Company, (ii) pursuant to Rule 144A or Rule
                                    144 under the Securities Act or pursuant to
                                    some other exemption under the Securities
                                    Act, (iii) outside the United States to a
                                    foreign person pursuant to the requirements
                                    of Rule 904 under the Securities Act, or
                                    (iv) pursuant to an effective registration
                                    statement under the Securities Act. See
                                    "Terms of the Exchange Offer--Consequences
                                    of Failure to Exchange."

 Shelf Registration Statement.....  If any holder of the Old Notes (other than any such holder that is an "affiliate" of
                                    the Company within the meaning of Rule 405
                                    under the Securities Act) is not eligible
                                    under applicable securities laws to
                                    participate in the Exchange Offer, and such
                                    holder has satisfied certain conditions
                                    relating to the provision of information to
                                    the Company for use therein, the Company
                                    has agreed to register the Old Notes on a
                                    shelf registration statement (the "Shelf
                                    Registration Statement") and to use its
                                    best efforts to cause it to be declared
                                    effective by the Commission as promptly as
                                    practical on or after the consummation of
                                    the Exchange Offer. The Company has agreed
                                    to maintain the effectiveness of the Shelf
                                    Registration Statement for, under certain
                                    circumstances, a maximum of two years, to
                                    cover resales of the Old Notes held by any
                                    such holders.

 Special Procedures for Beneficial  Any beneficial owner whose Old Notes are
  Owners..........................  registered in the name of a broker, dealer, commercial bank, trust company or other
                                    nominee and who wishes to tender should
                                    contact such registered holder promptly and
                                    instruct such registered holder to tender
                                    on such beneficial owner's behalf. If such
                                    beneficial owner wishes to tender on such
                                    owner's own behalf, such owner must, prior
                                    to completing and executing the Letter of
                                    Transmittal and delivering its Old Notes,
                                    either make appropriate arrangements to
                                    register ownership of the Old Notes in such
                                    owner's name or obtain a properly completed
                                    bond power from the registered holder. The
                                    transfer of registered ownership may take
                                    considerable time.

 Withdrawal Rights................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
                                    Expiration Date.

 Acceptance of Old Notes and        The Company will accept for exchange any
  Delivery of Exchange Notes......  and all Old Notes which are properly tendered in the Exchange Offer prior to
                                    5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued
                                    pursuant to the Exchange Offer will be
                                    delivered promptly following the Expiration
                                    Date. See "The Exchange Offer--Terms of the
                                    Exchange Offer."

 Use of Proceeds..................  There will be no cash proceeds to the
                                    Company from the exchange pursuant to the
                                    Exchange Offer.

 Exchange Agent...................  The Bank of New York.

The Exchange Notes

 General..........................  The form and terms of the Exchange Notes are the same in all material respects as
                                    the form and terms of the Old Notes (which
                                    they replace) except that (i) the Exchange
                                    Notes bear a Series B2 designation, (ii)
                                    the Exchange Notes have been registered
                                    under the Securities Act and, therefore,
                                    will not bear legends restricting the
                                    transfer thereof, and (iii) the holders of
                                    Exchange Notes will not be entitled to
                                    certain rights under the Exchange and
                                    Registration Rights Agreement, including
                                    the provisions providing for an increase in
                                    the interest rate on the Old Notes in
                                    certain circumstances relating to the
                                    timing of the Exchange Offer, which rights
                                    will terminate when the Exchange Offer is
                                    consummated. See "The Exchange Offer--
                                    Purpose and Effect of the Exchange Offer."
                                    The Exchange Notes will evidence the same
                                    debt as the Old Notes and will be entitled
                                    to the benefits of the Indenture. See
                                    "Description of the Exchange Notes." The
                                    Old Notes and the Exchange Notes are
                                    referred to herein collectively as the
                                    "Notes."

 Issuer...........................  Westinghouse Air Brake Company.

 Securities Offered...............  $75,000,000 aggregate principal amount of
                                    9 3/8% Senior Notes due 2005, Series B2.

 Maturity.........................  June 15, 2005.

 Interest Payment Dates...........  June 15 and December 15 of each year, commencing June 15, 1999.

 Sinking Fund.....................  None.

 Optional Redemption..............  The Company may not redeem the Notes prior to June 15, 2000. At any time on or after
                                    June 15, 2000, it may redeem all or part of
                                    the Notes at 104.688% of par, plus accrued
                                    and unpaid interest, if any, to the date of
                                    repurchase. The premium declines ratably to
                                    zero on or after June 15, 2002. If WABCO
                                    optionally redeems the Notes or its
                                    previously existing 9 3/8% Senior Notes due
                                    2005 issued in 1995 (the "Existing Notes"),
                                    it will also redeem Existing Notes or Notes
                                    on a pro rata basis. See "Description of the
                                    Notes--Optional Redemption."

 Change of Control................  Upon the occurrence of a "Change of
                                    Control," the Company will be required to
                                    make an offer to repurchase each holder's
                                    Notes at a price equal to 101% of the
                                    principal amount thereof, plus accrued and
                                    unpaid interest, if any, to the date of
                                    repurchase. See "Description of the Notes--
                                    Change of Control."

 Ranking..........................  The Notes will be:

                                    X  equal in right of payment with all of
                                       the Company's existing and future
                                       unsubordinated debt; and

                                    X senior in right of payment to all of the Company's existing and future subordinated debt.

                                    The Notes will effectively rank below all liabilities of the Company's subsidiaries as reflected on its December 31, 1998 balance sheet, excluding guarantees and intercompany obligations, of $86.0 million.

                                    The Notes will not be:

                                    X  guaranteed by the Company's
                                       subsidiaries; however, its senior
                                       secured credit facility is
                                       unconditionally guaranteed by all of its subsidiaries, which guarantee is limited to $250 million in the aggregate so long as the Existing Notes remain outstanding; and

                                    X  secured by any collateral; however, its
                                       senior secured credit facility is
                                       secured by substantially all of its
                                       assets (including all of the stock of
                                       its domestic subsidiaries and sixty-five percent (65%) of the stock of most of its foreign subsidiaries) and substantially all of the assets of all of its subsidiaries.

                                    The Company estimates that as of December
                                    31, 1998, on a pro forma basis giving
                                    effect to the offering of the Notes and the application of the net proceeds therefrom, that its total indebtedness would have been $468.1 million, all of which would have been unsubordinated indebtedness.
                                    Approximately $269.4 million of such
                                    indebtedness would have been secured
                                    indebtedness. See "Description of the
                                    Notes--Ranking," "Description of Certain
                                    Indebtedness" and "Capitalization."

 Restrictive Covenants............  The Indenture relating to the Notes will contain certain covenants, including, but
                                    not limited to, covenants with respect to
                                    the following matters:

                                    X  limitation on indebtedness;

                                    X  limitation on payment of dividends and
                                       redemption of stock;

                                    X  limitation on transactions with
                                       affiliates;

                                    X  limitation on liens;

                                    X  limitation on sale of assets;

                                    X  limitation on investments in and
                                       distributions from certain subsidiaries;


                                    X  limitation on the use of proceeds from
                                       sales of assets and subsidiary stock;

                                    X  limitation on sale/leaseback
                                       transactions; and

                                    X  restrictions on consolidations, mergers
                                       and the sale of assets.

                                    These covenants are subject to a number of important exceptions. See "Description of the Notes--Certain Covenants."

 Use of Proceeds..................  The Company will receive no proceeds from the issuance of the Exchange Notes upon
                                    consummation of the Exchange Offer. The
                                    Company used the net proceeds from the
                                    Initial Offering (approximately $74.7
                                    million) to repay approximately $30 million
                                    of borrowings outstanding under its
                                    existing unsecured credit facility (the
                                    proceeds of which were used to consummate
                                    the Rockwell Acquisition) and the remainder
                                    to reduce revolving credit borrowings
                                    outstanding under its senior secured credit
                                    facility. See "Use of Proceeds."

                                  Risk Factors

   See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for Exchange Notes. These risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

               Summary Historical Financial Data For The Company
                             (Dollars in Thousands)

   The selected financial data for each of the fiscal years in the five-year period ended December 31, 1998 has been derived from WABCO's audited financial statements. Such information is contained in and should be read in conjunction with the financial statements and accompanying notes included or incorporated by reference in its Annual Reports on Form 10-K for such years.

                                         Year Ended December 31
                              -------------------------------------------------
                                1998      1997      1996      1995       1994
                              --------  --------  --------  ---------  --------
                                 In thousands, except per share amounts
Income Statement Data
Net sales.................... $670,909  $564,441  $453,512  $ 424,959  $347,469
Cost of sales................  451,730   378,323   300,163    278,901   229,544
                              --------  --------  --------  ---------  --------
  Gross profit...............  219,179   186,118   153,349    146,058   117,925
Operating expenses...........  114,513    96,143    73,631     56,756    44,287
                              --------  --------  --------  ---------  --------
  Income from operations.....  104,666    89,975    79,718     89,302    73,638
Interest expense and other,
 net.........................   32,136    29,385    26,070     30,793    11,184
                              --------  --------  --------  ---------  --------
  Income before taxes and
   extraordinary item........   72,530    60,590    53,648     58,509    62,454
Income taxes.................   27,561    23,327    20,923     23,402    25,613
                              --------  --------  --------  ---------  --------
  Income before extraordinary
   item......................   44,969    37,263    32,725     35,107    36,841
(Loss) on early
 extinguishment of debt......   (3,315)       --        --     (1,382)       --
                              --------  --------  --------  ---------  --------
  Net income................. $ 41,654  $ 37,263  $ 32,725  $  33,725  $ 36,841
                              ========  ========  ========  =========  ========
Diluted Earnings per Common
 Share
Income before extraordinary
 item........................ $   1.75  $   1.42  $   1.15  $    1.32  $    .92
Loss on early extinguishment
 of debt.....................     (.13)       --        --       (.05)       --
                              --------  --------  --------  ---------  --------
  Net income................. $   1.62  $   1.42  $   1.15  $    1.27  $    .92
                              ========  ========  ========  =========  ========
Cash dividends per share..... $    .04  $    .04  $    .04  $     .01       --
Weighted average diluted
 shares outstanding..........   25,708    26,173    28,473     26,639    40,000
                              --------  --------  --------  ---------  --------
Other Financial Data
EBITDA(a)....................  133,427   118,172   104,919    110,738    89,409
Depreciation and
 Amortization................   25,208    24,624    22,249     18,634    16,057
Capital Expenditures.........   28,957    29,196    12,855     16,205    12,853
Interest Expense(b)..........   31,217    29,729    26,152     30,998    10,898
Ratios of Earnings to Fixed
 Charges(c)..................      3.1       2.8       2.9        2.7       6.4
                                            As of December 31
                              -------------------------------------------------
                                1998      1997      1996      1995       1994
                              --------  --------  --------  ---------  --------
Balance Sheet Data
Working capital.............. $ 95,411  $ 48,719  $ 48,176  $  36,674  $ 46,640
Property, plant and
 equipment, net..............  124,981   108,367    95,844     72,758    67,346
Total assets.................  596,184   410,879   363,236    263,407   187,728
Total debt...................  467,817   364,934   341,690    305,935    78,060
Shareholders' equity
 (deficit)...................  (33,853)  (79,263)  (76,195)  (108,698)   46,797

--------
(a) "EBITDA" is defined as net income plus income taxes, interest expense, depreciation and amortization, non-cash provision for employee stock ownership plan contribution and extraordinary losses due to write off of previously capitalized debt issuance costs. EBITDA is used here because the Company believes it is an indicator of the Company's ability to service existing and future indebtedness. EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. The Company's computation of EBITDA may not be comparable to similarly titled measures of other companies.
(b) Pro forma after giving effect to the Offering, the interest expense for the year ended December 31, 1998 would have been $37.2 million.
(c) The ratio of earnings to fixed charges has been calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt expense and 33% of rental payments under operating leases (an amount estimated by management of the interest components of such rentals).

                                  RISK FACTORS

   In addition to the other information contained in this Prospectus, the following factors should be considered carefully before tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

High Leverage; Deficit in Stockholders' Equity; Restrictive Covenants

   The Company has substantial debt. As of December 31, 1998, the total indebtedness of the Company was approximately $467.8 million ($468.1 million, after giving effect to the offering of the Notes and the application of the proceeds therefrom). See "Capitalization."

   As of December 31, 1998, the Company had a $33.9 million deficit in stockholders' equity. On a pro forma basis, after giving effect to the offering of the Notes and the application of the proceeds therefrom, total indebtedness of the Company would have been $468.1 million, of which approximately $263.4 million would have been outstanding under the Credit Agreement, $75.0 million would have been outstanding under the Notes and $100.0 million would have been outstanding under the Existing Notes. As of December 31, 1998, after giving effect to the offering of the Notes and the application of the proceeds therefrom, the Company would have had the ability to incur up to approximately $47.0 million of additional indebtedness under the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

   The debt of the Company requires the dedication of a substantial portion of the Company's future cash flow to the payment of principal and interest on indebtedness, thereby reducing funds available for capital expenditures and future business opportunities.

   Indebtedness under the Credit Agreement is (i) guaranteed by all of the Company's domestic subsidiaries; however, such guarantee is limited to $250 million in the aggregate so long as the Existing Notes are outstanding, and
(ii) secured by substantially all of the assets of the Company (including all of the stock of the Company's domestic subsidiaries and sixty-five percent (65%) of the stock of most of the Company's foreign subsidiaries) and substantially all of the assets of the Company's subsidiaries. The Credit Agreement contains covenants that, among other things, limit the payment of dividends and the incurrence of additional debt and restricts mergers, acquisitions and sales of assets (including stock of subsidiaries). In addition, a "change in control" constitutes an event of default. Change in control is defined to include (i) ownership of more than thirty-five percent (35%) of the Common Stock by any person other than certain designated powers or entities ("Designated Persons") (or a combination of Designated Persons) or
(ii) a combination of Designated Persons ceasing to own thirty-five percent (35%) of the Common Stock. The Company is also required to maintain specified financial ratios and meet certain other financial tests.

   The indenture under which the Existing Notes were issued in 1995 (the "Existing Notes Indenture") and the Indenture also contain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to incur indebtedness, pay dividends on and redeem capital stock, create restrictions on investments in unrestricted subsidiaries, make distributions from certain subsidiaries, use proceeds from the sale of assets and subsidiary stock, enter into transactions with affiliates, create liens and enter into sale/leaseback transactions. The Existing Notes Indenture and the Indenture also restrict, subject to certain exceptions, the Company's ability to consolidate and merge with or to transfer all or substantially all its assets to, another person. In addition, upon the occurrence of a Change of Control under the Existing Notes Indenture and the Indenture, each holder of Notes and Existing Notes will have the right to require the Company to repurchase all or a portion of such Notes or Existing Notes held by such holder, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of repurchase. There can be no assurance that the Company will have the financial ability to repurchase the Notes or the Existing Notes upon a Change of Control. In addition, the exercise of such rights could trigger cross-default provisions in the Credit Agreement and lead to the bankruptcy of the Company.

   Although the Company believes that it will be able to maintain compliance with its current financial tests there can be no assurance that it will be able to do so. The restrictions imposed by such covenants may adversely affect the Company's ability to make acquisitions or take advantage of favorable business opportunities. Failure to comply with the terms of such covenants could result in acceleration of the indebtedness represented by the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of the Notes" and "Description of Certain Indebtedness."

Notes Represent Unsecured Claims; Structural Subordination

   Although the Notes will and the Existing Notes do rank pari passu in right of payment with indebtedness outstanding under the Credit Agreement, such debt under the Credit Agreement is secured by substantially all of the assets of the Company and its domestic subsidiaries. The Notes and Existing Notes are unsecured and therefore do not have the benefit of such collateral. If an event of default occurs under the Credit Agreement, the banks party thereto will have preferential claims to those assets and may foreclose upon such collateral to the exclusion of the holders of the Notes and Existing Notes, notwithstanding the existence of an event of default with respect to the Notes and the Existing Notes. Accordingly, in such an event, the Company's assets (to the extent securing obligations under the Credit Agreement) would first be used to repay in full amounts outstanding under the Credit Agreement.

   The Notes will not be guaranteed by the Company's subsidiaries; however, the Credit Facility is unconditionally guaranteed by all of its domestic subsidiaries. The Notes along with the Existing Notes will be effectively subordinated to all of the liabilities of the Company's subsidiaries, including trade payables. At December 31, 1998, the total liabilities of the Company's subsidiaries (including trade payables) were approximately $86.0 million (exclusive of guarantees by such subsidiaries under the Credit Agreement and intercompany obligations).

Highly Competitive Industry

   The Company operates in a competitive marketplace and faces substantial competition from a limited number of established competitors in the United States and abroad, some of which may have greater financial resources than the Company. Price competition is strong and, coupled with the existence of a limited number of cost conscious purchasers, has historically limited the Company's ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. There can be no assurance that competition in one or more of the Company's markets will not adversely affect the Company and its results of operations.

International Operations

   The Company conducts international operations through a variety of wholly-owned subsidiaries, majority-owned subsidiaries and equity interests located in North America, the United Kingdom, Canada, France, Australia, India and Italy. The Company is also exploring the possibility of expansion into other international markets as well. Any international operations established by the Company will be subject to risks similar to those affecting its North American operations in addition to a number of other risks, including lack of complete operating control, lack of local business experience, foreign currency fluctuations, trade barriers, exchange controls, governmental expropriation, foreign taxation, difficulty in enforcing intellectual property rights, language and other cultural barriers and political and economic instability. In addition, various jurisdictions outside the United States have laws limiting the right and ability of non-United States subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies unless specified conditions exist.

   The Company's financial performance on a U.S. dollar denominated basis can be significantly affected by fluctuations in currency exchange rates. The Company from time to time enters into agreements to reduce its foreign currency exposure. These agreements have not been and are not expected to be material.

   The Company's ability to expand sales of its products internationally, in particular its locomotive and freight braking-system product lines, is limited by the necessity of obtaining regulatory approval in new jurisdictions, as well as by the additional expense of modifying products to comply with local railroad equipment requirements. This limitation is particularly notable in Western Europe.

Acquisition Strategy

   An important component of the Company's business strategy is to continue to grow by making additional acquisitions of complementary businesses. The Company historically has financed its acquisitions through a combination of secured and unsecured borrowings, augmented by internally generated cash flow. The Company's future growth and financial success will be dependent in part upon a number of factors relating to acquisitions including, among others, the Company's ability to identify acceptable acquisition candidates, secure advantageous financing and consummate the acquisition of such businesses on terms that are favorable to the Company, attain customer retention levels at acquired businesses that are advantageous to the Company, and promptly and profitably integrate the acquired operations into the Company. There can be no assurance that the Company will be successful with respect to such factors. There can also be no assurance that the Company will adequately anticipate all of the changing demands its growth will impose on its internal systems, procedures and structure. Any failure to adequately anticipate and respond to such changing demands could have a material adverse effect on the Company.

Railway Market Cyclicality

   The railway industry has historically been subject to significant fluctuations due to overall economic conditions and the level of use of alternate methods of transportation. In economic downturns, railroads may defer certain expenditures in order to conserve cash in the short term, and reductions in freight traffic may reduce demand for the Company's replacement products. There can be no assurance that economic conditions will remain favorable or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, the Company.

Passenger Transit Rail Cyclicality

   The passenger transit railroad industry is also cyclical. New passenger transit car orders vary from year to year and are influenced greatly by major replacement programs and by the construction or expansion of transit systems by transit authorities. A substantial portion of the Company's net sales has been, and the Company expects that a material portion of its future net sales may be, derived from contracts with metropolitan transit and commuter rail authorities and Amtrak. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond the Company's control, such projects may be delayed or cancelled, resulting in a potential loss of new business to the Company.

Acceptance of New Products

   The Company has dedicated significant resources to the development, manufacture and marketing of new products. Decisions to develop and market new transportation products are typically made without firm indications of customer acceptance. Moreover, by their nature, new products may require alteration of existing business methods or threaten to displace existing equipment in which customers may have a substantial capital investment. There can be no assurance that any new products developed by the Company will gain widespread acceptance in the marketplace or that such products will be able to compete successfully with other new products or services that may be introduced by competitors.

Environmental Compliance

   The Company is subject to a variety of federal, state and local environmental laws and regulations. Although the Company believes it is in material compliance with all of the various regulations applicable to its business, there can be no assurance that requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

Asbestos Litigation

   The Company acquired the North American operations of the railway products group of American Standard, Inc. in 1990. There are various pending claims by employees of third parties who allege they were exposed to asbestos while handling American Standard products manufactured prior to the acquisition (American Standard discontinued the use of asbestos in its products in 1980). American Standard has agreed to indemnify the Company with respect to such claims. Although the Company believes American Standard will indemnify it for all such claims, there can be no assurance that American Standard will not dispute its obligations or that no such claims will be made with respect to the Company's products. The indemnity expires in the year 2000 in connection with claims not initiated prior to the year 2000. The Company maintains insurance to cover any claims initiated after the indemnity expiration date and claims initiated prior to the year 2000 will continue to be covered by the indemnity.

Control by Current Stockholders

   As of December 31, 1998, ownership of the Company's Common Stock was held in the following approximate percentages: by management and the ESOP (58%), Vestar Equity Partners, L.P. ("Vestar") (7%), Charlesbank Capital Partners, LLC f/k/a Harvard Private Capital Holdings, Inc. ("Charlesbank") (7%), Shapiro Capital Management Company, Inc. (6%), First Manhattan Co. (5%), American Industrial Partners Capital ("AIP") (3%), and all others including public shareholders (14%). A Stockholders Agreement exists among certain members of management, Vestar, Charlesbank, AIP and the Company that provides for, among other things, the composition of the Board of Directors as long as certain minimum stock percentages are maintained.

   Certain of these principal stockholders acting together may have sufficient voting power to control the election of the Company's Board of Directors and to determine the outcome of corporate actions requiring stockholder approval. Such ownership of Common Stock may also have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In addition, under the stockholders agreement among the Company, Vestar, Charlesbank, AIP and the Voting Trust, the Company, Vestar, Charlesbank, AIP and the Voting Trust agreed to nomination procedures which will determine the composition of the Board of Directors. Vestar, Charlesbank, AIP, the Voting Trust and certain other stockholders have agreed to vote or cause to be voted all shares of Common Stock owned by them (or as to which they control the voting) in favor of persons nominated in accordance with such procedures. As a result, the Board may be composed of persons selected by Charlesbank, AIP, Vestar and Mr. Kassling.

Year 2000 Issue

   The Company believes that its present remediation and replacement programs will adequately address the Year 2000 issues with respect to its internal systems in all material respects. However, with respect to its internal systems, there can be no assurance that the remediation and replacement programs that are currently operating will not experience minor disruptions. In addition, there can be no assurance that the Company's vendors, suppliers and other service providers will successfully resolve their own Year 2000 issues in a manner which avoids significant impact to the Company. The Company has received written assurances from some of its suppliers and customers and other providers acknowledging the Year 2000 issues and stating their present intention to be compliant. The Company has not received assurances from all of its suppliers and other providers and there is no guarantee that one or more key suppliers and other providers will not fail to become compliant in time to avoid a disruption to the Company's business which would have a significant adverse impact on the Company. Certain failures of the Company or its suppliers, vendors and other service providers to completely overcome the Year 2000 issue could result in substantial and material impact on the Company's business, operations and financial results.

   The Company's forecasted costs and timing for completion of its Year 2000 programs are based on its best estimates, which in turn are based on numerous assumptions of future events, including the continued availability and cost of necessary personnel and other resources, third party modification plans, and other factors. However, the Company cannot be certain that these estimates will be achieved and actual results could differ materially from these estimates.

   The Company's products are generally sold with a limited warranty for defects. The Company has reviewed its products currently in use by its customers or being sold and does not believe that there will be material increases in warranty or liability claims arising out of Year 2000 non-compliance. However, a material increase in such claims could have a material adverse effect on the Company's business, operations or financial results.

Absence of Public Market; Restrictions on Resales

   The Notes are new securities for which there presently is no established market and none may develop. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice, at the sole discretion of the Initial Purchaser. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company expects that the Exchange Notes will be eligible for trading through The Portal Market upon issuance.

   The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer. See "Exchange and Registration Rights."

Failure To Follow Exchange Offer Procedures Could Adversely Affect Holders

   Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

   This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Exchange and Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same in all material respects as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company as of December 31, 1998 on a historical basis, and As Adjusted for the Offering. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto incorporated by reference in this Prospectus.

                                                      As of December 31, 1998
                                                     ---------------------------
                                                                 As Adjusted for
                                                     Historical   the Offering
                                                     ----------  ---------------
Debt (including current portion):
Revolving credit notes(a)........................... $ 105,555         60,855
Term loan...........................................   202,500        202,500
9 3/8% Senior Notes due June 2005...................   100,000        100,000
Notes offered hereby, due June 2005.................       --          75,000
Pulse acquisition note..............................    16,990         16,990
Unsecured credit facility...........................    30,000            --
Comet acquisition note payable......................     6,000          6,000
Comet acquisition unsecured notes...................     4,200          4,200
Other...............................................     2,572          2,572
                                                     ---------      ---------
  Total Debt........................................ $ 467,817      $ 468,117
                                                     =========      =========
Shareholders' Equity (Deficit):
Common stock........................................       474            474
Additional paid-in capital..........................   107,720        107,720
Less-Treasury Stock, at cost........................  (187,654)      (187,654)
Less-Unearned ESOP Shares at cost...................  (128,472)      (128,472)
Retained Earnings...................................   182,291        182,291
Unamortized restricted stock award..................      (162)          (162)
Cumulative translation adjustment...................    (8,050)        (8,050)
                                                     ---------      ---------
  Total Shareholders' Equity (Deficit)..............   (33,853)       (33,853)
                                                     =========      =========
  Total Capitalization..............................   433,964        434,264
                                                     =========      =========

--------
(a) After giving effect to the offering of the Notes and the application of the proceeds therefrom, the Company will have approximately $47.0 million of availability, after adjusting for the outstanding letters of credit, under its revolving credit facility.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (Dollars in thousands)

   The following table sets forth certain selected consolidated financial information of the Company and has been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. This financial information should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                         Year Ended December 31
                              -------------------------------------------------
                                1998      1997      1996      1995       1994
                              --------  --------  --------  ---------  --------
                                 In thousands, except per share amounts
Income Statement Data
Net sales.................... $670,909  $564,441  $453,512  $ 424,959  $347,469
Cost of sales................  451,730   378,323   300,163    278,901   229,544
                              --------  --------  --------  ---------  --------
  Gross profit...............  219,179   186,118   153,349    146,058   117,925
Operating expenses...........  114,513    96,143    73,631     56,756    44,287
                              --------  --------  --------  ---------  --------
  Income from operations.....  104,666    89,975    79,718     89,302    73,638
Interest expense and other,
 net.........................   32,136    29,385    26,070     30,793    11,184
                              --------  --------  --------  ---------  --------
  Income before taxes and
   extraordinary item........   72,530    60,590    53,648     58,509    62,454
Income taxes.................   27,561    23,327    20,923     23,402    25,613
                              --------  --------  --------  ---------  --------
  Income before extraordinary
   item......................   44,969    37,263    32,725     35,107    36,841
(Loss) on early
 extinguishment of debt......   (3,315)       --        --     (1,382)       --
                              --------  --------  --------  ---------  --------
  Net income................. $ 41,654  $ 37,263  $ 32,725  $  33,725  $ 36,841
                              ========  ========  ========  =========  ========
Diluted Earnings per Common
 Share
Income before extraordinary
 item........................ $   1.75  $   1.42  $   1.15  $    1.32  $    .92
Loss on early extinguishment
 of debt.....................     (.13)       --        --       (.05)       --
                              --------  --------  --------  ---------  --------
  Net income................. $   1.62  $   1.42  $   1.15  $    1.27  $    .92
                              ========  ========  ========  =========  ========
Cash dividends per share..... $    .04  $    .04  $    .04  $     .01       --
Weighted average diluted
 shares outstanding..........   25,708    26,173    28,473     26,639    40,000
                              --------  --------  --------  ---------  --------
Other Financial Data
EBITDA(a)....................  133,427   118,172   104,919    110,738    89,409
Depreciation and
 Amortization................   25,208    24,624    22,249     18,634    16,057
Capital Expenditures.........   28,957    29,196    12,855     16,205    12,853
Interest Expense(b)..........   31,217    29,729    26,152     30,998    10,898
Ratios of Earnings to Fixed
 Charges(c)..................      3.1       2.8       2.9        2.7       6.4
                                            As of December 31
                              -------------------------------------------------
                                1998      1997      1996      1995       1994
                              --------  --------  --------  ---------  --------
Balance Sheet Data
Working capital.............. $ 95,411  $ 48,719  $ 48,176  $  36,674  $ 46,640
Property, plant and
 equipment, net..............  124,981   108,367    95,844     72,758    67,346
Total assets.................  596,184   410,879   363,236    263,407   187,728
Total debt...................  467,817   364,934   341,690    305,935    78,060
Shareholders' equity
 (deficit)...................  (33,853)  (79,263)  (76,195)  (108,698)   46,797

--------
(a) "EBITDA" is defined as net income plus income taxes, interest expense, depreciation and amortization, non-cash provision for employee stock ownership plan contribution and extraordinary losses due to write off of previously capitalized debt issuance costs. EBITDA is used here because the Company believes it is an indicator of the Company's ability to service existing and future indebtedness. EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. The Company's computation of EBITDA may not be comparable to similarly titled measures of other companies.
(b) Pro forma after giving effect to the Offering, the interest expense for the year ended December 31, 1998 would have been $37.2 million.
(c) The ratio of earnings to fixed charges has been calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt expense and 33% of rental payments under operating leases (an amount estimated by management of the interest components of such rentals).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Westinghouse Air Brake Company was formed in 1990 through the acquisition of the Railway Products Group of American Standard Inc. The Company is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company's primary manufacturing operations are in the United States and Canada and revenues have historically been predominantly from North America. In recent years, the proportion of international sales has increased significantly, in line with the Company's strategy to expand its business outside North America.

   The Company's customer base consists of freight transportation companies, locomotive and freight car original equipment manufacturers, transit car builders and public transit systems.

   The Company's business is comprised of three principal business segments:
Railroad, Transit and Molded Products. See Note 17 to the "Notes to Consolidated Financial Statements".

   The Company's strategy for growth is focused on using technological advancements to develop new products, expanding the range of aftermarket products and services and penetrating international markets. In addition, management continually evaluates acquisition opportunities that meet the Company's criteria and complement the Company's operating strategies and product offerings.

   The Company has completed a number of strategic acquisitions since 1995. The following is a summary of these acquisitions:

  . In October 1998, the Company purchased RRE, the railroad electronics business, from Rockwell Collins, Inc. ("Rockwell") for a total purchase price of approximately $80.0 million.

  . In October 1998, the Company purchased the air brake repair business of Comet Industries, Inc. ("Comet") for a total purchase price of approximately $13.2 million.

  . In July 1998, the Company acquired the assets of Lokring Corporation ("Lokring") for a total purchase price of $5.1 million. The acquired products include a fitting that connects non-welded joints.

  . In April 1998, the Company completed the acquisition of the transit coupler product line of Hadady Corporation ("Hadady") for a total purchase price of $4.6 million, which included amounts for designs and drawings.

  . In April 1998, the Company acquired the railway repair business in the United Kingdom of RFS (E) Limited ("RFS (E)") for a total purchase price of approximately $10.0 million.

  . In October 1997, the Company purchased the rail products business and related assets of Sloan Valve Company ("Sloan") for $2.5 million. The acquired products included slack adjusters, angle cocks and retainer valves.

  . During July 1997, the Company acquired 100% of the stock of HP s.r.l. ("HP") for a total purchase price of $5.8 million, which included the assumption of $2.3 million in debt. HP is a leading supplier of door controls for transit rail cars and buses in the Italian market.

  . In May 1997, the Company purchased Stone Safety Services Corporation and Stone U.K. Limited (collectively, "Stone"). Stone is one of the world's leading suppliers of air conditioning equipment for the transit industry with an established product base in North America, Europe and the Far East. In connection with this acquisition, in June 1997, the Company acquired the heavy rail air conditioning business of Thermo King Corporation ("Thermo King"). The aggregate purchase price for these acquisitions was approximately $7.7 million.

  . In September 1996, the Company acquired the Vapor Group ("Vapor"), a passenger transit door manufacturer in the United States and Europe, for $63.9 million.

  . In January 1996, the Company acquired Futuris Industrial Products Pty. Ltd. ("Futuris") an Australian friction products manufacturer, for approximately $15.0 million.

  . In January 1995, the Company acquired Pulse Electronics ("Pulse"), a privately held manufacturer of end-of-train monitors and other electronic products for the railway industry for $54.9 million.

   Also in March 1997, an agreement was reached with one of the Company's major shareholders, Scandinavian Incentive Holding B.V. ("SIH"), whereby the Company repurchased 4 million shares of its common stock held by SIH for $44 million, or $11 per share. In conjunction with this transaction, SIH also sold its remaining 6 million shares of the Company's Common Stock to Vestar Equity, Charlesbank, AIP and certain members of senior management. The transactions are collectively referred to as the "SIH Sale."

                          FISCAL YEAR 1998 COMPARED TO
                                FISCAL YEAR 1997

 Summary Results of Operations

                                                         Year Ended
                                                         December 31
                                                         ------------  Percent
                                                         1998   1997   Change
                                                         -----  -----  -------
                                                         Dollars in
                                                          millions,
                                                         except per
                                                            share
Income before extraordinary item........................ $45.0  $37.3   20.6
Extraordinary item, net of tax..........................   3.3    --      nm
Net income..............................................  41.7  $37.3   11.8
Diluted earnings per share, before extraordinary item...  1.75   1.42   20.7
Diluted earnings per share..............................  1.62   1.42   14.1
Net sales............................................... 670.9  564.4   18.9
Income from operations.................................. 104.7   90.0   16.3
Earnings before interest, taxes, depreciation and amor-
 tization............................................... 129.0  114.9   12.3
Gross profit margin.....................................  32.7%  33.0%    nm

--------
nm-not meaningful

   Income before extraordinary item for 1998 increased $7.7 million, or 20.6%, compared with the same period a year ago. Because of the $3.3 million extraordinary charge to write-off certain previously capitalized debt issuance costs, net income increased only $4.4 million, compared to 1997. Diluted earnings per share before extraordinary item increased 20.7% to $1.75 and diluted earnings per share increased 14.1% to $1.62. Income from operations and earnings before interest, taxes, depreciation and amortization increased in the comparison primarily due to revenue growth and related gross profit.

   A number of events have occurred over the comparative period that impacted the Company's results of operations and financial condition including:

  . The Company completed several acquisitions that complement and enhance the mix of existing products and markets. Acquisitions completed during this timeframe were RRE, Comet, Lokring, Hadady, RFS (E), Sloan, HP, Stone and Thermo King. Aggregate incremental revenues from all of the above acquisitions were $63.7 million in 1998.

  . In June 1998, the Company refinanced its credit agreement and subsequently amended the agreement in October 1998. This resulted in a write off of previously deferred financing costs of approximately $3.3 million, net of tax ($.13 per share), which has been reported as an extraordinary item.

  . In March 1997, the Company repurchased 4 million shares of its common stock held by a major shareholder for $44 million plus $2 million in related fees.

 Net Sales

   The following table sets forth, for the period indicated, the Company's net sales by business segment:

                                                                Year Ended
                                                                December 31
                                                           ---------------------
                                                              1998       1997
                                                           ---------- ----------
                                                           Dollars in thousands
Railroad Group............................................ $  388,797 $  310,295
Transit Group.............................................    211,801    189,541
Molded Products Group.....................................     70,311     64,605
                                                           ---------- ----------
  Net sales............................................... $  670,909 $  564,441
                                                           ========== ==========

   Net sales for 1998 increased $106.5 million, or 18.9%, to $670.9 million. This increase was primarily attributable to incremental revenue in 1998 of approximately $43.2 million from the acquisitions referred to above within the Railroad Group. Increased sales volumes in the Railroad Group also reflect a strong OEM market for freight cars, with approximately 76,000 freight cars delivered in 1998 compared to 50,000 in 1997. These increases were partially offset by lower sales in the electronics portion of the Railroad Group, where in the prior year period product sales benefited from a federal mandate that certain monitoring equipment be installed in trains by July 1997. Incremental revenue in 1998 for the acquisitions referred to above, of approximately $20.5 million, was the primary reason for the increase in revenues in the Transit Group. The Company anticipates new freight car deliveries in 1999 to be slightly lower than that of 1998, however, railroad OEM and aftermarket sales are expected to be reasonably strong for the foreseeable future.

 Gross Profit

   Gross profit increased 17.8% to $219.2 million in 1998 compared to $186.1 million in 1997. Gross margin, as a percentage of sales, was 32.7% as compared to 33.0%. Gross margin is dependent on a number of factors including sales volume and product mix. Incremental revenue from recent acquisitions at lower margins as compared to the Company's historical results, was the primary reason for the lower margins in the period-to-period comparison. These lower margins were partially offset by favorable margins on increased sales in the Railroad and Molded Product Groups.

 Operating Expenses

                                                        Year Ended
                                                       December 31
                                                   --------------------- Percent
                                                      1998      1997     Change
                                                   ---------- ---------- -------
                                                   Dollars in thousands
Selling and marketing............................. $   30,711 $  25,364   21.1
General and administrative........................     45,337    38,153   18.8
Engineering.......................................     30,436    24,386   24.8
Amortization......................................      8,029     8,240   (2.6)
                                                   ---------- ---------
  Total........................................... $  114,513 $  96,143   19.1
                                                   ========== =========

   Total operating expenses as a percentage of net sales were 17.1% in 1998 compared with 17.0% in 1997. Total operating expenses increased in 1998 by $18.4 million in the period-to-period comparison. Incremental expenses from acquired businesses totaled $10.2 million or 55% of the increase. In addition, higher operating expenses reflect costs associated with computer system upgrades which includes Year 2000 compliant computer software of approximately $3.5 million and additional engineering efforts associated with new product development. The Company anticipates cost savings in 1999 from the consolidation of several facilities and a related net reduction of employees as recently acquired businesses are integrated into the Company's core operations.

 Income from Operations

   Operating income totaled $104.7 million in 1998 compared with $90.0 million in 1997. Higher operating income results from higher sales volume and related higher gross profit. As a percentage of revenue, operating income was 15.6% and is substantially consistent with that of the prior year. Favorable volume changes in the Railroad and the Molded Products Groups were partially offset by lower profits, as a percentage of sales, in the Transit Group.

 Interest and Other Expense

   Interest expense increased $1.5 million to $31.2 million during 1998, primarily due to financing costs of recent acquisitions, partially offset by debt repayments.

   Other expense for 1998 totaled $0.9 million primarily reflecting the effects of changes in foreign currency exchange rates associated with a loan to a wholly-owned subsidiary of the Company. The effect of subsequent changes in exchange rates will be reflected in future periods.

 Income Taxes

   The provision for income taxes increased $4.2 million to $27.6 million in 1998 compared with 1997. The effective tax rate declined to 38% in 1998 from 38.5% a year ago, resulting from additional benefits through our Foreign Sales Corporation and lower overall effective state tax rates.

                          FISCAL YEAR 1997 COMPARED TO
                                FISCAL YEAR 1996

 Summary Results of Operations

                                                    Year Ended
                                                    December 31
                                               ----------------------  Percent
                                                  1997        1996     Change
                                               ----------  ----------  -------
                                               Dollars in millions,
                                                 except per share
Net income.................................... $     37.3  $     32.7   14.1
Diluted earnings per share....................       1.42        1.15   23.5
Net sales.....................................      564.4       453.5   24.5
Income from operations........................       90.0        79.7   12.9
Earnings before interest, taxes, depreciation
 and amortization.............................      114.9       102.0   12.6
Gross profit margin...........................       33.0%       33.8%    nm
                                               ==========  ==========

--------
nm - not meaningful

   Net income for 1997 increased $4.6 million, or 14.1% compared with 1997. Diluted earnings per share increased 23.5% to $1.42 per diluted share. The higher earnings per share reflects the benefits associated with acquisitions and new products and the 4 million share repurchase. Income from operations and earnings before interest, taxes, depreciation and amortization increased in the comparison primarily due to revenue growth and related gross profit.

 Net Sales

   The following table sets forth, for the period indicated, the Company's net sales by business segment:

                                                                Year Ended
                                                                December 31
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
                                                           Dollars in thousands
Railway Group.............................................   $310,295   $294,021
Transit Group.............................................    189,541    100,902
Molded Products Group.....................................     58,589     64,605
                                                           ---------- ----------
  Net sales...............................................   $564,441   $453,512
                                                           ========== ==========

   Net sales for the year ended December 31, 1997 increased $110.9 million, or 24.5%, to $564.4 million. The Transit Group acquisitions of Vapor, Stone, Thermo King and HP contributed $85.5 million of the increase. In addition, increased volumes in all groups favorably affected the comparison.

 Gross Profit

   Gross profit increased 21.4% to $186.1 million in 1997 compared to $153.3 million in 1996. Gross margin, as a percentage of sales, was 33.0% in 1997 and 33.8% in 1996. The effect of lower margins of the recently acquired businesses was the primary factor for the change.

 Operating Expenses

                                                        Year Ended
                                                        December 31
                                                   --------------------- Percent
                                                      1997       1996    Change
                                                   ---------- ---------- -------
                                                   Dollars in thousands
Selling and marketing............................. $   25,364 $   18,643  36.1
General and administrative........................     38,153     28,890  32.1
Engineering.......................................     24,386     18,244  33.7
Amortization......................................      8,240      7,854   4.9
                                                   ---------- ----------
  Total........................................... $   96,143 $   73,631  30.6
                                                   ========== ==========

   Total operating expenses increased $22.5 million in the year-to-year comparison primarily reflecting the effect of acquisitions completed in 1997 and 1996. Incremental expenses in 1997 from acquired businesses totaled $15.3 million. In addition, higher operating expenses reflect costs associated with certain strategic initiatives including expanded international marketing activities and additional engineering efforts associated with new product development.

 Income from Operations

   Operating income totaled $90.0 million in 1997 compared with $79.7 million a year ago. Higher operating income reflects higher sales volume and related gross profit.

 Interest Expense

   Interest expense increased $3.6 million to $29.7 million during 1997, primarily due to funding costs associated with repurchases of common stock and acquisitions, partially offset by debt repayments.

 Income Taxes

   The provision for income taxes increased $2.4 million to $23.3 million in 1997, compared with $20.9 million in 1996. The effective tax rate declined to 38.5% in 1997 from 39.0% in 1996.

Liquidity and Capital Resources

   Liquidity is provided primarily by operating cash flow and borrowings under the Company's credit facilities. The Company's cash flow from operating activities was approximately $42 million, $67 million and $59 million in 1998, 1997 and 1996, respectively. The decrease in operating cash flow from 1997 to 1998 is primarily related to an increase in working capital due to higher accounts receivables and increased inventory levels which are associated with increased sales growth and acquired businesses which have large working capital requirements. These additional working capital requirements have resulted in increased borrowings under the Company's credit facilities. The Company's acquisitions of businesses have also resulted in increased borrowing.

   Based on cash flow provided by operations during 1998, forecasted 1999 results and credit available under the credit agreement, the Company believes it will be able to make 1999 planned capital expenditures and required debt payments.

   In 1998, the Company completed the Rockwell, Comet, Lokring, RFS(E) and Hadady acquisitions for an aggregate purchase price of $112.9 million consisting of debt and cash. In 1997, the Company completed the Stone, Thermo King, Sloan and HP acquisitions for an aggregate purchase price of $16.0 million. In 1996, the Company acquired Vapor and Futuris for an aggregate purchase price of $78.9 million. These transactions utilized borrowings for the purchase price. Also, in 1995, the Company acquired Pulse for $54.9 million, consisting of $20 million in bank borrowings, a $17.0 million note payable and the Company's Common Stock valued at $17.9 million at the time of the acquisition.

   In March 1997, the SIH Sale occurred. The Company financed the 4 million share repurchase that was part of the SIH Sale through borrowings under its credit facility.

   Gross capital expenditures were $29.0 million, $29.6 million and $13.2 million in 1998, 1997 and 1996, respectively. The majority of capital expenditures reflect spending for replacement equipment and as well as increased capacity and efficiency. The Company expects capital expenditures in 1999 to approximate $25 to $30 million.

   The following table sets forth the Company's outstanding indebtedness:

                                                        Year Ended December 31
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                                                         Dollars in thousands
Credit Agreement
  Revolving credit..................................... $   105,555 $   100,880
  Term loan............................................     202,500     145,500
9 3/8% Senior notes due June 5, 2005...................     100,000     100,000
Unsecured credit facility..............................      30,000         --
Pulse note.............................................      16,990      16,990
Comet notes............................................      10,200         --
Other..................................................       2,572       1,564
                                                        ----------- -----------
  Total................................................     467,817     364,934
  Less-current portion.................................      30,579      32,600
                                                        ----------- -----------
  Long-term portion.................................... $   437,238 $   332,334
                                                        =========== ===========

 Credit Agreement

   In June 1998, the Company refinanced its credit facility with a consortium of commercial banks and amended it in October 1998 in connection with the Rockwell Acquisition (as amended, the "Credit Agreement"). The Credit Agreement provides for an aggregate credit facility of $350 million, consisting of up to $170 million of June 1998 term loans, up to $40 million of September 1998 term loans, and up to $140 million of revolving loans. The Credit Agreement also provides for swingline loans of up to an aggregate amount of $5 million, and for the issuance of letters of credit in an aggregate face amount of up to $50 million. Swingline loans and the issuance of letters of credit will reduce the amount of revolving loans, which may be incurred under the revolving credit facility.

   At December 31, 1998, the Company had available borrowing capacity, net of letters of credit, of approximately $12 million. The Company repaid a portion of its borrowings under the Credit Agreement in January 1999 with proceeds of the offering of $75 million of 9 3/8% Senior Notes, as further described below, resulting in increased borrowing capacity under that revolving loan facility of $47 million.

   Credit Agreement borrowings bear variable interest rates indexed to common indexes such as LIBOR. The weighted-average contractual interest rate on Credit Agreement borrowings was 6.71% on December 31, 1998. To reduce the impact of interest rate changes on a portion of this variable-rate debt, the Company entered into interest rate swaps which effectively convert a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. On December 31 1998, the notional value of interest rate swaps outstanding totaled $50 million and effectively changed the Company's interest rate from a variable rate to a fixed rate of 7.09%. The interest rate swap agreements mature in 2000 and 2001.

   Principal repayments of term loan borrowings are due in semi-annual installments until maturity in December 2003. See Note 5 to "Notes to Consolidated Financial Statements".

   The Credit Agreement limits the Company with respect to declaring or making cash dividend payments and prohibits the Company from declaring or making other distributions whether in cash, property, securities or a combination thereof, with respect to any shares of the Company's capital stock subject to certain exceptions, including an exception pursuant to which the Company will be permitted to pay cash dividends on its Common Stock in any fiscal year in an aggregate amount up to $15 million minus the aggregate amount of prepayments of the Pulse note during such fiscal year so long as no default in the payment of interest or fees has occurred thereunder. The Credit Agreement contains various other covenants and restrictions including, without limitation, the following: a limitation on the incurrence of additional indebtedness; a limitation on mergers, consolidations and sales of assets and acquisitions (other than mergers and consolidations with certain subsidiaries, sales of assets in the ordinary course of business, and acquisitions for which the consideration paid by the Company does not exceed $50 million individually or $150 million in the aggregate); a limitation on liens; a limitation on sale and leasebacks; a limitation on investments, loans and advances; a limitation on certain debt payments; a limitation on capital expenditures; a minimum interest expense coverage ratio; and a maximum leverage ratio. All debt incurred under the Credit Agreement is secured by substantially all of the assets of the Company and its domestic subsidiaries and is guaranteed by the Company's domestic subsidiaries.

   The Credit Agreement contains customary events of default, including payment defaults, failure of representations to be true in any material respect, covenant defaults, defaults with respect to other indebtedness of the Company, bankruptcy, certain judgments against the Company, ERISA defaults and "change of control" of the Company.

 9 3/8% Senior Notes Due June 2005

   In June 1995 the Company issued $100 million of 9 3/8% Senior Notes due June 2005 (the "Existing Notes"). In January 1999, the Company issued an additional $75 million of 9 3/8% Senior Notes due June 2005 (the "Additional Notes"; the Existing Notes and the Additional Notes are collectively, the "Notes"). See "Subsequent Event" below.

   The terms of the Existing Notes and the Additional Notes are substantially the same, and the Existing Notes and the Additional Notes were issued pursuant to indentures that are substantially the same. The Notes bear interest at the rate of 9 3/8% and mature in June 2005. The net proceeds of the Existing Notes were used to prepay term loans outstanding under the then existing credit agreement. The net proceeds of the Additional Notes were used to repay the unsecured credit facility and to reduce revolving credit borrowings.

   The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future indebtedness under (i) capitalized lease obligations, (ii) the Credit Agreement, (iii) indebtedness of the Company for money borrowed and (iv) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of clause (iii) or (iv), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes.

   The indentures pursuant to which the Notes were issued contain certain restrictive covenants which, among other things, limit the ability of the Company and certain of its subsidiaries to incur indebtedness, pay dividends on and redeem capital stock, create restrictions on investments in unrestricted subsidiaries, make distributions from certain subsidiaries, use proceeds from the sale of assets and subsidiary stock, enter into transactions with affiliates, create liens and enter into sale/leaseback transactions. The Company's indenture also restricts, subject to certain exceptions, the Company's ability to consolidate and merge with, or to transfer all or substantially all of its assets to, another person.

 Unsecured Credit Facility

   In October 1998, the Company obtained a $30 million unsecured credit facility from a group of commercial banks for the purpose of financing the Rockwell Acquisition. At December 31, 1998, the interest rate on the note was 9.75% per annum. In January 1999, this facility was repaid with proceeds of the Additional Note offering.

 Pulse Note

   As partial payment for the Pulse acquisition, the Company issued a $17 million note due January 31, 2004. Interest is payable semiannually and accrues at 9.5% until February 1, 2001; and from February 1, 2001 until January 31, 2004, interest will accrue at the prime rate charged by Chase Manhattan Bank on December 31, 2000 plus 1% (with a maximum adjustment of 2%).

 Comet Notes

   In connection with the Comet acquisition, the Company issued notes totaling $12.2 million, of which unsecured notes totaling $6.2 million were delivered by the Company and a note in the amount of $6 million was delivered by a subsidiary of the Company and secured by the acquired assets. The notes bore interest at the rate of 10% per annum and were scheduled to mature on October 8, 1999. These notes were repaid in January 1999. See "Subsequent Event" below.

 ESOP

   In connection with the establishment of the ESOP, the Company made a $140 million loan to the ESOP, which was used to purchase 9,336,000 shares of the Company's outstanding common stock. The ESOP loan initially had a term of 50 years with interest at 8.5% and was collateralized by the shares purchased by the ESOP. Company contributions to the ESOP will be used to repay the ESOP loan's annual debt service requirements of approximately $12 million. The Company is obligated to contribute amounts sufficient to repay the ESOP loan. The ESOP uses such Company contributions to repay the ESOP loan. Approximately 187,000 shares were to be allocated annually to participants over a 50-year period. These transactions occur simultaneously and, for accounting purposes, offset each other. The net effect of the ESOP is that the Company's Common Stock is allocated to employees in lieu of a retirement plan that was previously a cash-based defined benefit plan and, accordingly, results in reduced annual cash outlays by an estimated $3 to $4 million.

 Subsequent Event

   In January 1999, the Company issued the Additional Notes at a premium resulting in an effective rate of 8.5%. As a result of the issuance and payoff of the unsecured credit facility, the Company will write off previously capitalized debt issuance costs of approximately $.02 per diluted share in the first quarter of 1999.

   Management believes that based upon current levels of operations and forecasted earnings, cash flow from operations, together with borrowings under the Credit Agreement, will be adequate to: (1) make payments of principal and interest on debt, including the Notes, (2) make required contributions to the ESOP, (3) permit anticipated capital expenditures, and (4) fund working capital requirements and other cash needs for the foreseeable future, including 1999. The issuance of the Additional Notes increased the Company's liquidity by reducing its outstanding revolving credit borrowings and thereby increasing its available borrowing capacity.

   Nevertheless, the Company will remain leveraged to a significant extent and its debt service obligations will continue to be substantial. The debt of the Company requires the dedication of a substantial portion of future cash flows to the payment of principal and interest on indebtedness, thereby reducing funds available for capital expenditures and other, potential future business opportunities that the Company believes are available. Cash flow and liquidity will be sufficient to meet the Company's debt service requirements. If the Company's sources of funds were to fail to satisfy the Company's cash requirements, the Company may need to refinance its existing debt or obtain additional financing. There is no assurance that such new financing alternatives would be available, and, in any case, such new financing, if available, would be expected to be more costly and burdensome than the debt agreements currently in place. The Company intends in 1999 to reduce its indebtedness through generating operating income and by reducing working capital requirements and other measures.

Effects of Year 2000

   The Company has information system improvement initiatives in process that include both new computer hardware and software applications. The new system is substantially operational and is year 2000 compliant. The estimated cost of the project is expected to be in the $8 to $10 million range with the majority of costs (approximately $8 million) previously incurred. The majority of the expenditures incurred for hardware and purchased software related to this project has been capitalized and are amortized over their estimated useful lives. Other costs, such as training and advisory consulting, are expensed as incurred. These expenditures are not expected to have a significant impact on the Company's future results of operations or financial condition.

   The Company has identified other equipment it uses in its operations that have non-information system characteristics and have embedded technology components, such as those items with internal clocks. The Company will need to replace this type of equipment but does not believe a possible year 2000 failure will have a significant impact on the Company's operations. The estimated cost of replacement equipment is not considered significant.

   The Company has received written assurances from some of its suppliers and customers and other providers acknowledging year 2000 issues and stating their present intention to be compliant; however, not all customers, vendors and providers have provided such assurances. The Company will evaluate on an ongoing basis whether it is necessary and practical to establish contingency plans with respect to year 2000 issues. However, if large scale systems failures occur, it could have a significant adverse effect on the Company's financial condition, future results of operations and liquidity.

   The Company's products are generally sold with a limited warranty for defects. The Company has reviewed its products currently in use by its customers or being sold and does not believe that there will be material increases in warranty or liability claims arising out of year 2000 non-compliance. However, a material increase in such claims could have a material adverse effect on the Company's financial condition, future results of operations and liquidity.

Effects of Inflation; Seasonality

   General price inflation has not had a material impact on the Company's results of operations. Some of the Company's labor contracts contain negotiated salary and benefit increases and others contain cost of living adjustment clauses that would cause the Company's cost automatically to increase if inflation were to become significant. The Company's business is not seasonal, although the third quarter results generally tend to be slightly lower than other quarters, reflecting vacation and down time at its major customers during this period.

Conversion to the Euro Currency

   On January 1, 1999, certain members of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The Company conducts business in member countries. The transition period for the introduction of the Euro is from January 1, 1999 through June 30, 2002. The Company is assessing the issues involved with the introduction of the Euro; however, it does not expect conversion to the Euro to have a material impact on its operations or financial results.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards requiring that every derivative instrument be measured at its fair value and the changes in fair value be recorded currently in earnings unless specific hedge accounting criteria are met. Statement No. 133 is effective for fiscal years beginning after June 15, 1999, and accordingly, the Company anticipates adopting this standard January 1, 2000. Management continues to evaluate the impact this standard will have on results of operations and financial condition.

Quantitative and Qualitative Disclosures About Market Risk

 Interest Rate Risk

   In the ordinary course of business, WABCO is exposed to risks that increases in interest rates may adversely affect funding costs associated with $308 million of variable-rate debt (including the effects of interest rate swaps), which represents 66% of total long-term debt at December 31, 1998. Management has entered into pay-fixed, receive-variable interest rate swap contracts that partially mitigate the impact on variable-rate debt of interest rate increases (see Note 5 to the "Notes to Consolidated Financial Statements" included elsewhere in this report). At December 31, 1998, an instantaneous 100 basis point increase in interest rates would reduce the Company's earnings by $2.2 million, assuming no additional intervention strategies by management.

   In January 1999, the Company converted a portion of its variable-rate debt through the issuance of $75 million Senior Notes. As of February 28, 1999, variable-rate debt represents 52% (including the effects of interest rate swaps) of total long-term debt.

 Foreign Currency Exchange Risk

   The Company routinely enters into several types of financial instruments for the purpose of managing its exposure to foreign currency exchange rate fluctuations in countries in which the Company has significant operations. As of December 31, 1998, the Company had no significant instruments outstanding.

   WABCO is also subject to certain risks associated with changes in foreign currency exchange rates to the extent its operations are conducted in currencies other than the U.S. dollar. At December 31, 1998, approximately 72% of WABCO's net sales are in the United States, 11% in Canada and 17% in other international locations, primarily Europe.

                                    BUSINESS

General

   Westinghouse Air Brake Company is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. We believe that we maintain a market share in North America in excess of 50% for our primary braking related equipment and a significant market share in North America for our other principal products. We also sell our products in Europe, Africa, Australia, South America and Asia. Our major products are intended to enhance safety, improve productivity and reduce maintenance costs for our customers. Our major product offerings include electronic controls and monitors, air brakes, couplers, door controls, draft gears and brake shoes. We aggressively pursue technological advances with respect to both new product development and product enhancements.

   All references to "we", "our", "us", the "Company" and "WABCO" refer to Westinghouse Air Brake Company, a Delaware corporation, and its subsidiaries.

Industry Overview

   Rail traffic, in terms of both freight and passengers, is a key factor underlying the demand for the Company's products. Government investment in public rail transportation also plays a significant role. Additionally, railroads continuously seek to increase the efficiency and productivity of their rail operations in order to improve profitability. We design an array of products to meet this goal and believe that through our products and service offerings, we are well positioned to contribute to and benefit from the railroad industry's drive to improve efficiency and productivity. For example, our end of train device, automated single car tester and electro-pneumatic brake all provide significant cost saving opportunities for our customers.

   Demand for North American locomotive and freight car products remain strong due to:

  . continued growth in revenue ton-miles in the United States (defined as weight times distance traveled by Class 1 railroads), of 1,376 billion in 1998 as compared to 1,067 billion in 1992;

  .  continued strong delivery of new freight cars:

     > aging freight car fleet, with an average age of 17.8 years in 1998 with approximately 50% over 17 years old; and

     > the desire of railroads to gain efficiency improvements from larger, more efficient aluminum cars;

  . aging locomotive fleet, with more than 52% of the fleet over 17 years old; and

  . newer AC locomotives, which are more powerful and efficient than DC locomotives.

   Demand for passenger transit original equipment manufacturer ("OEM") and aftermarket products is driven by:

  . replacement building and/or expansion programs by transit authorities; these programs are funded in part by federal and state governments, including the recently authorized Intermodal Surface Transportation and Efficiency Act (providing up to $42 billion to be made available, subject to appropriations, for transit-related infrastructure between 1998 and 2003); and

  .  aging United States passenger transit car fleet, with an average age of
     21.6 years in 1997 as compared to 19.3 years in 1995.

Business Segments and Products

   Historically, approximately half of our net sales in 1998 were derived from products sold directly to North American OEMs of locomotives, railway freight cars and passenger transit vehicles. The balance of our net sales were generated from the sale of replacement parts, repair services and upgrade work purchased by operators of rail vehicles such as railroads, transit authorities, utilities and leasing companies (collectively,

"end-users" or the "aftermarket"). We believe that our substantial installed base of OEM products is a significant competitive advantage in providing products and services in the aftermarket in that end-users will likely purchase our high quality replacement products especially when they are safety and performance related. We believe that we are less adversely affected than our competitors by fluctuations in domestic demand for new railroad vehicles because of our substantial aftermarket and international sales.

   Through our business segments, we also provide outsourced value-added services to the railroad and passenger transit aftermarkets, operating 15 service and upgrade sites in North America and the United Kingdom. Our service and upgrade centers enable us to capitalize on the increased outsourcing of repair business by railroads and transit authorities. Our acquisition in April 1998 of RFS(E), Ltd., a United Kingdom refurbisher of locomotives and freight cars, and the October 1998 acquisition of the railroad service center business of Comet Industries, Inc., have significantly increased our repair and service offerings.

   Our products and services are delivered through three principal business segments. Within each group, our new product development programs provide us with an array of product upgrades that strengthen our OEM and aftermarket sales. Our products and services, by business group, include:

   Railroad Group--Includes products geared to the production of freight cars and locomotives, including braking control equipment and train coupler systems. Revenues are derived from OEM and aftermarket sales and from repairs and services. Revenues from these products, as a percentage of total consolidated revenues, have decreased from 65% in 1996 to 58% in 1998. Specific product lines within the Railroad Group are:

  . Freight Car--We manufacture, sell and service air brake equipment, brake valves, draft gears, hand brakes and slack adjusters for freight cars. Net sales for typical freight cars can vary considerably based upon the type and purpose of the freight platform with articulated or intermodal cars generally having the highest WABCO product content. The Company's traditional freight products include the ABDX Freight Brake Valve, the Mark Series draft gears, hand brakes and slack adjusters, and SAC-1(TM) Articulated Coupler.

  . Locomotive--We manufacture, sell and service air brake equipment, compressors, air dryers, slack adjusters, brake cylinders, and monitoring and control equipment. Historically, our most significant locomotive products have been the 26-C and 30-A pneumatic control equipment and air-cooled compressors.

  . Electronics--We manufacture, sell and service high-quality electronics for the railroads in the form of on-board systems and braking for locomotives and freight cars. We are an industry leader in insulating or "hardening" electronic components to protect them from severe conditions, including extreme temperatures and high/shock vibration environments. Our new product development effort has focused on electronic technology for brakes and controls, and over the past several years, we introduced a number of significant new products including the EPIC(R) Electronic Brake, PowerLink(TM), compressor aftercoolers, Train Trax(TM), Trainlink(TM), Train Sentry III(R), Fuellink(TM) and Armadillo(TM). Our acquisition of RRE in October 1998 significantly strengthened our capabilities by expanding our freight electronic air brake capability and broadening our electronics product line to display and positioning systems, data communications and monitoring products, all in line with the railroads' desire to increase productivity and safety by the application of electronic equipment.

   Transit Group--Includes products for passenger transit vehicles (typically subways, rail and busses). Revenues are derived from OEM and aftermarket sales as well as from repairs and services. Revenues from these products, as a percentage of total consolidated revenues, increased to 32% in 1998 from 22% in 1996.

   We manufacture, sell and service electronic brake equipment, pneumatic control equipment, air compressors, tread brakes and disc brakes, couplers, collection equipment, overhead electrification, monitoring systems, wheels, climate control and door equipment and other components for passenger transit vehicles. In 1997, we received contracts valued at $150 million to provide equipment for 1,080 passenger transit cars for the Metropolitan Transportation Authority/New York City Transit (the "MTA"). We expect deliveries to commence in the second half of 1999.

   Substantially all of our principal passenger transit products are engineered to customer specifications. Consequently, there is less standardization among these products than there is with the Railroad Group products. Because the market for OEM orders has been at a cyclical low during the past several years, we believe the OEM market presents an opportunity for improved growth during the next several years.

   Molded Products Group--We manufacture and sell brake shoes, disc brake pads and other rubber products. Many rubber components produced by this group are used in the manufacturing process by our other business groups. Molded Products Group revenues represent, as a percentage of total consolidated revenues, slightly over 10% for the last three years. Approximately 90% of Molded Products Group's revenues are derived from aftermarket sales.

   For additional information on our business segments, see Note 17 to the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus.

Strategy

   We are committed to enhancing our position as a producer of value-added equipment for the rail industry and will continue to seek ways to increase our content per rail vehicle. Building on our leading market share, strong aftermarket presence and technological leadership, we are pursuing a strategy involving five key elements:

 Expand Technology-Driven New Product Development and Product Lines

 . We plan to continue to emphasize research and development to create new and improved products to increase our market share and profitability.

 . We are focusing on technological advances, especially in the areas of electronics, braking products and other on-board systems as a means of new product growth.

 Increase Repair and Upgrade Services

 . By continuing to leverage our broad product offering and our large installed product base, we intend to expand our presence in the repair and upgrade services market.

 . We believe our services are more cost effective than, and we offer product upgrades not available in, most independent repair shops.

 . To capitalize on the growing aftermarket, we are developing and marketing retrofit and upgrade products, which serve as a platform for offering additional installation, replacement parts and repair services to customers.

 Grow International Presence

 . We believe that international sales represent a significant opportunity for further growth.

 .  Our net sales outside of the United States and Canada comprised approximately 17% of our net sales for the year ended December 31, 1998, compared to 4% in 1995 (See Note 17 to "Notes to Consolidated Financial Statements"). We intend to increase our existing international sales by:

     .  acquisitions,

     .  direct sales of products through our subsidiaries and licensees; and

     . forming joint ventures with railway suppliers having a strong presence in their local markets.

 Pursue Strategic Acquisitions

 . We intend to pursue strategic acquisitions that expand our product lines, increase our aftermarket business, increase international sales and increase our technical capabilities.

 . An integral component of our acquisition strategy is to realize revenue growth and cost savings through the integration of the acquired business.

 Further Improve Manufacturing Efficiency and Quality

   We intend to retain what we consider to be a leading position as a low cost producer in the industry while maintaining world-class product quality, technology and customer responsiveness. We are dedicated to continuous improvement across all phases of our business through:

  . our proven Kaizen employee-directed initiatives (a Japanese-developed team concept used to continuously improve quality, lead time and productivity and to reduce costs); and

  . our total Quality Improvement Program (an ongoing program to continuously improve the manufacturing process by encouraging feedback from work "teams", continuing worker training, statistical engineering, monitoring systems and evaluation of the process); and

  . the WABCO Performance System model to identify lean manufacturing' principles and roadmap to drive customer satisfaction and enterprise value to world class levels.

   These efforts enable us to streamline processes, improve product quality and customer satisfaction, reduce product cycle times and respond more rapidly to market developments. We believe our management and employees are appropriately incentivized to carry out our strategy. Management owns approximately 31% of our Common Stock and our employees own Common Stock through an Employee Stock Ownership Plan ("ESOP").

Backlog

   As of December 31, 1998, the Company had a total backlog of firm orders with an aggregate sales price of approximately $460.9 million, compared to $376.3 million as of December 31, 1997. Of the December 31, 1998 amount, $325.0 million was attributable to passenger transit products, including products for cars deliverable to the MTA, and the balance was attributable to railway and other products. Other than the transit market, backlog is not a significant component of the Company's business, and management believes it is not an important indicator of future business performance. Because of the Company's quick turnaround time, the Company's locomotive and freight customers tend to order products from the Company on an as-needed basis. With respect to OEM passenger transit products, there is a longer lead time for car deliveries and, accordingly, the Company carries a larger backlog of orders. The Company's contracts are subject to standard industry cancellation provisions, including cancellations on short notice or upon completion of designated stages, including, without limitation, contracts relating to the MTA. Substantial scope-of-work adjustments are common. For these and other reasons, work in the Company's backlog may be delayed or cancelled and backlog should not be relied upon as an indicator of the Company's future performance.

Engineering and Development

   In furtherance of its strategy of using technology to develop new products, the Company is actively engaged in a variety of engineering and development activities. For the fiscal years ended December 31, 1998, 1997 and 1996, the Company incurred costs of approximately $30.4 million, $24.4 million, and $18.2 million, respectively, on product development and improvement activities (exclusive of manufacturing support). Such expenditures represented 4.5%, 4.3%, and 4.0% of net sales for the same periods, respectively. From time to time, the Company conducts specific research projects in conjunction with universities, customers and other railroad product suppliers.

   The Company's engineering and development program is largely focused upon new braking technologies, with an emphasis on the application of electronics to traditional pneumatic equipment. Electronic actuation of braking has long been a part of the Company's transit product line but interchangeability, connectivity and durability have presented problems to the industry in establishing electronics in freight railway applications. Efforts are under way to develop the major components of both hard-wired and radio-activated braking equipment.

Intellectual Property

   The Company has numerous U.S. patents, patent applications pending and trademarks as well as foreign patents and trademarks throughout the world. The Company also relies on a combination of trade secrets and other intellectual property laws, nondisclosure agreements and other protective measures to establish and protect its proprietary rights in its intellectual property.

   Certain trademarks, among them the name WABCO(R), were acquired or licensed by the Company from American Standard Inc. in 1990 pursuant to its acquisition of the North American operations of the Railway Products Group of American Standard (the "1990 Acquisition").

   The Company is a party, as licensor and licensee, to a variety of license agreements. The Company does not believe that any single agreement, other than the SAB License discussed in the following paragraph, is of material importance to its business as a whole.

   The Company and SAB WABCO Holdings B.V. ("SAB WABCO") entered into a license agreement (the "SAB License") on December 31, 1993, pursuant to which SAB WABCO granted the Company a license to the intellectual property and know-how related to the manufacturing and marketing of certain disc brakes, tread brakes and low noise and resilient wheel products. SAB WABCO is a Swedish corporation that was a former affiliate of the Company, both having been owned by the same parent prior to 1990. The Company is authorized to manufacture and sell the licensed products in North America (including to OEM manufacturers located outside North America if such licensed products are incorporated into a final product to be sold in North America). SAB WABCO has a right of first refusal to supply the Company with bought-in components of the licensed products on commercially competitive terms. To the extent SAB WABCO files additional patent or trademark applications, or develops additional know-how in connection with the licensed products, such additional intellectual property and know-how are also subject to the SAB License. The Company may, at its expense, request the service of SAB WABCO in manufacturing, installing, testing and maintaining the licensed products and providing customer support. SAB WABCO is entitled to a free, nonexclusive license of the use of any improvements to the licensed products developed by the Company. If any such improvements are patented by the Company, SAB WABCO has the right to request the transfer of such patents upon payment of reasonable compensation therefor; in such cases, the Company is entitled to a free, nonexclusive license to use the patented product. The Company is required to pay a lump sum fee for certain licensed products as well as royalties based on specified percentages of sales. The license expires December 31, 2003, but may be renewed for additional one-year terms.

   In connection with the Company's recapitalization in January, 1995, the Company and SAB WABCO agreed (i) to use their best efforts to negotiate an agreement to distribute each other's products, (ii) to explore the feasibility of a joint venture to expand into regions where neither is currently represented, (iii) that the SAB License will be amended to include additional disc brake and tread brake technology, (iv) that SAB WABCO will in the future grant to the Company a license for the manufacture and sale of electronic brake equipment that it designs, (v) that SAB WABCO will grant to the Company the right to purchase SAB WABCO's option on 40% of the shares in SAB WABCO de Brasil, and (vi) that the Company will have a right of first refusal to purchase SAB WABCO if prior to December 31, 1999 the current owner decides to sell more than 50% of its interest in SAB WABCO to a third party, subject to certain exceptions. There is no assurance that the Company and SAB WABCO will reach agreement on issues relating to future cooperation or that the Company will be able to acquire SAB WABCO. Accordingly, the Company and SAB WABCO could be competitors in international markets.

Customers

   A few customers within each business segment represent a significant portion of the Company's net sales, however, no one customer represented more than 10% of the Company's consolidated revenues in 1998. The loss of a few key customers within the Company's Railroad and Transit Group could have an adverse effect on the Company's financial condition, results of operations and liquidity.

Competition

   The Company operates in a competitive marketplace. Price competition is strong and the existence of cost conscious purchasers of a limited number has historically limited WABCO's ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. The Company's principal competitors vary to some extent across its principal product lines. However, within North America, New York Air Brake Company, a subsidiary of the German air brake producer Knorr-Bremse AG (collectively, "NYAB/Knorr"), is the Company's principal overall OEM competitor. The Company's competition for locomotive, freight and passenger transit service and repair business is primarily from the railroads' and passenger transit authorities' in-house operations and NYAB/Knorr.

Employees

   As of December 31, 1998, we employed approximately 4,300 employees, approximately 1,200 of whom were unionized. The majority of employees subject to collective bargaining agreements are within North America and these agreements are generally effective through 2001 and 2002.

   The majority of non-union employees in the United States (approximately 2,000 employees) participate in the ESOP.

Regulation

   In the course of its operations, the Company is subject to various regulations, agencies and entities. In the United States, these include principally the Federal Railroad Administration ("FRA") and the Association of American Railroads ("AAR").

   The FRA administers and enforces federal laws and regulations relating to railroad safety. These regulations govern equipment and safety standards for freight cars and other rail equipment used in interstate commerce.

   The AAR promulgates a wide variety of rules and regulations governing safety and design of equipment, relationships among railroads with respect to railcars in interchange and other matters. The AAR also certifies railcar builders and component manufacturers that provide equipment for use on railroads in the United States. New products generally must undergo AAR testing and approval processes.

   As a result of these regulations and regulations in other countries in which the Company derives its revenues, we must maintain certain certifications as a component manufacturer and for products we sell.

Properties

   The following table provides certain summary information with respect to the principal facilities owned or leased by the Company. The Company believes that its facilities and equipment are in good condition and that, together with scheduled capital improvements, they are adequate for its present and immediately projected needs. The Greensburg, PA, Germantown, MD, Niles, IL and Chicago, IL properties are subject to mortgages to secure the Company's indebtedness under the Credit Agreement. The Company's corporate headquarters are located in the Wilmerding, PA site.

                                                                           Approximate
                                                                     Own/    Square
        Location              Primary Use         Primary Segment    Lease    Feet
        --------         --------------------- --------------------- ----- -----------
Domestic
Wilmerding, PA.......... Manufacturing/Service Railroad Group        Own     850,000(1)
Chicago, IL............. Manufacturing         Railroad Group        Own     111,500
Germantown, MD.......... Manufacturing/Service Railroad Group        Own      80,000
Kansas City, MO......... Service Center        Railroad Group        Lease    55,891
Bossier City, LA........ Service Center        Railroad Group        Lease    40,000
Carson City, NV......... Service Center        Railroad Group        Lease    22,000
Columbia, SC............ Service Center        Railroad Group        Lease    12,250
Chicago, IL............. Service Center        Railroad Group        Lease    19,200
Niles, IL............... Manufacturing         Transit Group         Own     355,300
Spartanburg, SC......... Manufacturing/Service Transit Group         Lease   183,600
Plattsburgh, NY......... Manufacturing         Transit Group         Lease    64,000
Elmsford , NY........... Service Center        Transit Group         Lease    28,000
Sun Valley , CA......... Service Center        Transit Group         Lease     4,000
Atlanta, GA............. Service Center        Transit Group         Lease     1,200
Laurinburg, NC.......... Manufacturing         Molded Products Group Own     105,000
Greensburg, PA.......... Manufacturing         Molded Products Group Own      97,830
Ball Ground, GA......... Manufacturing         Molded Products Group Lease    30,000
International
Doncaster, UK........... Manufacturing/Service Railroad Group        Own     330,000
Stoney Creek, Ontario... Manufacturing/Service Railroad Group        Own     189,170
Wallaceburg, Ontario.... Foundry               Railroad Group        Own     127,555
Burlington, Ontario..... Manufacturing         Railroad Group        Own      46,209
Burlington, Ontario..... Manufacturing         Railroad Group        Own      28,165
Winnipeg, Manitoba...... Service Center        Railroad Group        Lease    20,000
Montreal, Quebec........ Manufacturing         Transit Group         Own     106,000
Sassuolo, Italy......... Manufacturing         Transit Group         Lease    30,000
Burton on Trent, UK..... Manufacturing         Transit Group         Lease    18,000
Etobicoke, Ontario...... Service Center        Transit Group         Lease     3,800
Wetherill Park, NSW..... Manufacturing         Molded Products Group Lease    73,141
Schweighouse, France.... Manufacturing         Molded Products Group Lease    30,000
Tottenham, VIC.......... Manufacturing         Molded Products Group Lease    26,910

--------
(1) Approximately 250,000 square feet are currently used in connection with the Company's operations. The balance of the space is subleased.

   The above information does not include certain facilities scheduled to be closed during 1999. Leases on the above facilities are long-term and generally include options to renew.

Environmental Matters

   We are subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. The Company believes its operations currently comply in all material respects with all of the various environmental laws and regulations applicable to our business; however, there can be no assurance that environmental requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

   Under the terms of the purchase agreement and related documents for the 1990 Acquisition, American Standard indemnified the Company for certain items including environmental claims. American Standard has indemnified the Company for any claims, losses, costs and expenses arising from (i) claims made in connection with any of the environmental matters disclosed by American Standard to the Company at the time of the 1990 Acquisition, (ii) any pollution or threat to human health or the environment related to American Standard's (or any previous owner's or operator's) ownership or operation of the properties acquired by WABCO in the 1990 Acquisition, which pollution or threat was caused or arises out of conditions existing prior to the 1990 Acquisition (limited to environmental laws in effect as of December 31, 1991), and (iii) any material claim ("Environmental Claim") alleging potential liability for the release of pollutants or the violation of any federal, state or local laws or regulations relating to pollution or protection of human health or the environment, for which American Standard has retained liability. Such indemnity covers investigatory costs only if the investigation is undertaken pursuant to a larger Environmental Claim and to the extent of American Standard's pro-rata liability for such larger Environmental Claim. American Standard has no obligation to indemnify for investigatory costs incurred by the Company independently or otherwise unrelated to an indemnifiable event. American Standard's indemnification obligations are limited to aggregate amounts in excess of $500,000. The Company has exceeded this deductible.

   In addition, American Standard's indemnification obligation with respect to friction product related claims only extends to 50% of the amount claimed, up to a maximum of $14 million (provided liability is asserted directly and solely against the Company's friction products subsidiary, RFPC).

   The indemnification obligations with respect to third party claims survive until 2000, except those claims which are timely asserted continue until resolved. If American Standard should be unable to meet its obligations under this indemnity, the Company will be responsible for such items. In the opinion of management, American Standard has the present ability to meet its indemnification obligations.

   The Company, through RFPC, has been named, along with other parties, as a potentially responsible party under the North Carolina Inactive Sites Response Act because of an alleged release or threat of release of hazardous substances at the "Old James Landfill" site in Laurinburg, NC. The Company believes that any cleanup costs for which it may be held responsible are covered by (i) the American Standard indemnity discussed above and (ii) an insurance policy for environmental claims provided by Manville Corporation, the former 50% owner of RFPC, in connection with the Company's 1992 acquisition of Manville Corporation's interest in RFPC. Pursuant to the terms of the purchase agreement for the acquisition of Manville Corporation's interest in RFPC, Rocky Mountain International Insurance, Ltd., an affiliate of Manville Corporation, provided an insurance policy to cover any claims, losses, costs and expenses relating to, among other things, environmental liabilities arising from conditions existing at the former Manville site used by RFPC prior to the acquisition (limited to environmental laws in effect as of July 1992).

   This insurance policy is the sole remedy for the Company with respect to covered claims. The insurance policy survives until July 2002. Active claims for conditions existing prior to July 1992 will continue to be covered beyond July 2002. The aggregate limit of coverage under the insurance policy provided by Manville Corporation is $12.5 million. The Company has submitted claims and has received recoveries under the policy for costs of clean up imposed on or incurred by the Company in connection with the "Old James Landfill", and Rocky Mountain has acknowledged coverage under the policy, subject to the stated policy exclusions. In addition to the insurance policy provided by Manville Corporation, American Standard's indemnification obligations described above cover 50% of RFPC-related claims. In January 1998, the Company discovered petroleum contaminated soils in the vicinity of the oil-water separator at the Laurinburg facility. The Company has filed a notice of claim requesting coverage under the insurance policy for clean up costs associated with removal of the contaminated soils, which were less than $30,000.

   The Company believes that the indemnification agreements and insurance policy referred to above are adequate to cover any potential liabilities during their respective terms arising in connection with the above-described environmental conditions. None of the insurance or indemnification agreements is currently the subject of any dispute.

Legal Proceedings

   There are various pending lawsuits and claims arising out of the conduct of the Company's business. These include claims by employees of third parties who allege they were exposed to asbestos while handling American Standard products manufactured prior to the 1990 Acquisition. American Standard discontinued the use of asbestos in its products in 1980. American Standard has indemnified the Company against these claims and is defending them. Under the terms of the purchase agreement and related documents for the 1990 Acquisition, American Standard has indemnified the Company for any claims, losses, costs and expenses arising from, among other things, product liability claims by third parties, intellectual property infringement actions and any other claims or proceedings, in each case to the extent they related to events occurring, products sold or services rendered prior to the 1990 Acquisition and affect the properties acquired by the Company. American Standard's indemnification obligations are limited to aggregate amounts in excess of $500,000 and, as described in Item 1, this deductible has already been exceeded. In addition, American Standard's indemnification obligation with respect to RFPC-related claims only extends to 50% of the amount claimed, up to a maximum of $14 million (provided liability is asserted directly and solely against RFPC). The indemnification obligations with respect to third party claims survive until 2000. An insurance policy provided by Manville Corporation, the former 50% owner of RFPC, covers the other 50% of RFPC related claims up to a maximum of $12.5 million.

   On February 12, 1999, GE Harris Railway Electronics, LLC and GE Harris Railway Electronic Services, LLC (collectively, "GE Harris") brought suit against the Company for alleged patent infringement and unfair competition related to a communications system installed in one of the Company's products. GE Harris is seeking to prohibit the Company from future infringement and is seeking an unspecified amount of money damages to recover, in part, royalties. While this lawsuit is in the earliest stages, the Company believes the technology developed by the Company does not infringe on the GE Harris patents. The Company plans to contest the infringement claims vigorously, in order to present alternative product lines to customers in the rail industry.

   From time to time the Company is involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date hereof, the Company is involved in no litigation that the Company believes will have a material adverse effect on its financial condition, results of operations, or liquidity. The Company historically has not been required to pay any material liability claims.

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information concerning the executive officers and directors of the Company as of April 1, 1999.

Name                        Age Position
----                        --- --------
William E. Kassling........  55 Director, Chairman of the Board and Chief
                                Executive Officer
Emilio A. Fernandez........  54 Director and Vice Chairman
Gregory T.H. Davies........  52 Director, President and Chief Operating Officer
Robert J. Brooks...........  54 Director, Chief Financial Officer and Chief
                                Accounting Officer
Kevin P. Conner............  41 Vice President--Human Resources
Alvaro Garcia-Tunon........  46 Vice President--Treasurer
Timothy J. Logan...........  46 Vice President--International
John M. Meister............  51 Executive Vice President and General Manager,
                                Transit Product Group
George A. Socher...........  50 Vice President and Corporate Controller
Kim G. Davis...............  45 Director
James C. Huntington, Jr....  71 Director
James P. Kelley............  44 Director
James V. Napier............  62 Director

   William E. Kassling has been a director, Chairman and Chief Executive Officer of the Company since the 1990 Acquisition. Mr. Kassling was also President of WABCO from 1990 through February 1998. From 1984 until 1990 he headed the Railway Products Group of American Standard Inc. Between 1980 and 1984 he headed American Standard's Building Specialties Group and between 1978 and 1980 he headed Business Planning for American Standard. Mr. Kassling is a director of Aearo Corporation, Scientific Atlanta, Inc. and Commercial Intertech, Inc.

   Emilio A. Fernandez was named Vice Chairman in March 1998. He has been a Director and was Executive Vice President of the Company since the Company's January 1995 acquisition of Pulse Electronics, Inc. which he co-founded in 1975. From 1996 to February 1998 he was Executive Vice President--Integrated Railway Systems. Mr. Fernandez is a director of PMI, Inc., a private corporation.

   Gregory T. H. Davies joined the Company in March 1998 as President and Chief Operating Officer and in February 1999 became a director. Mr. Davies was formerly with Danaher Corporation since 1988, where he was Vice President and Group Executive responsible for its Jacobs Vehicle Systems, Delta Consolidated Industries and A.L. Hyde Corporation operating units. Prior to that, he held executive positions at Cummins Engine Company and Ford Motor Company.

   Robert J. Brooks has been a director and Chief Financial Officer of the Company since the 1990 Acquisition. From 1986 until 1990 he served as worldwide Vice President, Finance for the Railway Products Group of American Standard. Mr. Brooks is a director of Crucible Materials Corp.

   Kevin P. Conner has been Vice President of Human Resources of the Company since the 1990 Acquisition. From 1986 until 1990, Mr. Conner was Vice President of Human Resources of the Railway Products Group of American Standard.

   Alvaro Garcia-Tunon has been Vice President and Treasurer of the Company since August 1995. From 1990 until August 1995 Mr. Garcia-Tunon was Vice President of Business Development of Pulse Electronics, Inc.

   Timothy J. Logan has been Vice President, International since August 1996. Previously, from 1987 until August 1996, Mr. Logan was Vice President, International Operations for Ajax Magnethermic Corporation and from 1983 until 1987 he was President of Ajax Magnethermic Canada, Ltd.

   John M. Meister has been Vice President and General Manager of the Company's Passenger Transit Unit since the 1990 Acquisition. In 1997, he was appointed to the newly created position of Executive Vice President and General Manager, Transit Products Group. From 1985 until 1990 he was General Manager of the passenger transit business unit for the Railway Products Group of American Standard.

   George A. Socher has been Vice President and Corporate Controller of the Company since July 1995. From 1994 until June 1995, Mr. Socher was Corporate Controller and Chief Accounting Officer of Sulcus Computer Corp. From 1988 until 1994 he was Corporate Controller of Stuart Medical Inc.

   The executive officers are elected annually by the Board of Directors of the Company at an organizational meeting, which is held immediately after each Annual Meeting of Stockholders.

   Kim G. Davis has served as a director since 1997. Mr. Davis has served as the Managing Director of Charlesbank Capital Partners, LLC, formerly known as Harvard Private Capital Holdings, Inc., since 1998. Mr. Davis was a private investor from 1994 to 1998, and was a partner of Kohlberg & Co. from prior to 1993 until 1994.

   James C. Huntington, Jr. has served as a director since 1995. Mr. Huntington has been an independent businessman since prior to 1993. He was formerly Senior Vice President of American Standard, Inc.

   James P. Kelley has served as director since 1990. Mr. Kelley has served as the Managing Director of Vestar Capital Partners, Inc., a private equity investment firm since prior to 1993. Mr. Kelley also serves as a Director of LaPetite Academy, Inc. and Celestial Seasonings, Inc.

   James V. Napier has served as a director since 1995. Mr. Napier has served as the Chairman of Scientific Atlanta, Inc. since July 1994, and served as Chairman and interim Chief Executive Officer of Scientific Atlanta, Inc. from November 1993 to July 1994. Mr. Napier served as Chairman and Chief Executive Officer of Commercial Tel. Group from prior to 1993 to November 1993. Mr. Napier also serves as a director of Engelhard Corporation, Vulcan Materials Company, HBO and Company, Personnel Group of America, Inc. and Intelligent Systems, Inc.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

   The following table sets forth, as of December 31, 1998, certain information concerning each person believed to be the beneficial owner of more than five percent (5%) of common stock of the Company, as well as certain information concerning the beneficial ownership of common stock by each named director, executive officer and all directors and executive officers as a group believed to be a beneficial owner of common stock of the Company.

U.S. Trust Company, N.A. .............................  9,297,409(1)     27.43
 as trustee for Westinghouse Air Brake
 Company Employee Stock Ownership
 Plan and Trust
 515 S. Flower Street
 Suite 2700
 Los Angeles, CA 90071

William E. Kassling...................................  3,551,424(2)     10.48

RAC Voting Trust......................................  3,498,819(3)     10.40
 c/o Westinghouse Air Brake Company
 1001 Air Brake Avenue
 Wilmerding, PA 15148

James P. Kelley.......................................  2,545,548(4)(5)   7.51

Kim G. Davis..........................................  2,406,000(5)(6)   7.10

Charlesbank Capital Partners, LLC.....................  2,400,000         7.08
 600 Atlantic Avenue, 26th Floor
 Boston, MA 02210

Vestar Equity Partners, L.P. .........................  2,400,000         7.08
 c/o Vestar Capital Partners, Inc.
 Seventeenth Street Plaza
 1225 17th Street, Suite 1660
 Denver, Colorado 80202

Shapiro Capital Management Company, Inc. .............  2,139,500         6.31
 3060 Peachtree Road,
 N.W. Atlanta, GA 30305

First Manhattan Co ...................................  1,753,950         5.17
 437 Madison Avenue
 New York, NY 10022

Emilio A. Fernandez...................................    665,072(7)      1.96

John M. Meister.......................................    455,216(8)      1.34

Robert J. Brooks......................................    381,589(9)      1.13

Gregory T.H. Davies...................................     59,192(5)         *

James C. Huntington, Jr...............................     18,000(5)         *

James V. Napier.......................................     12,500(5)(10)     *

All directors and executive officers as a group (13    10,405,106(11)    30.70
 persons).............................................

--------
 (1) Under the terms of the Westinghouse Air Brake Company Employee Stock Ownership Plan and Trust, U.S. Trust Company, N.A., as sole trustee for the ESOP (the "ESOP Trustee"), is required to vote the shares held by the ESOP in accordance with the instructions from the ESOP participants for all shares allocated to such participants' accounts. Shares not allocated to the account of any employee are voted by the ESOP Trustee in the same proportion as the votes for which participant instructions are given. Allocated shares for which the ESOP Trustee does not receive instructions are voted in the manner directed by the ESOP Committee, an administrative committee comprised of persons appointed by the Board of Directors of the Company (currently Messrs. Kassling, Brooks and Kevin P. Conner). As of December 31, 1998, 771,189 shares were allocated (including accrued amounts) to participants' accounts, and 8,564,811 shares were not allocated.
 (2) Includes 52,105 shares beneficially owned by William E. Kassling, of which 6,500 shares are deposited in the Voting Trust. Also includes 1,443,336 shares beneficially owned by Davideco, a Pennsylvania business trust, which are all deposited in the Voting Trust. Also includes 500 shares beneficially owned by Mr. Kassling's son, beneficial ownership of which shares is disclaimed, and 3,498,819 shares held of record by the Voting Trust, of which Mr. Kassling, Robert J. Brooks and Kevin P. Conner, an executive officer of the Company, are trustees, beneficial ownership of which shares is disclaimed. See note 2 for further discussion on the Voting Trust.
 (3) Pursuant to the Second Amended Westinghouse Air Brake Company Voting Trust/Disposition Agreement dated as of December 13, 1995 (the "Amended Voting Trust Agreement"), certain employees of the Company have delivered their shares of Common Stock of the Company to the trustees of the Voting Trust. The current trustees are Messrs. Kassling, Brooks and Conner. The trustees of the Voting Trust have sole voting power with respect to all shares reported as beneficially owned by the Voting Trust. The Amended Voting Trust Agreement expires January 1, 2000 and can be terminated by an affirmative vote of two-thirds of the shares held by the Voting Trust or by the unanimous vote of the trustees.
 (4) Includes 105,548 shares beneficially owned by James P. Kelley. Also includes 40,000 shares beneficially owned by Vestar Capital Partners, Inc., of which Mr. Kelley is a Managing Director, beneficial ownership of which shares is disclaimed. Also includes 2,400,000 shares beneficially owned by Vestar Equity Partners, L.P., beneficial ownership of which shares is disclaimed. Vestar Associates, L.P. is the sole general partner of Vestar Equity Partners, L.P., and Vestar Associates Corporation is the sole general partner of Vestar Associates, L.P. Mr. Kelley is Managing Director of Vestar Associates Corporation.
 (5) Includes options that are exercisable within 60 days as of the Record
     Date.
 (6) Includes 2,400,000 shares beneficially owned by Charlesbank Capital Partners, LLC, formerly known as Harvard Private Capital Holdings, Inc., of which Kim G. Davis is a Managing Director, beneficial ownership of which shares is disclaimed.
 (7) Includes 395,476 shares beneficially owned by Emilio A. Fernandez. Also includes 257,175 shares beneficially owned by Mr. Fernandez's wife and 12,421 shares beneficially owned by his son, beneficial ownership of which shares is disclaimed.
 (8) Includes 255,216 shares beneficially owned by John M. Meister, of which 250,000 shares are deposited in the Voting Trust. Also includes 200,000 shares held in trust for Mr. Meister's children, beneficial ownership of which shares is disclaimed. Mr. Meister is trustee of such trust.
 (9) Includes 21,589 shares beneficially owned by Robert J. Brooks, of which 9,300 shares are deposited in the Voting Trust. Also includes 360,000 shares beneficially owned by Suebro, Inc., a Delaware holding company, which are all deposited in the Voting Trust. Does not include 3,498,819 shares held of record by the Voting Trust. Such shares are included in the reported holdings of William E. Kassling.
(10) Includes 7,000 shares beneficially owned by James V. Napier and 500 shares held in Mr. Napier's Keogh account.
(11) Includes notes 2, 4-10.
  * Less than 1%

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

   The Credit Agreement provides for an aggregate credit facility of $350 million, consisting of up to $170 million of June 1998 term loans, up to $40 million of September 1998 term loans, and up to $140 million of revolving loans. In addition, the Credit Agreement provides for swingline loans of up to an aggregate amount of $5 million, and for the issuance of letters of credit in an aggregate face amount of up to $50 million. Swingline loans and the issuance of letters of credit will reduce the amount of revolving loans that may be incurred under the revolving credit facility.

   As of December 31, 1998, $162.5 million of June 1998 term loans, $40.0 million of the September 1998 term loans and $105.6 million of the revolving loans were outstanding (plus $24.5 million of outstanding letters of credit). The Company used the June 1998 term loans to refinance term loans originally made in 1995 which were used to purchase shares of Common Stock from existing stockholders, make a $140 million loan to the Company's ESOP which was used to fund purchases of Common Stock from the Voting Trust established by the Company's management shareholders, pay the fees and expenses incurred in connection with such share purchase, ESOP loan and the acquisition of Pulse Electronics, and repay a portion of the seller note issued in connection with the acquisition of Pulse. The September 1998 term loans were used to finance a portion of the Rockwell Acquisition. The revolving loans were used to repay the outstanding revolving loans under the 1995 revolving Credit Facility and to finance a portion of the Rockwell Acquisition. The balance of the revolving loans may be used by the Company for general corporate purposes and the making of certain acquisitions. As of December 31, 1998, the Company had approximately $12.0 million of revolving loans availability.

   The net proceeds of this Offering will be used to repay a $30 million unsecured credit facility the proceeds of which were used to finance a portion of the Rockwell Acquisition. The balance of the proceeds will be used to reduce revolving credit borrowings under the Credit Agreement. See "Use of Proceeds."

   The following summary sets forth the principal terms of the Credit
Agreement:

   The June 1998 term loans under the Credit Agreement will be due in semi-annual payments commencing on December 31, 1998 with the final payment due June 30, 2003, and the September 1998 term loans will be due in semi-annual payments commencing on June 30, 2000 with the final payment due June 30, 2003. Revolving loans will be due December 31, 2003. The Company's scheduled debt payments under the Credit Agreement for the periods ending December 31, 1999, 2000, 2001, 2002 and 2003 will be $20.0 million, $32.5 million, $40.0 million, $50.0 million, and $60.0 million, respectively. For either term loans or revolving loans, the Company can choose from the following interest rate options: (a) the Alternate Base Rate, which is the greater of (i) Chase Manhattan Bank's prime rate, (ii) the Base CD Rate plus 1% and (iii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers plus .50 of 1%, plus an applicable margin ranging from 0% to .50% based on the Company's Leverage Ratio, or (b) the Adjusted LIBO Rate, which is the London interbank overseas rate for dollar deposits, as adjusted for statutory reserve requirements, plus an applicable margin ranging from .625% to 1.50% based on the Company's Leverage Ratio. Swingline loans are subject exclusively to the Alternate Base Rate. Interest is payable periodically. In addition, the Company will be required to pay certain fees to the administrative agents and participating lending institutions, including a commitment fee (ranging from .25% to .375%) on the unborrowed amount of the revolving credit commitment based upon the Company's Leverage Ratio and fees relating to the issuance of letters of credit under the Credit Agreement.

   In addition to the scheduled principal payments described above, the Credit Agreement requires principal prepayments equal to (i) 100% of the Net Cash Proceeds (as described below) of any Prepayment Event (as described below) (other than a Prepayment Event arising under clause (iii) in the description below, in which case the Credit Agreement requires principal prepayments equal to 50% of the Net Proceeds therefrom) and (ii) 50% of Excess Cash Flow (as described below) for each fiscal year if the Leverage Ratio exceeds 3.25 to 1.00.

The following is a general description of the definitions in the Credit Agreement of certain terms used above. "Prepayment Event" means (i) any sale, transfer or other disposition of any business units, assets or other properties of the Company, (ii) the issuance or incurrence of any indebtedness or debt securities by the Company or (iii) the issuance or sale of any equity securities by the Company, other than the sale, transfer or other disposition of used or surplus equipment in the ordinary course of business (except for sales, transfers or other dispositions in excess of $3 million in any year), sales of inventory in the ordinary course, the receipt of insurance or condemnation proceeds (except for receipt of proceeds in excess of $3 million in any year), the receipt of condemnation or insurance proceeds in respect of Mortgaged Properties, and the receipt of Net Cash Proceeds in an aggregate amount not in excess of $150 million in respect to any events described in clause (iii) above. "Net Cash Proceeds" means the gross cash proceeds to the Company of any Prepayment Event, less taxes, reserves and customary fees, commissions and expenses. "Excess Cash Flow" means, for any period, EBITDA for such period minus capital expenditures, increases in net working capital, decreases in long-term reserves, income taxes added back to net income to determine EBITDA, Cash Interest Expense (as described below), scheduled debt amortization payments and certain other amounts for such period plus decreases in net working capital for such period and increases in long-term reserves for such period. "Interest Expense Coverage Ratio" means, for any period, the ratio of EBITDA to Cash Interest Expense for such period. "Cash Interest Expense" means, for any period, the gross interest expense of the Company for such period less gross interest income of the Company for such period. "Leverage Ratio" means, as of any day, the ratio of (i) the sum of the aggregate amount of all loans under the Credit Agreement and all other indebtedness of the Company on such day to (ii) EBITDA for the 12-month period ending on such day.

   The Credit Agreement limits the Company with respect to declaring or making cash dividend payments and prohibits the Company from declaring or making other distributions whether in cash, property, securities or a combination thereof, with respect to any shares of the Company's capital stock subject to certain exceptions, including an exception pursuant to which the Company will be permitted to pay cash dividends on its Common Stock in any fiscal year in an aggregate amount up to $15 million over the aggregate amount of prepayments of the Pulse seller note and the unsecured credit facility loans being repaid with the proceeds hereof during such fiscal year so long as no default in the payment of interest or fees has occurred thereunder. The Credit Agreement contains various other covenants and restrictions including, without limitation, the following: a limitation on the incurrence of additional indebtedness; a limitation on mergers, consolidations and sales of assets and acquisitions (other than mergers and consolidations with certain subsidiaries, sales of assets in the ordinary course of business, and acquisitions for which the consideration paid by the Company does not exceed $50 million individually or $150 million in the aggregate); a limitation on liens; a limitation on sale and leasebacks; a limitation on investments, loans and advances; a limitation on certain debt payments; a limitation on capital expenditures; a minimum interest expense coverage ratio; and a maximum leverage ratio. All debt incurred under the Credit Agreement will be secured by substantially all of the assets of the Company and its domestic subsidiaries and is guaranteed by the Company's domestic subsidiaries.

   The Credit Agreement contains customary events of default, including payment defaults, failure of representations to be true in any material respect, covenant defaults, defaults with respect to other indebtedness of the Company, bankruptcy, certain judgments against the Company, ERISA defaults and "change of control" of the Company. See "Risk Factors--High Leverage; Deficit in Stockholders' Equity; Restrictive Covenants." The occurrence of an event of default will give the lenders under the Credit Agreement the right to terminate the commitment to make additional loans and declare the outstanding loans to be due and payable, as well as the right to exercise foreclosure on the collateral granted to the lenders under the Credit Agreement and related security documents.

Existing Notes

   In June 1995 the Company issued $100 million of 9 3/8% Senior Notes due 2005. The proceeds of the notes were used to prepay term loans outstanding under the Company's then existing credit agreement. The terms of the Existing Notes the same in all material respects as the Notes described herein. The Existing Notes were issued pursuant to the Existing Notes Indenture, which is substantially the same as the Indenture pursuant to which the Notes are being issued, subject to certain differences to reflect the manner of sale.

Pulse Note

   As partial payment for the Pulse acquisition, the Company issued a $17.0 million note due January 31, 2004. Interest is payable semiannually and accrues until February 1, 1998 at the per annum rate of 9.5%; from February 1, 1998 until January 31, 2001, interest will accrue at the prime rate charged by Chase Manhattan Bank on December 31, 1997 plus 1%; and from February 1, 2001 until January 31, 2004, interest will accrue at the prime rate charged by Chase Manhattan Bank on December 31, 2000 plus 1%.

                       DESCRIPTION OF THE EXCHANGE NOTES

Generally

   The Old Notes were and the Exchange Notes offered hereby will be issued under an indenture (the "Indenture"), dated as of January 12, 1999 by and among the Company and The Bank of New York, as Trustee (the "Trustee"). References to the Notes include the Exchange Notes unless the context otherwise requires. Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture (a copy of the form of which may be obtained upon request to the Company or the Initial Purchasers) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only WABCO and not its subsidiaries.

   On January 12, 1999, the Company issued $75 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

   The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness (defined below) of the Company to the extent set forth in the Indenture. The Notes will not be guaranteed by the Company's subsidiaries, however, the Credit Facility is unconditionally guaranteed by all of its domestic subsidiaries. So long as the Existing Notes remain outstanding, this guarantee is limited to $250 million in the aggregate. See "Risk Factors--Notes Represents Unsecured Claims; Structural Subordination."

Optional Redemption

   The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after June 15, 2000, and prior to maturity, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on or after June 15 of the years set forth below:

                                                                      Redemption
     Year                                                               Price
     ----                                                             ----------
     2000............................................................  104.688%
     2001............................................................  102.344%
     2002 and thereafter.............................................  100.000%

   In the case of any redemption of Notes or Existing Notes, the Company will also redeem Existing Notes or Notes, as the case may be, on a pro rata basis.

   In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Ranking

   The Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

   The Notes will be effectively subordinated to liabilities of the Company's subsidiaries, including trade payables. See "Risk Factors--Notes Represent Unsecured Claims; Structural Subordination."

   The Indenture limits the amount of Indebtedness that may be incurred by the Company and its subsidiaries which may rank pari passu in right of payment with the Notes or which may be secured. See "Description of Certain Indebtedness."

Certain Definitions

   "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants--Limitation on Affiliate Transactions" and "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing five percent (5%) or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Agent" means any Registrar or Paying Agent or authenticating agent or co-registrar.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, other than permitted Sale/Leaseback

Transactions, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Subsidiary to a Wholly-Owned Subsidiary and (y) for purposes of the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "Certain Covenants-- Limitation on Restricted Payments"); provided, that the receipt of any insurance proceeds in connection with any casualty shall not be included within the meaning of "Asset Disposition" except to the extent in excess of $3,000,000 in the aggregate in any fiscal year; provided, however, that to the extent that the Company shall have reinvested on the date of any required Excess Proceeds Offer (or certified to the Trustee that it intends to reinvest within 180 days of such Excess Proceeds Offer) any of such excess proceeds in equipment, vehicles or other assets used in the Company's principal lines of business, the resultant Excess Proceeds Offer shall be reduced by the amount so reinvested or to be reinvested.

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

   "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

   "Business Day" means each day, which is not a Legal Holiday.

   "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

   "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less from the date of acquisition of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $300,000,000 and a Keefe Bank Watch (or successor) Rating of B (or subsequent equivalent rating) or better; (iii) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not an Affiliate of the

Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 (or subsequent equivalent rating) by Standard & Poor's Corporation and its successors or at least P-1 (or subsequent equivalent rating) by Moody's Investors Service, Inc. and its successors; and (iv) repurchase agreements and reverse repurchase agreements with terms of more than 30 days relating to obligations of the types described in clause (i) above entered into with a financial institution of the type described in clause (ii) above, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

   "Change of Control" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act), other than (a) any Designated Person or (b) combination of Designated Persons, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause
(i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (iii) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a Wholly-Owned Subsidiary or (iv) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the Existing Notes Issue Date, including, without limitation, all series and classes of such common stock.

   "Company" means Westinghouse Air Brake Company, a Delaware corporation, until a successor replaces it in accordance with the covenant described in "Certain Covenants--Merger and Consolidation," and thereafter means the successor.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the four most recent fiscal quarters for which the Company has filed financial statements with the SEC pursuant to the requirements of the Exchange Act prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness has been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, except that, in making such calculation, Indebtedness Incurred under a revolving credit or similar arrangement to finance seasonal fluctuations in working capital needs shall be computed on the average daily balance of such Indebtedness during such period unless such Indebtedness is projected in the reasonable judgment of senior management of the Company to remain outstanding for a period in excess of 12 months from the date of Incurrence of such Indebtedness, in which case such Indebtedness will be assumed to have been Incurred on the first day of such coverage period, (2) if since the beginning of such period the

Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

   "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and between Restricted Subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus (x) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost (excluding debt issuance cost relating to the Notes), (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly-Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations and (ix) interest actually paid by the Company or any of its consolidated Restricted Subsidiaries under any Guarantee of Indebtedness of any Person and minus (y) to the extent included in such total interest expense, any amortization by the Company and its consolidated Restricted Subsidiaries of (i) capitalized interest or (ii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing.

   "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) the net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.

   "Consolidated Net Tangible Assets" as of any date of determination means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;
(iv) any revaluation or other write-up in book value of assets subsequent to the Existing Notes Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items (if included in total assets); (vi) treasury stock (if included in total assets); (vii) Unallocated ESOP Shares; and (viii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

   "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which the Company has filed financial statements with the SEC pursuant to the requirements of the Exchange Act, prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (to the extent otherwise included) (A) any accumulated deficit, (B) any amounts attributable to Disqualified Stock, (C) Unallocated ESOP Shares, (D) treasury stock and (E) any cumulative translation adjustment.

   "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall having meanings correlative thereto.

   "Credit Agreement" means the Credit Agreement dated as of January 31, 1995, as amended and restated as of February 15, 1995, among the Company, the financial institutions named therein, Chemical Bank, as

Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent, Chemical Bank Delaware, as Issuing Bank, The Bank of New York and Credit Suisse, as Co-Administrative Agents, and The Bank of New York, as Documentation Agent, as the same may be amended or modified from time to time, and any agreement evidencing any refunding, replacement, refinancing or renewal, in whole or in part, of the Credit Agreement.

   "Default" means any event, which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Person" means Incentive AB, a corporation organized under the laws of the Kingdom of Sweden, or any of its subsidiaries, Vestar or Vestar Capital or any of their respective Controlled Affiliates, the ESOP, the Pulse Shareholders and any of their respective Affiliates, the Voting Trust and any person or entity holding a beneficial interest in the Voting Trust or the Capital Stock of the Company held by the Voting Trust on the Existing Notes Issue Date (or, in the case of any such person or entity, their permitted transferees).

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

   "EBITDA" for any period means Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense and (e) other noncash charges (including any charges resulting from the write-up of inventory) deducted in determining Consolidated Net Income (and not already excluded from the definition of the term "Consolidated Net Income"), in each case for such period.

   "ESOP" means collectively, the Westinghouse Air Brake Company Employee Stock Ownership Plan effective January 1, 1995 and the Westinghouse Air Brake Company Employee Stock Ownership Trust established effective January 1, 1995 pursuant to the Westinghouse Air Brake Company Employee Stock Ownership Trust Agreement between the Company and U.S. Trust Company of California, N.A., as such plan (the "Plan") and trust (the "Trust") may be amended, modified or supplemented from time to time.

   "ESOP Loan" means the loan made by the Company to the ESOP in an aggregate principal amount equal to $140,040,000 pursuant to the ESOP Loan Agreement, dated as of January 31, 1995, between the Company and the Trust, as such loan may be amended, modified, extended, renewed, replaced or refinanced from time to time without increase in such aggregate principal amount.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Existing Notes" means the $100 million aggregate principal amount of the Company's 9 3/8% Senior Notes due 2005 issued pursuant to the Existing Notes Indenture.

   "Existing Notes Indenture" means the Indenture dated as of June 20, 1995 between the Company and The Bank of New York, as trustee.

   "Existing Notes Issue Date" means June 20, 1995.

   "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction. The Fair Market Value of any asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a resolution of such Board of Directors delivered to the Trustee.

   "Foreign Subsidiary" means a corporation that is not incorporated under the laws of the United States or any political subdivision thereof and whose business is primarily conducted outside of the United States.

   "Fully Traded Common Stock" means common stock issued by any corporation whose common stock is listed on either The New York Stock Exchange or The American Stock Exchange or included for trading privileges in the National Market System of the National Association of Securities Dealers Automated Quotation System; provided, however, that (a) either such common stock is freely tradable under the Securities Act upon issuance or the holder thereof has contractual registration rights that will permit the sale of such common stock pursuant to an effective registration statement not later than nine months after issuance to the Company or one of its Subsidiaries and (b) such common stock is also so listed or included for trading privileges.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

   "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as Guarantor or otherwise; and
(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property and assets or the amount of the obligation so secured.

   "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

   "Issue Date" means the date on which the Notes are originally issued.

   "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

   "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Net Available Cash" from an Asset Disposition means cash payments, Cash Equivalents and Fully Traded Common Stock received therefrom (including any cash payments, Cash Equivalents and Fully Traded Common Stock received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Officer" means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, Controller, Secretary or any Vice-President of the Company or any other obligor upon the securities.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, the Vice Chairman, the President or any Vice President and by the Chief Financial Officer, Treasurer or the Secretary of such Person.

   "Opinion of Counsel" means an opinion in writing signed by legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or to the Trustee.

   "Permitted Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and, in the case of investments in excess of $100,000 in any one bank or trust company, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Corporation, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

   "Permitted Liens" means, with respect to any Person, (a) Liens existing on the date of the Indenture, including Liens securing borrowings up to the amount of the commitments under the Credit Agreement on the Existing Notes Issue Date and other obligations under or expressly permitted by the Credit Agreement; (b) Liens subsequently created, whether under the Credit Agreement or otherwise; provided that such Liens, together with any Liens under clause (a) that secure Indebtedness under the Credit Agreement, do not secure Indebtedness with a principal amount that is greater than the amount of the commitments under the Credit Agreement on the Existing Notes Issue Date except to the extent such Liens are permitted under any of clauses (c) through (t) of this definition of Permitted Liens; (c) Liens securing borrowings of up to $60 million permitted pursuant to paragraph (b)(6) of the covenant described under "Certain Covenants--Limitation on Indebtedness"; (d) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (e) Liens securing Purchase Money Indebtedness; (f) additional Liens for any purpose of up to fifteen percent (15%) of the Company's Consolidated Net Tangible Assets; (g) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (h) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (i) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (j) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit (and reimbursement obligations thereunder) do not constitute Indebtedness; (k) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (l) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (m) Liens on inventory and receivables and the products and proceeds thereof; (n) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that any such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (o) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly-Owned Subsidiary of such Person (other than an Unrestricted Subsidiary);
(p) Liens Incurred by another Person on assets that are the subject of a Capital Lease Obligation to which such Person or a Subsidiary of such Person is a party; provided, however, that any such Lien may not secure Indebtedness of such Person or any of its Restricted Subsidiaries (except by virtue of clause
(vii) of the definition of "Indebtedness") and may not extend to any other property owned by such Person or any Subsidiary of such Person; (q) Liens securing Interest Rate Protection Agreements so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement; (r) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses
(a), (c), (l) and (n); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the Refinancing of such Indebtedness); (s) Liens incurred in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under "Certain Covenants--Limitation on Sale/Leaseback Transactions" securing borrowings of up to $10 million; and (t) Liens with respect to any Indebtedness Incurred by any Restricted Subsidiary pursuant to clause (7) of the covenant described under "Certain Covenants--Limitation on Indebtedness and Capital Stock of Restricted Subsidiaries;" provided that such Lien shall only be a "Permitted Lien" so long as such Indebtedness requires a restriction on distributions referred to under clause (7) of the covenant described under "Certain Covenants--Limitation on Restrictions on Distributions from Restricted Subsidiaries."

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Pulse Shareholders" means Emilio A. Fernandez, Jr., Eric A. Fernandez, Ofelia B. Fernandez, Emily A. Fernandez, Angel P. Bezos, Michelle R. Bezos, Jennifer A. Bezos, David R. Bezos, Jose M. Llosa and Ronald L. Woltz.

   "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, including borrowings, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) Incurred to finance the acquisition or construction by any Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that the principal amount of such Indebtedness does not exceed the lesser of eighty-five percent (85%) of the cost or eighty-five percent (85%) of the fair market value of the asset being financed (such fair market value as determined in good faith by the Board of Directors, as evidenced by a resolution).

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the date of the Existing Notes Indenture or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (iv) such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated in right of payment to the Notes.

   "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the date of the Existing Notes Indenture.

   "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or rights to acquire its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a

Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or of any Restricted Subsidiary held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Wholly-Owned Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) any principal payment on, or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than (x) a Permitted Investment or (y) any Investment made to acquire a Restricted Subsidiary).

   "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and leases it back from such Person, other than leases for a term of not more than 12 months or between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

   "Securities Act" means the Securities Act of 1933, as amended.

   "SEC" means the Securities and Exchange Commission.

   "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the date of the Existing Notes Indenture or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is expressly subordinate in right of payment to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Existing Notes Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

   "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

   "Trustee" means the party named as such in this Indenture until a successor replaces it in accordance with the applicable provisions hereof, and thereafter means such successor serving hereunder.

   "Unallocated ESOP Shares" means shares of Common Stock of the Company which are held by the ESOP but have not yet been allocated to participants' accounts.

   "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant entitled "Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Vestar" means Vestar WABCO Investors, L.P., a Delaware limited partnership.

   "Vestar Capital" means Vestar Capital Partners, Inc., a Delaware corporation.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Voting Trust" shall mean the RAC Voting Trust, established pursuant to the RAC Voting Trust/Disposition Agreement, dated as of January 9, 1990, as amended as of February 28, 1990, March 9, 1990 and amended pursuant to that certain Amended WABCO Voting Trust/Disposition Agreement dated as of January 31, 1995, by and between the individuals named therein and the voting trustees (as such agreement may be further amended or modified from time to time).

   "Wholly-Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly-Owned Subsidiaries.

Certain Covenants

   The Indenture contains covenants including, among others, the covenants described below.

   Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless (i) the Consolidated Coverage Ratio at the date of such Incurrence exceeds 2.5 to 1.0; and (ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Indebtedness.

   (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Credit Agreement so long as the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $250 million; (2) Subordinated Indebtedness owed to and held by a Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of such Subordinated Indebtedness (other than to another Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Subordinated Indebtedness by the Company;
(3) the Notes and the Existing Notes; (4) Indebtedness outstanding on the date of the Existing Notes Indenture (other than Indebtedness described in clause
(1), (2) or (3) of this covenant); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or
(4) or this clause (5) of this covenant; (6) additional Indebtedness in an aggregate principal amount outstanding at any time not exceeding $60 million Incurred pursuant to the Credit Agreement or any replacement thereof; (7) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses (1) through (5) above of this covenant) does not exceed $80 million (less the aggregate amount of any Indebtedness Incurred pursuant to clause (6) of this covenant); and (8) Indebtedness arising out of Capital Lease Obligations, Purchase Money Indebtedness and Sale/Leaseback Transactions permitted pursuant to the covenant described under "Limitation on Sale/Leaseback Transactions" in an aggregate principal amount outstanding at any one time not exceeding $20 million.

   (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness.

   Limitation on Indebtedness and Capital Stock of Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Capital Stock except: (1) Indebtedness or Capital Stock issued to and held by the Company or a Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of such Indebtedness or Capital Stock (other than to the Company or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Capital Stock by the issuer thereof; (2) Indebtedness or Capital Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Capital Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Indebtedness Incurred in respect thereof; provided, however, that such Refinancing Indebtedness shall only be permitted under this clause (2) to the extent Incurred by the Subsidiary that originally Incurred such Indebtedness; (3) Indebtedness or Capital Stock issued and outstanding on or prior to the date of the Existing Notes Indenture (other than Indebtedness described in clauses (1) or (2) of this covenant); (4) Purchase Money Indebtedness; provided, however, that the aggregate amount of Purchase Money Indebtedness outstanding after giving pro forma effect to any Incurrence of Purchase Money Indebtedness may not exceed $30 million unless, after giving effect to the Incurrence of such Purchase Money Indebtedness, the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; (5) Indebtedness Incurred by any Restricted Subsidiary that is a Foreign Subsidiary; provided, however, that any such Indebtedness Incurred by such Restricted Subsidiary shall not exceed twenty percent (20%) of the Consolidated Net Tangible Assets of such Restricted Subsidiary; (6) Refinancing Indebtedness Incurred in respect of Indebtedness or Capital Stock referred to in clauses (3) or (4) or this clause (6); and (7) Indebtedness Incurred by any Restricted Subsidiary that is a Foreign Subsidiary for the purpose of acquiring a Restricted Subsidiary that is a Foreign Subsidiary; provided, the principal amount of such Indebtedness may not exceed the purchase price for such Subsidiary; provided further, that after giving effect to the Incurrence of such Indebtedness, the Company would be able to

Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness."

   Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); or (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Existing Notes Issue Date would exceed the sum of (A) fifty percent (50%) of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1995 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus one hundred percent (100%) of such deficit); and (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (excluding Disqualified Stock and including Capital Stock issued upon conversions of convertible debt or upon exercise of options or warrants) subsequent to the Existing Notes Issue Date (excluding an issuance or sale to a Subsidiary of the Company and excluding an issuance or sale to the ESOP). As of September 30, 1998, the Company would have been able to make a Restricted Payment of $15.1 million.

   (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (ii) the Company and its Restricted Subsidiaries from making loans or advancements to, or investments in, any Joint Venture in an aggregate amount not exceeding $15 million plus the lesser of (i) any amounts received as repayment of any such loan, advancement or investment and (ii) the initial amount thereof; (iii) the declaration or payment of dividends on Common Stock of the Company following a public offering of its Common Stock of up to six percent (6%) per annum of the Net Cash Proceeds received by the Company in such public offering; (iv) the Company and its Restricted Subsidiaries from making any contribution to the ESOP or refinancing the ESOP Loan; (v) any purchase or redemption of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or the ESOP); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (vi) any purchase or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "Limitation on Indebtedness"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (vii) loans and advances to employees of the Company or any of its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed $5 million; (viii) the redemption of up to 4,000,000 shares of Common Stock from Scandinavian Incentive Holdings, B.V. on or prior to April 30, 1997 at an aggregate price that, together with Restricted Payments otherwise permitted under clause (a) above, would not exceed $44,000,000; provided, however, that Restricted Payments made pursuant to this clause (viii) shall be included in the calculation of Restricted Payments for all purposes under clause (3) of paragraph (a) above; and (ix) up to an aggregate amount of $2,000,000 of additional Restricted Payments from and after March 21, 1997 until such time as the Company has the authority under paragraph
(a) above to make such Restricted Payments; provided, however, that Restricted Payments made pursuant to this clause (ix) shall be included in the calculation of Restricted Payments for all purposes under clause 3 of paragraph (a) above. For purposes of performing the calculation specified in clause (a)(3) above, amounts paid in respect of clauses (i) and (iii) of this paragraph (b) shall be counted as Restricted Payments and amounts paid in respect of clauses (ii),
(iv) and

(v) of this paragraph (b) shall not be counted as a Restricted Payments. Any sale or transfer of property by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary with the intention of taking back a lease of that property will be considered a loan to that Unrestricted Subsidiary for this purpose.

   Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary,
(ii) to make any loans or advances to the Company or any Restricted Subsidiary,
(iii) to transfer any of its property or assets to the Company or any Restricted Subsidiary or (iv) to make payments in respect of any Indebtedness owed to the Company or any Restricted Subsidiary, except: (1) any such encumbrance or restriction pursuant to an agreement in effect at or entered into on the Existing Notes Issue Date; (2) any such encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any such encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than any such encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (5) in the case of clause (iii) above, encumbrances and restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (6) any such encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (7) any such encumbrance or restriction with respect to any Restricted Subsidiary that is a Foreign Subsidiary pursuant to an agreement relating to Indebtedness permitted to be Incurred pursuant to clause (7) of the covenant described under "Limitation on Indebtedness and Capital Stock of Restricted Subsidiaries;" and
(8) restrictions imposed by applicable law.

   Limitation on Sales of Assets. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value thereof; (ii) at least seventy-five percent (75%) of the consideration received by the Company or such Restricted Subsidiary, as the case may be, consists of cash or Cash Equivalents or Fully Traded Common Stock; provided, however, that the amount of any Senior Indebtedness of the Company or such Restricted Subsidiary that is assumed by the transferee in any such transaction shall be deemed to be cash for purposes of this provision (a) and
(iii) the Net Available Cash received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition is applied in accordance with the following paragraphs.

   In the event and to the extent that the Company makes one or more Asset Dispositions on or after the Existing Notes Issue Date in any period of 12 consecutive months with respect to assets the Fair Market Value of which exceeds $20 million as of the beginning of such 12-month period, then the Company shall (i) within 365 days after the date the Net Available Cash so received from such Asset Dispositions exceeds $20 million (such excess being referred to as "Excess Net Available Cash") and to the extent the Company elects (or is required by the terms of any Indebtedness) (A) apply an amount equal to such Excess Net Available Cash to repay Senior Indebtedness or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets and (ii) apply such Excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this covenant. The amount of such Excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute "Excess Proceeds."

   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to one hundred percent (100%) of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

   If any Excess Net Available Cash is used to repay either Notes or Existing Notes, the Company will make an offer to repurchase Existing Notes or Notes, as the case may be, on a pro rata basis.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other applicable laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under this covenant and the Company is required to repurchase Notes as described above. To the extent that the provisions of any applicable laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

   (b) In the event of the transfer of substantially all (but not all) the property and assets of the Company as an entirety to a Person in a transaction permitted under "Merger and Consolidation," the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

   Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof are no less favorable to the Company or such Restricted Subsidiary than those which could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate.

   In addition, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Affiliate Transaction unless: (i) with respect to such Affiliate Transaction involving the aggregate value, remuneration or other consideration of more than $1 million but less than or equal to $5 million, the Company has obtained approval of a majority of the Board of Directors of the Company (including a majority of the disinterested directors); and (ii) with respect to such Affiliate Transaction involving the aggregate value, remuneration or other consideration of more than $5 million, the Company has delivered to the Trustee an opinion of a nationally recognized investment banking firm to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

   (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments;" (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors; (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors; (iv) any Affiliate Transaction between the Company and a Wholly-Owned

Subsidiary or between Wholly-Owned Subsidiaries; and (v) any transaction entered into by the Company or any Restricted Subsidiary with the Plan.

   Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

   (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

   (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

   The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. In addition, the Company may be prohibited under the terms of its other financing instruments from repurchasing the Notes upon a Change of Control. Finally, there can be no assurance that the Company will have the financial ability to purchase the Notes upon a Change of Control.

   Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Existing Notes Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

   Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to create a Lien on such property without equally and ratably securing the Notes pursuant to the covenant described under "Limitation on Liens" or (ii) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors) of such property and the Company or such Restricted Subsidiary shall apply or cause to be applied an amount in cash equal to the net proceeds of such sale to the retirement, within 30 days of the effective date of such Sale/Leaseback Transaction, of Senior Indebtedness of the Company (including the Notes) or Indebtedness or Preferred Stock of a Restricted Subsidiary.

   Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the

Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Consolidated Coverage Ratio of the Successor Company is at least 1:1; provided, however, that, if the Consolidated Coverage Ratio of the Company before giving effect to such transaction is within a range set forth in column (A) below, then the Consolidated Coverage Ratio of the Successor Company shall be at least equal to the lesser of (1) the ratio determined by multiplying the relevant percentage set forth in column (B) below by the Consolidated Coverage Ratio prior to such transaction and (2) the relevant ratio set forth in column (C) below:

                  (A)                         (B)                                     (C)
           -----------------                  ---                                 -----------
           1.11:1 to 1.99:1                   90%                                 1.50:1
           2.00:1 to 2.99:1                   80%                                 2.10:1
           3.00:1 to 3.99:1                   70%                                 2.40:1
           4.00:1 or greater                  60%                                 2.50:1; and

   (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction.

   The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officer's Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

   The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

   SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

Defaults

   An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply for 30 days after notice with its obligations under "Certain Covenants" and its other agreements contained in the Indenture (except in the case of a default with respect to the covenants described under "Certain Covenants--Change of Control" and "Certain Covenants--Merger and Consolidation," which will constitute Events of Default with notice but without passage of time), (iv) Indebtedness of the Company is accelerated by the holders thereof because of a default and the total amount of such Indebtedness accelerated exceeds $5 million (or its foreign currency equivalent) with respect to any individual Indebtedness or, together with all Indebtedness unpaid or accelerated, aggregates $10 million (or its foreign currency equivalent) (the "cross acceleration provision"); (v) certain events of bankruptcy, insolvency or reorganization of the Company (the "bankruptcy provisions") or (vi) any judgment or decree for the payment of money in excess of $5 million (or its foreign currency equivalent) (to the extent not covered by insurance) with respect to any individual judgment or decree or aggregating $10 million (or its foreign currency equivalent) is rendered against the Company or any Restricted Subsidiary and is not discharged within a period of 60 days following such judgment (the "judgment default provision").

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least twenty-five percent (25%) in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless
(i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least twenty-five percent (25%) in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding, subject to certain exceptions. However, without the consent of each affected holder of an outstanding Note, no amendment may, among other things, (i) reduce the principal amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of, any installment of interest on or any premium with respect to any Note, change the Stated Maturity of any Note or change the periods during which any Note may be redeemed as described under "Optional Redemption" above, (iv) make any Note payable in currency other than that stated in the Note, (v) impair the right of any holder of the Notes to receive payment of principal of and interest on Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vi) reduce the percentage in principal amount of outstanding Notes the consent of the holders of which is necessary to amend the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults.

   Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to secure the Notes, to provide for a replacement trustee, to add to the covenants and agreements of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that does not adversely affect the legal rights of any holder of the Notes.

   After an amendment, supplemental indenture or waiver under the Indenture becomes effective, the Company is required to mail to holders of the Notes affected thereby a copy of such amendment, supplemental indenture or waiver and a notice briefly describing such amendment, supplemental indenture or waiver. However, the failure to give such notice, or any defect therein, will not impair or affect the validity of the amendment, supplemental indenture or waiver.

Transfer

   The Old Notes were issued in registered form and are transferable only upon the surrender of the Old Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption; (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes; (iii) rights of holders of the Notes to receive payments of principal and interest on the Notes; (iv) rights, obligations and immunities of the Trustee under the Indenture; and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (a) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (b) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or
(c)(1) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (2) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is party or by which it is bound and the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions related to such defeasance have been complied with.

   The Indenture will also cease to be in effect (except as described in (i)-
(v) in the immediately preceding paragraph) and the Indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company has delivered to the Trustee an Opinion of Counsel stating that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions related to the defeasance have been complied with.

   The Company may also be released from its obligations under "Certain Covenants" and shall cease to be subject to clauses (iii), (iv) and (vi) of the first paragraph under "Defaults," with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in such sections of the Indenture, whether directly or indirectly by reason of any reference elsewhere in the Indenture to such sections or by reason of any reference in such sections to any other provisions in the Indenture or in any other document, and such omission will not constitute an Event of Default.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder will be treated as the owner of it for all purposes.

Governing Law

   The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                         BOOK-ENTRY; DELIVERY AND FORM

   The Old Notes offered and sold in connection with the Initial Offering were sold solely to "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), pursuant to Rule 144A and in offshore transactions to persons other than "U.S. persons," as defined in Regulation S under the Securities Act ("Non-U.S. Persons"), in reliance on Regulation S. Following the Initial Offering of the Old Notes, the Old Notes may have been sold to QIBs pursuant to Rule 144A, Non-U.S. Persons in reliance on Regulation S and pursuant to other exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, as described under "Transfer Restrictions," including sales to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act ("Institutional Accredited Investors"), that are not QIBs.

The Global Notes

   Rule 144A Global Note. The Old Notes offered and sold to QIBs pursuant to Rule 144A were issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note was deposited on the date of the closing of the sale of the Old Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, but remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

   Regulation S Global Notes. The Old Notes offered and sold in the Initial Offering in offshore transactions to Non-U.S. Persons in reliance on Regulation S will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Regulation S Global Note"). The Regulation S Global Note was deposited upon issuance with, or on behalf of, a custodian for DTC in the manner described in the preceding paragraph for credit to the respective accounts of the purchasers (or to such other accounts as they may have directed) at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Cedel Bank, societe anonyme ("Cedel").

   Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Euroclear or Cedel that are participants in the DTC system. Euroclear and Cedel hold such interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. Such depositories, in turn, hold such interests in the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC.

   Institutional Accredited Investor Global Note. In connection with the sale of the Old Notes to an Institutional Accredited Investor in the Initial Offering, beneficial interests in any of the Global Notes (as defined below) may have been exchanged for interests in a separate note in registered form, without interest coupons (the "Institutional Accredited Investor Global Note"), which were deposited on the Closing Date with, or on behalf of, a custodian for DTC in the manner described in the preceding paragraphs.

   Except as set forth below, the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note (collectively, the "Global Notes") may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

   The Old Notes are subject to certain restrictions on transfer and bear a restrictive legend as set forth under "Transfer Restrictions."

   All interests in the Global Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Company nor the Initial Purchaser take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

   The Company expects that pursuant to procedures established by DTC (i) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through such Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

   Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

   Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                        EXCHANGE AND REGISTRATION RIGHTS

   In connection with the issuance of the Original Notes, the Company entered into the Exchange and Registration Rights Agreement with the Initial Purchaser of the Original Notes.

   The following description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement. The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Notes identified to the Company by an Initial Purchaser upon request.

   The Company and the Initial Purchaser entered into the Exchange and Registration Rights Agreement concurrently with the issuance of the Old Notes. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 105 days after the date of issuance of the Old Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to this registered exchange offer (the "Exchange Offer") for the Old Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes (the "Exchange Notes") that are identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes.

   If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Securities validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Securities within 180 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Notes to participate in the Exchange Offer, (v) any holder of Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Notes, or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

   The Company has agreed to use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 180 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period ending on the earliest of (i) two years from the Issue Date or such shorter period that will terminate when all the transfer restricted Securities covered by the Registration Statement have been sold pursuant thereto and (ii) the date on which the Securities become eligible for resale without volume restrictions pursuant to Rule 144.

   If (i) the Registration Statement was not filed with the Commission on or prior to 90 days after the Issue Date; (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the Commission's staff, if later, within 45 days after publication of the change in law or interpretation); (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the Commission's staff, if later, within 45 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company would have been, or will be, obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement was filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

   Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   The Old Notes were originally sold by the Company on January 12, 1999 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers and in offshore transactions to persons other than U.S. persons pursuant to Rule 144. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Exchange and Registration Rights Agreement on the date of the Initial Offering (the "Issue Date"). Certain terms of the Exchange and Registration Rights Agreement are summarized as follows:

     (a) The Company has agreed to file with the Securities and Exchange Commission (the "SEC" or "Commission"), on or before the Filing Date, an offer to exchange (the "Exchange Offer") any and all of the Registrable Securities for a like aggregate principal amount of senior subordinated debt securities of the Company which are identical to the Notes (the "Exchange Notes") (and which are entitled to the benefits of a trust indenture which is identical to the Indenture (other than such changes as are necessary to comply with any requirements of the SEC to effect or maintain the qualification of such trust indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")) and which has been qualified under the Trust Indenture Act), except that the Exchange Notes shall have been registered pursuant to an effective Registration Statement under the Securities Act and shall contain no restrictive legend thereon. The Exchange Offer will be registered under the Securities Act on the appropriate form (the "Exchange Offer Registration Statement") and will comply with all applicable tender offer rules and regulations under the Exchange Act. The Company agrees to use its best efforts to (i) cause the Exchange Offer Registration Statement to become effective and commence the Exchange Offer on or prior to the Effectiveness Date, (ii) keep the Exchange Offer open until the Expiration Date and (iii) exchange Exchange Notes for all Notes validly tendered and not withdrawn pursuant to the Exchange Offer on or prior to the fifth day following the Expiration Date.

     The Company has agreed to use its best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement the prospectus contained therein in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for at least 180 days (or such shorter time as such persons must comply with such requirements in order to resell the Exchange Notes) (the "Applicable Period").

     (b) If, (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the fifth day after the Expiration Date,
  (iv) any Holder of Private Exchange Notes so requests, or (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under Federal securities laws (the occurrence of any such event, a "Shelf Registration Event"), then, in the case of each of clauses
  (i) through (v) of this sentence, the Company shall promptly deliver to the Holders and the Trustee notice thereof (the "Shelf Notice") and thereafter the Company shall file an Initial Shelf Registration Statement pursuant to the terms of the Exchange and Registration Rights Agreement.

Shelf Registration

   If a Shelf Registration Event has occurred (and whether or not an Exchange Offer Registration Statement has been filed with the SEC or has become effective, or the Exchange Offer has been consummated), then:

     (a) Initial Shelf Registration Statement. The Company shall promptly prepare and file with the SEC a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities (the "Initial Shelf Registration Statement"). The Company shall file with the SEC the Initial Shelf Registration Statement on or prior to the Filing Date. The Initial Shelf Registration Statement shall be on Form S-1 or another appropriate form if available, permitting registration of such Registrable Securities for resale by such holders in the manner designated by them (including, without limitation, in one or more underwritten offerings). The Company shall not permit any securities other than the Registrable Securities to be included in the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement. The Company shall use its best efforts to cause the Initial Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Effectiveness Date, and to keep the Initial Shelf Registration Statement continuously effective under the Securities Act until the date which is 24 months from the Closing Date or such shorter period ending when
  (i) all Registrable Securities covered by the Initial Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Initial Shelf Registration Statement or (ii) a Subsequent Shelf Registration Statement covering all of the Registrable Securities has been declared effective under the Securities Act (such 24 month or shorter period, the "Effectiveness Period").

     (b) Subsequent Shelf Registration Statements. If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), the

  Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event the Company shall within 45 days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement"). If a Subsequent Shelf Registration Statement is filed, the Company shall use its best efforts to cause the Subsequent Shelf Registration Statement to be declared effective as soon as reasonably practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period. As used herein the term "Shelf Registration Statement" means the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement.

     (c) Supplements and Amendments. The Company shall promptly supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement or by any underwriter of such Registrable Securities.

Additional Interest

   The Company agrees to pay, as liquidated damages, additional interest on the Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which shall be given independent effect and shall not be duplicative):

     (i) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement has not been filed on or prior to the applicable Filing Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Event described in clause (i) of paragraph
  (b) of "--Purpose and Effect of Exchange Offer" above shall have occurred prior to the Filing Date), Additional Interest shall accrue on the Old Notes over and above the stated interest in an amount equal to $0.192 per week (or any part thereof) per $1,000 principal amount of the Old Notes;

     (ii) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement is not declared effective by the SEC on or prior to the Effectiveness Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Event described in clause (i) of paragraph
  (b) of "--Purpose and Effect of Exchange Offer" above shall have occurred), Additional Interest shall accrue on the Old Notes over and above the stated interest in an amount equal to $0.192 per week (or any part thereof) per $1,000 principal amount of Old Notes; and

     (iii) if (A) the Company has not exchanged Exchange Notes for all Old Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer on or prior to the fifth day after the Expiration Date, or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the Expiration Date, or (C) if applicable, any Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period, then Additional Interest shall accrue on the Old Notes over and above the stated interest in an amount equal to $0.192 per week (or any part thereof) per $1,000 principal amount of the Old Notes commencing on the (x) sixth day after the Expiration Date, in the case of
  (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above; provided, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement as required hereunder (in the case of clause (i) of this paragraph), (2) upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement as required hereunder (in the case of clause (ii) of this paragraph) or (3) upon the exchange of Exchange Notes for all Old Notes validly tendered and not withdrawn (in the case of clause (iii)(A) of this paragraph), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) of this paragraph), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) of this paragraph), or upon the effectiveness of a Subsequent Shelf

  Registration Statement (in the case of clause (iii)(C) of this paragraph), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue (but any accrued amount shall be payable).

   Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

                          TERMS OF THE EXCHANGE OFFER

   The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Exchange and Registration Rights Agreement, which requires the Company to use its best efforts to effect the Exchange Offer.

   The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Original Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Notes. Any holder who tenders Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Notes could not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

   Holders of Original Notes not tendered will not have only limited continuing registration rights and the Original Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Original Notes could be adversely affected.

   NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

Period for Tendering Original Notes

   Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Original Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means the earlier of (i) 5:00 p.m., New
York City time, on [      ], 1999 or (ii) the date when all Original Notes have
been tendered; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended
beyond [      ], 1999. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Paying Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

   As of the date of this Prospectus, $75,000,000 aggregate principal amount of the Original Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about [      ], 1999, to all holders of
Original Notes known to the Company. The Company's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions" below.

   The terms of the Exchange Notes and the Original Notes are identical in all material respects (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and would be registered under the Securities Act. The Original Notes were, and the Notes will be, issued under the Indenture and both the Original Notes and the Notes are entitled to the benefits of the Indenture.

   Original Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any amendment, nonacceptance or termination to the holders of the Original Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of holders to withdraw tendered Original Notes prior to the Expiration Date. See "--Withdrawal of Tenders."

Procedures For Tendering Original Notes

   The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

   A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY

IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

   If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

   The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

   A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of

Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful.

   The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

   If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

   By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

   Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

   The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

   The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

   The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 90 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

Withdrawal Of Tenders

   Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   To withdraw a tender of Old Notes in the Exchange Offer, a letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

Conditions

   Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

     (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

   If the Company determine in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

Exchange Agent

   The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

     BY HAND/OVERNIGHT COURIER:                         BY MAIL:
        The Bank of New York                      The Bank of New York
         101 Barclay Street                   101 Barclay Street, Floor 7E
   Corporate Trust Services Window              New York, New York 10286
            Ground Level                       Attention: Nathalie Simon,
     Attention: Nathalie Simon,                      Reorganization
           Reorganization                                Section
               Section

                                 BY FACSIMILE:
                                 (212) 815-6339

   Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

   DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

   The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

   The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

Consequences Of Failure To Exchange

   The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale Of The Exchange Notes

   With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

   As contemplated by these no-action letters and the Exchange and Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to those persons who acquire the Notes for cash and is limited to investors who hold the Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the United States dollar, persons owning Notes through partnerships or other pass-through entities, or former citizens or residents of the United States).

   Except as the context otherwise requires, reference in this Section to the Notes shall apply to both the Old Notes and the Exchange Notes received therefor (See "Exchange and Registration Rights").

   Each prospective investor should consult its tax advisor as to the particular tax consequences to such purchaser of the purchase, ownership and disposition of the notes, including the applicability of any federal estate or gift tax laws or any state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

United States Taxation of United States Holders

   As used herein, (A) the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States Fiduciaries have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a United States Holder.

 Payments of Interest

   Stated interest payable on the Notes generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

 Market Discount

   If a United States Holder purchases a Note for an amount that is less than its "stated redemption price at maturity" (which, in the case of the Notes, will be their principal amount), the amount of the difference will be treated as "market discount" for the federal income tax purposes, unless such difference is less than a specified de minimus amount. Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount which has not previously been included in income at the time of such payment or disposition. In addition, such a United States Holder may be required to defer until maturity of the Notes or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense of any indebtedness incurred or continued to purchase or carry such Note.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue the market discount on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

 Bond Premium

   If a United States Holder purchases a Note (in the Offering or at any time thereafter) for an amount that exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the Note has "bond premium." A United States Holder may elect to amortize such bond premium over the remaining term of such Note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date) using a constant yield method.

   If bond premium is amortized, the amount of interest that must be included in the United States Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity. If such an election to amortize bond premium is not made, a United States Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such United States Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

   An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includable in the United States Holder's gross income, held at the beginning of the United States Holder's first taxable year to which the election applies or which election applies or that there are thereafter acquired and may be revoked only with the consent of the IRS.

   Solely for purpose of applying the foregoing rules on bond premium, if an issuer of a note has an option to redeem the note prior to maturity, it will be assumed that the issuer will exercise the option in a manner that maximizes the yield to maturity on the note (the "Deemed Exercise Rule"). If the Deemed Exercise Rule applies, the amount of amortizable bond premium with respect to the Notes will be determined as if the Notes matured on the deemed exercise date (as opposed to the stated maturity date). If the Deemed Exercise Rule applies and the optional redemption does not occur by the date that it was deemed to occur, the Notes will be treated (solely for purposes of computing amortizable bond premium) as if the Notes were retired on the deemed exercise date and immediately reissued for their adjusted acquisition price on such date. The adjusted acquisition price is the amount the Holder paid for the Notes less any previously amortized bond premium.

 Disposition of the Notes

   A United States Holder's adjusted tax basis in a Note generally will equal the purchase price paid therefor, increased by market discount previously included in income by such U.S. Holder and reduced by any amortized premium on the Note. Upon the sale, exchange, retirement at maturity or other disposition of a Note (collectively, a "disposition"), a United States Holder generally will recognize gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, except to the extent that the market discount rules otherwise provide. Under current law, net capital gain of individuals for property held for more than one year is generally subject to a maximum Federal tax rate of twenty percent (20%). The deductibility of capital losses is subject to limitation.

   The exchange of a Note for an Exchange Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Note for United States federal income tax purposes and, accordingly, the Exchange Note received will be treated as a continuation of the Note in the hands of such holder. As a result, (i) a Holder will not recognize taxable gain or loss as a result of exchanging Notes for Exchange Notes pursuant to the Exchange Offer, (ii) the holding period of the Exchange Notes will include the holding period of the Notes exchanged therefor and (iii) the adjusted tax basis of the Exchange Notes immediately after the exchange will be the same as the adjusted tax basis immediately prior to the exchange of the Notes exchanged therefor.

United States Taxation of Non-U.S. Holders

 Payments of Interest

   In general, under the "portfolio interest" exception payments of interest received or accrued by a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, (i)(a) the Non-U.S., Holder does not actually or constructively own ten percent (10%) or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies, under penalties of perjury, that it is not a United States Holder, or otherwise satisfies applicable certification requirements, (ii) the interest received on the Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain reporting requirements; or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of thirty percent (30%) (subject to reduction under an applicable income tax treaty).

 Disposition of the Notes

   A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a Note, unless (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied. In addition, an exchange of a Note for an Exchange

Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Note for Non-U.S. Holders. See "United States Taxation of United States Holders--Disposition of the Notes."

 Effectively Connected Income

   If interest and other payments received by a Non-U.S. Holder with respect to the Notes (including proceeds from the disposition of the Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the Notes), such Non-U.S. Holder will generally be subject to the rules described above under "United States Taxation of United States Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a non-U.S. corporation.

Backup Withholding and Information Reporting

   Certain non-corporate United States Holders may be subject to backup withholding at a rate of thirty-one percent (31%) on payments of principal, premium and interest on, and the proceeds of the disposition of, the Notes. In general, backup withholding will be imposed only if the United States Holder
(i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

   The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

   Backup withholding and other information reporting generally will not apply to payments made to a Non-U.S. Holder of a Note who provides the requisite certification or otherwise establishes an exemption from backup withholding. Payments by a United Stares office of a broker of the proceeds of a disposition of the Notes generally will be subject to backup withholding at a rate of thirty-one percent (31%) unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

   The amount of any backup withholding imposed on a payment to a holder of a Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Recently Issued Treasury Regulations

   The U.S. Treasury Department recently issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999. The new Treasury regulations generally would not alter the treatment of Non-U.S. Holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Notes.

   The Company believes that the exchange of Old Notes for Exchange Notes pursuant to the exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. A broker-dealer may not participate in the Exchange Offer with respect to Old Notes acquired other than as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed for a period of 90 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. In
addition, until [      ], 1999 (90 days after the date of this Prospectus), all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

   The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

   By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                 LEGAL MATTERS

   The validity of the Exchange Notes offered hereby will be passed upon for the Company by Reed Smith Shaw & McClay LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

   The consolidated financial statements and schedules incorporated in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

                         WESTINGHOUSE AIR BRAKE COMPANY

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

   The financial statements, financial statement schedules and exhibits listed below are filed as part of this Prospectus:

                                                                          Page
                                                                          ----
Financial Statements of WABCO
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheet as of December 31, 1998 and 1997..............  F-3
Consolidated Statement of Operations for the three years ended December
 31, 1998, 1997 and 1996.................................................  F-4
Consolidated Statement of Cash Flows for the three years ended December
 31, 1998, 1997 and 1996.................................................  F-5
Consolidated Statement of Shareholders' Equity for the three years ended
 December 31, 1998, 1997 and 1996........................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Financial Statement Schedules
Report of Independent Public Accountants................................. F-24
Schedule II--Valuation and Qualifying Accounts........................... F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Westinghouse Air Brake Company:

   We have audited the accompanying consolidated balance sheet of Westinghouse Air Brake Company (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westinghouse Air Brake Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Pittsburgh, Pennsylvania,
February 17, 1999

                         WESTINGHOUSE AIR BRAKE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                             December 31
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
                                                        Dollars in thousands,
                                                          except par value
                        Assets
Current Assets
  Cash................................................. $    3,323  $      836
  Accounts receivable..................................    132,901      91,438
  Inventories..........................................    103,560      69,297
  Deferred taxes.......................................     13,006      11,169
  Other................................................     10,171       7,759
                                                        ----------  ----------
    Total current assets...............................    262,961     180,499
Property, plant and equipment..........................    214,461     186,534
Accumulated depreciation...............................    (89,480)    (78,167)
                                                        ----------  ----------
    Property, plant and equipment, net.................    124,981     108,367
Other Assets
  Prepaid pension costs................................      5,724       5,061
  Goodwill.............................................    151,658      66,599
  Other intangibles....................................     46,021      42,466
  Other noncurrent assets..............................      4,839       7,887
                                                        ----------  ----------
    Total other assets.................................    208,242     122,013
                                                        ----------  ----------
      Total Assets..................................... $  596,184  $  410,879
                                                        ==========  ==========
         Liabilities and Shareholders' Equity
Current Liabilities
  Current portion of long-term debt.................... $   30,579  $   32,600
  Accounts payable.....................................     62,974      37,582
  Accrued income taxes.................................      8,352         488
  Customer deposits....................................     20,426      21,210
  Accrued compensation.................................     12,769      13,080
  Accrued warranty.....................................     12,657      12,851
  Accrued interest.....................................      1,616       3,038
  Other accrued liabilities............................     18,177      10,931
                                                        ----------  ----------
    Total current liabilities..........................    167,550     131,780
Long-term debt.........................................    437,238     332,334
Reserve for postretirement benefits....................     16,238      14,860
Accrued pension costs..................................      3,631       4,700
Deferred income taxes..................................      3,463       5,561
Other long-term liabilities............................      1,917         907
                                                        ----------  ----------
    Total liabilities..................................    630,037     490,142
Shareholders' Equity
  Preferred stock, 1,000,000 shares authorized, no
   shares issued.......................................        --          --
  Common stock, $.01 par value; 100,000,000 shares
   authorized: 47,426,600 shares issued................        474         474
  Additional paid-in capital...........................    107,720     105,522
  Treasury stock, at cost, 13,532,092 and 13,743,924
   shares..............................................   (187,654)   (190,657)
  Unearned ESOP shares, at cost, 8,564,811 and
   8,751,531 shares....................................   (128,472)   (131,273)
Retained earnings......................................    182,291     141,617
Unamortized restricted stock award.....................       (162)        --
Accumulated other comprehensive income (loss)..........     (8,050)     (4,946)
                                                        ----------  ----------
    Total shareholders' equity.........................    (33,853)    (79,263)
                                                        ----------  ----------
      Liabilities and Shareholders' Equity............. $  596,184  $  410,879
                                                        ==========  ==========

         The accompanying notes are an integral part of this statement.

                         WESTINGHOUSE AIR BRAKE COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     Year Ended
                                                     December 31
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
                                         In thousands, except per share data
Net sales............................... $   670,909  $   564,441  $   453,512
Cost of sales...........................     451,730      378,323      300,163
                                         -----------  -----------  -----------
    Gross profit........................     219,179      186,118      153,349
Selling and marketing expenses..........      30,711       25,364       18,643
General and administrative expenses.....      45,337       38,153       28,890
Engineering expenses....................      30,436       24,386       18,244
Amortization expense....................       8,029        8,240        7,854
                                         -----------  -----------  -----------
    Total operating expenses............     114,513       96,143       73,631
    Income from operations..............     104,666       89,975       79,718
Other income and expenses
  Interest expense......................      31,217       29,729       26,152
  Other expense (income), net...........         919         (344)         (82)
                                         -----------  -----------  -----------
    Income before income taxes and
     extraordinary item.................      72,530       60,590       53,648
Income taxes............................      27,561       23,327       20,923
                                         -----------  -----------  -----------
    Income before extraordinary item....      44,969       37,263       32,725
Loss on early extinguishment of debt,
 net of tax.............................       3,315          --           --
                                         -----------  -----------  -----------
    Net income.......................... $    41,654  $    37,263  $    32,725
                                         ===========  ===========  ===========
Earnings Per Common Share
  Basic
    Income before extraordinary item.... $      1.79  $      1.45  $      1.15
    Extraordinary item..................        (.13)         --           --
                                         -----------  -----------  -----------
    Net income.......................... $      1.66  $      1.45  $      1.15
                                         ===========  ===========  ===========
  Diluted
    Income before extraordinary item.... $      1.75  $      1.42  $      1.15
    Extraordinary item..................        (.13)         --           --
                                         -----------  -----------  -----------
    Net income.......................... $      1.62  $      1.42  $      1.15
                                         ===========  ===========  ===========
  Weighted Average Shares Outstanding
    Basic...............................      25,081       25,693       28,473
    Diluted.............................      25,708       26,173       28,473
                                         ===========  ===========  ===========

         The accompanying notes are an integral part of this statement.

                         WESTINGHOUSE AIR BRAKE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                         Year Ended
                                                         December 31
                                                 -----------------------------
                                                   1998       1997      1996
                                                 ---------  --------  --------
                                                    Dollars in thousands
Operating Activities
 Net income..................................... $  41,654  $ 37,263  $ 32,725
 Adjustments to reconcile net income to cash
  provided by operations
  Extraordinary loss on extinguishment of debt..     3,315
  Depreciation and amortization.................    25,208    24,624    22,249
  Provision for ESOP contribution...............     4,472     3,229     2,870
  Deferred income taxes.........................    (3,935)   (3,506)    2,456
  Changes in operating assets and liabilities,
   net of acquisitions
   Accounts receivable..........................   (26,161)   (6,623)   (9,868)
   Inventories..................................   (16,957)    1,817     8,100
   Accounts payable.............................    20,385     5,900    (6,574)
   Accrued income taxes.........................    12,025    (1,349)     (411)
   Accrued liabilities and customer deposits....   (11,856)    5,522     9,740
   Other assets and liabilities.................    (6,083)       97    (2,376)
                                                 ---------  --------  --------
    Net cash provided by operating activities...    42,067    66,974    58,911
Investing Activities
 Purchase of property, plant and equipment,
  net...........................................   (28,957)  (29,196)  (12,855)
 Acquisitions of businesses, net of cash
  acquired......................................  (112,514)  (13,492)  (78,890)
                                                 ---------  --------  --------
    Net cash used for investing activities......  (141,471)  (42,688)  (91,745)
Financing Activities
 Proceeds from term debt obligations............    64,500              65,000
 Repayments of term debt........................    (7,500)  (18,200)  (26,300)
 Net proceeds from (repayments of) revolving
  credit arrangements...........................     4,675    39,880    (2,935)
 Proceeds from other borrowings                     43,208
 Repayments of other borrowings.................    (2,000)     (555)      (10)
 Debt issuance fees.............................    (2,251)   (2,068)     (492)
 Purchase of treasury stock.....................             (44,000)   (1,629)
 Cash dividends.................................      (980)   (1,009)   (1,127)
 Proceeds from exercise of stock options and
  employee stock purchases......................     2,546     3,513
                                                 ---------  --------  --------
    Net cash provided by (used for) financing
     activities.................................   102,198   (22,439)   32,507
Effect of changes in currency exchange rates....      (307)   (1,629)      735
                                                 ---------  --------  --------
  Increase in cash..............................     2,487       218       408
   Cash, beginning of year......................       836       618       210
                                                 ---------  --------  --------
   Cash, end of year............................ $   3,323  $    836  $    618
                                                 =========  ========  ========
Supplemental Cash Flow Disclosures
 Interest paid during the year.................. $  32,639  $ 30,223  $ 25,624
 Income taxes paid during the year..............    19,471    28,182    20,452
                                                 =========  ========  ========

         The accompanying notes are an integral part of this statement.

                         WESTINGHOUSE AIR BRAKE COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                        Accumulated
                                               Additional            Unallocated           Unamortized     Other
                          Comprehensive Common  Paid-in   Treasury      ESOP     Retained  Restricted  Comprehensive
                             Income     Stock   Capital     Stock      Shares    Earnings  Stock Award Income (Loss)
                          ------------- ------ ---------- ---------  ----------- --------  ----------- -------------
                                                      In thousands, except share data
Balance, December 31,
 1995...................                 $474   $104,776  $(147,702)  $(137,239) $ 73,765     $ --        $(2,772)
Cash dividends ($.04 per
 share).................                                                           (1,127)
Purchase of treasury
 stock..................                                     (1,629)
Allocation of ESOP
 shares.................                            (455)                 3,325
Net income..............     $32,725                                               32,725
Translation adjustment..        (336)                                                                        (336)
                             -------     ----   --------  ---------   ---------  --------     -----       -------
                             $32,389
                             =======
Balance, December 31,
 1996...................                  474    104,321   (149,331)   (133,914)  105,363       --         (3,108)
Cash dividends ($.04 per
 share).................                                                           (1,009)
Purchase of treasury
 stock..................                                    (44,000)
Stock issued under
 option, benefit and
 other plans............                             839      2,674
Allocation of ESOP
 shares.................                             362                  2,641
Net income..............     $37,263                                               37,263
Translation adjustment..      (1,838)                                                                      (1,838)
                             -------     ----   --------  ---------   ---------  --------     -----       -------
                             $35,425
                             =======
Balance, December 31,
 1997...................                  474    105,522   (190,657)   (131,273)  141,617       --         (4,946)
Cash dividends ($.04 per
 share).................                                                             (980)
Stock issued under
 option, benefit and
 other plans............                           1,162      3,003                            (162)
Allocation of ESOP
 shares.................                           1,036                  2,801
Net income..............     $41,654                                               41,654
Translation adjustment..      (3,104)                                                                      (3,104)
                             -------     ----   --------  ---------   ---------  --------     -----       -------
                             $38,550
                             =======
Balance, December 31,
 1998...................                 $474   $107,720  $(187,654)  $(128,472) $182,291     $(162)      $(8,050)
                                         ====   ========  =========   =========  ========     =====       =======

         The accompanying notes are an integral part of this statement.

                         WESTINGHOUSE AIR BRAKE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Business

   Westinghouse Air Brake Company (the Company) is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company's products, which are sold to both the original equipment manufacturer market and the aftermarket, are intended to enhance safety, improve productivity and reduce maintenance costs for its customers. The Company's products include electronic controls and monitors, air brakes, couplers, door controls, draft gears and brake shoes. The Company's primary manufacturing operations are in the United States and Canada, and the Company's revenues have been primarily from North America. The Company's customer base consists of railroad transportation companies, locomotive and freight car original equipment manufacturers, railroads and transit car builders and public transit systems.

   A portion of the Company's Railroad Group's operations and revenue base is generally dependent on the capital replacement cycles for locomotives and freight cars of the large North American-based railroad companies. The Company's passenger transit operations are dependent on the budgeting and expenditure appropriation process of federal, state and local governmental units for mass transit needs established by public policy.

2. Summary of Significant Accounting Policies

   Principles of Consolidation The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Such statements have been prepared in accordance with generally accepted accounting principles. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified, where necessary, to conform to the current year presentation.

   Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates.

   Inventories Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) method. Inventory costs include material, labor and overhead. The components of inventory, net of reserves, were:

                                                                December 31
                                                            ---------------------
                                                               1998      1997
                                                            ---------- ----------
                                                            Dollars in thousands
Raw materials.............................................. $   47,853 $  27,395
Work-in-process............................................     29,965    26,640
Finished goods.............................................     25,742    15,262
                                                            ---------- ---------
  Total inventory.......................................... $  103,560 $  69,297
                                                            ========== =========

   Property, Plant and Equipment Property, plant and equipment additions are stated at cost. Expenditures for renewals and betterments are capitalized. Expenditures for ordinary maintenance and repairs are expensed as incurred. The Company provides for book depreciation principally on the straight-line method over the following estimated useful lives of plant and equipment.

                                                                         Years
                                                                        --------
Land improvements...................................................... 10 to 20
Buildings.............................................................. 20 to 40
Machinery and equipment................................................  4 to 15

   Accelerated depreciation methods are utilized for income tax purposes.

   Intangible Assets Goodwill is amortized on a straight-line basis over 40 years. Other intangibles are amortized on a straight-line basis over their estimated economic lives. Goodwill and other intangible assets, including patents and tradenames, are periodically reviewed for impairment based on an assessment of future operations (see Note 4).

   Revenue Recognition Revenue is recognized when products have been shipped to the respective customers and the price for the product has been determined. The percentage of completion method of accounting for revenues on long-term sales contracts is applied on a relatively small amount of contracts when appropriate. Sales returns are

                         WESTINGHOUSE AIR BRAKE COMPANY
infrequent and not material in relation to the Company's net sales.

   Stock-Based Compensation The Company accounts for stock-based compensation, including stock options and employee stock purchases, under APB Opinion No. 25, "Accounting for Stock Issued to Employees." See Note 11 for related pro forma disclosures.

   Research and Development Research and development costs are charged to expense as incurred. Such costs totaled $30.4 million, $24.4 million and $18.2 million in 1998, 1997 and 1996, respectively.

   Warranty Costs Warranty costs are accrued based on management's estimates of repair or upgrade costs per unit and historical experience. In recent years, the Company has introduced several new products. The Company does not have the same level of historical warranty experience for these new products as it does for its continuing products. Therefore, warranty reserves have been established for these new products based upon management's estimates. Actual future results may vary from such estimates. Warranty expense was $6.2 million, $9.9 million and $5.5 million for 1998, 1997 and 1996, respectively. Warranty reserves were $12.7 million and $12.9 million at December 31, 1998 and 1997, respectively.

   Financial Derivatives The Company periodically enters into interest rate swap agreements to reduce the impact of interest rate changes on its variable rate borrowings. Interest rate swaps are agreements with a counterparty to exchange periodic interest payments (such as pay fixed, receive variable) calculated on a notional principal amount. The interest rate differential to be paid or received is accrued to interest expense (see Note 5). In addition, the Company periodically enters into foreign currency exchange forward and options contracts to mitigate the effects of fluctuations in foreign exchange rates in countries where it has significant operations.

   Income Taxes Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes includes federal, state and foreign income taxes (see Note 8).

   Foreign Currency Translation The financial statements of the Company's foreign subsidiaries are translated into U.S. currency under the guidelines set forth in SFAS No. 52, "Foreign Currency Translation." The effects of currency exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and carried as a component of shareholders' equity. The effects of currency exchange rate changes on intercompany transactions that are non U.S. dollar amounts are charged or credited to earnings.

   Earnings Per Share Basic earnings per common share are computed by dividing net income applicable to common shareholders by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income applicable to common shareholders by the weighted average number of shares of common stock outstanding adjusted for the assumed conversion of all dilutive securities (such as employee stock options) (See Note 11).

   Other Comprehensive Income In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" which established standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income is defined as net income and all other nonowner changes in shareholders' equity. The Company's accumulated other comprehensive income (loss) consists entirely of foreign currency translation adjustments.

   Significant Customers and Concentrations of Credit Risk The Company's trade receivables are primarily from rail and transit industry original equipment manufacturers, railroad carriers and

                         WESTINGHOUSE AIR BRAKE COMPANY
commercial companies that utilize rail cars in their operations, such as utility and chemical companies. No one customer accounted for more than 10% of the Company's sales in 1998, 1997 or 1996. The allowance for doubtful accounts was $2.9 million and $2.0 million as of December 31, 1998 and 1997, respectively.

   Employees As of December 31, 1998, approximately 28% of the Company's workforce is covered by collective bargaining agreements. These agreements are generally effective through 2001 and 2002.

   Recent Accounting Pronouncements In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument be measured at its fair value and the changes in fair value be recorded currently in earnings unless specific hedge accounting criteria are met. Statement No. 133 is effective for fiscal years beginning after June 15, 1999, and accordingly, the Company anticipates adopting this standard January 1, 2000. Management continues to evaluate the impact this standard will have on results of operations and financial condition.

3. Acquisitions

   On October 5, 1998, the Company purchased the railway electronics business (Rockwell Railroad Electronics) (RRE) of Rockwell Collins, Inc., a wholly-owned subsidiary of Rockwell International Corporation, for approximately $80 million in cash. The purchase was initially financed by obtaining additional term debt of $40 million through an amendment to the Company's existing credit facility, an unsecured bank loan of $30 million and additional borrowings under the Company's revolving credit agreement. RRE is a leading manufacturer and supplier of mobile electronics (display and positioning systems), data communications, and electronic braking systems for the railroad industry and its operations are in the United States. Revenues of the acquired business for its fiscal year ended September 30, 1998 were approximately $46 million. The acquisition was accounted for under the purchase accounting method and, accordingly, its results are included in WABCO's consolidated financial statements since the date of acquisition.

   The excess of the purchase price over the fair value of the net assets acquired was approximately $63 million and was allocated to goodwill. This amount is based upon an independent appraisal and may decrease as a result of adjustments to purchase price.

   The following unaudited pro forma results of operations, including the effects of pro forma adjustments related to the acquisition of RRE have been prepared as if this transaction had occurred at the beginning of 1997:

                                                        Year ended December 31
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                                                         Dollars in thousands,
                                                           except per share
                                                              (Unaudited)
Net sales.............................................. $   707,840 $   597,948
Income before extraordinary income.....................      41,414      32,575
Net income.............................................      38,099      32,575
Diluted earnings per share
  As reported..........................................        1.62        1.42
  Pro forma............................................        1.48        1.24
                                                        =========== ===========

   The pro forma financial information above does not purport to present what the Company's results of operations would have been if the acquisition of RRE had actually occurred on January 1, 1997, or to project the Company's results of operations for any future period, and does not reflect anticipated cost savings through the combination of these operations.

   In the past three years, the Company also completed the following acquisitions:

     i) The October 1998 acquisition of the United States railway service center business of Comet Industries, Inc., for $13.2 million, financed through the issuance of $12.2 million of promissory notes. Annual revenue for its most recent fiscal year was approximately $20 million.

                         WESTINGHOUSE AIR BRAKE COMPANY

     ii) On July 30, 1998, purchased assets and assumed certain liabilities of U.S.-based Lokring Corporation, for $5.1 million in cash. Lokring develops, manufactures and markets patented non-welded connectors and sealing products for railroad and other industries. Annual sales in 1997 were approximately $10 million.

     iii) Acquired in April 1998, 100% of the stock of RFS (E) Limited ("RFS(E)") of England, for approximately $10.0 million including the assumption of certain debt. RFS(E) is a leading provider of vehicle overhaul, conversion and maintenance services to Britain's railway industry. Annual revenue for its most recent fiscal year was approximately $27.5 million.

     iv) Acquired in April 1998, the transit coupler product line of Hadady Corporation located in the United States for $4.6 million in cash.

     v) In October 1997, the Company purchased the rail products business and related assets of Sloan Valve Company for $2.5 million.

     vi) Effective July 31, 1997 the Company acquired 100% of the stock of HP s.r.l. ("HP"), an Italian transit company, for a total purchase price of $5.8 million, which included the assumption of $2.3 million in debt. HP is located in Sassuolo, Italy and is a leading supplier of door controls for transit rail cars and buses in the Italian market. Annual revenues approximated $9 million.

     vii) Acquired in May 1997 Stone Safety Service Corporation, New Jersey, and Stone U.K. Limited ("Stone"), a supplier of transit air conditioning equipment and in June 1997, the Company acquired the heavy rail air conditioning business of Thermo King Corporation ("Thermo King") from Westinghouse Electric. The aggregate purchase price for the Stone and Thermo King acquisitions was approximately $7.7 million. Annual revenues of the these acquisitions prior to purchase were approximately $30 million.

     viii) On September 19, 1996, the Company purchased the Vapor Group ("Vapor") for approximately $63.9 million in cash. Vapor is the leading manufacturer of door controls for transit rail cars and metropolitan buses in the United States. Annual revenues for its most recent fiscal year prior to the acquisition totaled $65 million.

     ix) In January 1996, the Company acquired Futuris Industrial Products Pty. Ltd., an Australian molded products manufacturer, for approximately $15 million. Annual revenues prior to acquisition were approximately $10.5 million.

   All of these other acquisitions were accounted for under the purchase method. Accordingly, the results of operations of the applicable acquisition are included in the Company's financial statements prospectively from the acquisition date. The excess of the purchase price over the fair value of net assets was allocated to goodwill. Such recorded amounts totaled approximately $24 million, $7 million and $17 million, in 1998, 1997 and 1996, respectively.

4. Intangibles

   Intangible assets of the Company, other than goodwill, consist of the following:

                                                                December 31
                                                           ---------------------
                                                              1998       1997
                                                           ---------- ----------
                                                           Dollars in thousands
Patents, tradenames and trademarks, net of accumulated
 amortization of $22,874 and $19,768 (4-40 years)........  $   35,251 $   35,942
Covenants not to compete, net of accumulated amortization
 of $10,144 and $9,333 (5 years).........................       6,092      1,133
Other intangibles, net of accumulated amortization of
 $7,356 and $7,052 (3-7 years)...........................       4,678      5,391
                                                           ---------- ----------
                                                           $   46,021 $   42,466
                                                           ========== ==========

   At December 31, 1998 and 1997, goodwill, net of accumulated amortization of $7.7 million and $5.4 million, respectively, totaled $151.7 million and $66.6 million, respectively. The Company evaluates

                         WESTINGHOUSE AIR BRAKE COMPANY
the recoverability of intangible assets, including goodwill, at each balance sheet date based on forecasted future operations, undiscounted cash flows and other subjective criteria. Based upon historical information, management believes that the carrying amount of these intangible assets will be realizable over the respective amortization periods.

5. Long-Term debt

   Long-term debt consisted of the following:

                                                               Year Ended
                                                               December 31
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                          Dollars in thousands
Credit Agreement
 Revolving credit........................................ $  105,555 $  100,880
 Term loan...............................................    202,500    145,500
9 3/8% Senior notes due June 5, 2005.....................    100,000    100,000
Unsecured credit facility................................     30,000        --
Pulse....................................................     16,990     16,990
Comet....................................................     10,200        --
Other....................................................      2,572      1,564
                                                          ---------- ----------
  Total..................................................    467,817    364,934
  Less--current portion..................................     30,579     32,600
                                                          ---------- ----------
  Long-term portion...................................... $  437,238 $  332,334
                                                          ========== ==========

 Credit Agreement

   In June 1998, the Company refinanced its credit facility with a consortium of commercial banks and amended it in October 1998 in connection with the RRE acquisition (as amended, the "Credit Agreement"). The Credit Agreement provides for an aggregate credit facility of $350 million, consisting of up to $170 million of June 1998 term loans, up to $40 million of September 1998 term loans, and up to $140 million of revolving loans. In addition, the Credit Agreement provides for swingline loans of up to an aggregate amount of $5 million, and for the issuance of letters of credit in an aggregate face amount of up to $50 million. Swingline loans and the issuance of letters of credit will reduce the amount of revolving loans which may be incurred under the revolving credit facility.

   At December 31, 1998, the Company had available borrowing capacity, net of letters of credit, of approximately $12 million. The Company repaid a portion of its borrowings under the Credit Agreement in January 1999 with proceeds of the offering of $75 million of 9 3/8 Senior Notes, as further described below, resulting in increased borrowing capacity of $47 million. (See Note 19).

   The Credit Agreement limits the Company with respect to declaring or making cash dividend payments and prohibits the Company from declaring or making other distributions whether in cash, property, securities or a combination thereof, with respect to any shares of the Company's capital stock subject to certain exceptions, including an exception pursuant to which the Company will be permitted to pay cash dividends on its Common Stock in any fiscal year in an aggregate amount up to $15 million minus the aggregate amount of prepayments of the Pulse note during such fiscal year so long as no default in the payment of interest or fees has occurred thereunder. The Credit Agreement contains various other covenants and restrictions including, without limitation, the following: a limitation on the incurrence of additional indebtedness; a limitation on mergers, consolidations and sales of assets and acquisitions (other than mergers and consolidations with certain subsidiaries, sales of assets in the ordinary course of business, and acquisitions for which the consideration paid by the Company does not exceed $50 million individually or $150 million in the aggregate); a limitation on liens; a limitation on sale and leasebacks; a limitation on investments, loans and advances; a limitation on certain debt payments; a limitation on capital expenditures; a minimum interest expense coverage ratio; and a maximum leverage ratio. All debt incurred under the Credit Agreement is secured by substantially all of the assets of the Company and its domestic subsidiaries and is guaranteed by the Company's domestic subsidiaries.

   The Credit Agreement contains customary events of default, including payment defaults, failure of representations to be true in any material respect, covenant defaults, defaults with respect to other indebtedness of the Company, bankruptcy, certain judgments against the Company, ERISA defaults and "change of control" of the Company.

                         WESTINGHOUSE AIR BRAKE COMPANY

   Credit Agreement borrowings bear variable interest rates indexed to common indexes such as LIBOR. The weighted-average contractual interest rate on Credit Agreement borrowings was 6.71% on December 31, 1998. To reduce the impact of interest rate changes on a portion of this variable-rate debt, the Company entered into interest rate swaps which effectively convert a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. On December 31 1998, the notional value of interest rate swaps outstanding totaled $50 million and effectively changed the Company's interest rate from a variable rate to a fixed rate of 7.09%. The interest rate swap agreements mature in 2000 and 2001. The Company is exposed to credit risk in the event of nonperformance by the counterparties. However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount. The counterparties are large financial institutions and the Company does not anticipate nonperformance.

   Scheduled term loan principal repayments required under the Credit Agreement as of December 31, 1998 are as follows:

                                                             Dollars in millions
1999........................................................       $ 20.0
2000........................................................         32.5
2001........................................................         40.0
2002........................................................         50.0
2003........................................................         60.0
                                                                   ------
                                                                   $202.5
                                                                   ======

 9 3/8% Senior Notes Due June 2005

   In June 1995 the Company issued $100 million of 9 3/8% Senior Notes due 2005 (the "Existing Notes"). In January 1999, the Company issued an additional $75 million of 9 3/8% Senior Notes due 2005 (the "Additional Notes"; the Existing Notes and the Additional Notes are collectively, the "Notes"). See "Subsequent Event" Note 19.

   The terms of the Existing Notes and the Additional Notes are substantially the same, and the Existing Notes and the Additional Notes were issued pursuant to indentures that are substantially the same. The Notes bear interest at the rate of 9 3/8% and mature in June 2005. The net proceeds of the Existing Notes were used to prepay term loans outstanding under the then existing credit agreement. The net proceeds of the Additional Notes were used to repay the unsecured credit facility and to reduce revolving credit borrowings.

   The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future indebtedness under (i) capitalized lease obligations, (ii) the Credit Agreement, (iii) indebtedness of the Company for money borrowed and (iv) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of clause (iii) or (iv), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes.

 Unsecured Credit Facility

   In October 1998, the Company obtained a $30 million unsecured credit facility from a group of commercial banks for the purpose of financing the RRE acquisition. At December 31, 1998, the interest rate on the note was 9.75% per annum. In January 1999, this facility was repaid with proceeds of the Additional Note offering. See "Subsequent Event" Note 19.

 Pulse Note

   As partial payment for the Pulse acquisition, the Company issued a $17.0 million note due January 31, 2004. Interest is payable semiannually and accrues at 9.5% until February 1, 2001; and from February 1, 2001 until January 31, 2004, interest will accrue at the prime rate charged by Chase Manhattan Bank on December 31, 2000 plus 1%.

 Comet Notes

   In connection with the Comet acquisition, the Company issued notes totaling $12.2 million, of which unsecured notes totaling $6.2 million were delivered by the Company and a note in the amount of $6 million was delivered by a subsidiary of the Company and secured by the acquired assets. The

                         WESTINGHOUSE AIR BRAKE COMPANY
notes bore interest at the rate of 10% per annum and were scheduled to mature on October 8, 1999. These notes were repaid in January 1999 (See Note 19).

   Capitalized debt issuance costs of $4.8 million, net of accumulated amortization, are being amortized over the terms of the borrowings.

6. Employee Benefit Plans

                                            Pension Plans     Postretirement Plan
                                          ------------------  --------------------
 As of or for the year ended December 31    1998      1997      1998       1997
 ---------------------------------------  --------  --------  ---------  ---------
                                                  Dollars in thousands
Change in benefit obligation
  Benefit (obligation) at beginning of
   year.................................. $(39,424) $(34,126) $ (17,750) $ (14,980)
  Service cost...........................   (1,363)   (1,176)      (300)      (289)
  Interest cost..........................   (2,904)   (2,720)    (1,273)    (1,226)
  Participant contributions..............      (32)      (35)
  Actuarial gain (loss)..................   (4,796)   (3,964)    (1,348)    (1,526)
  Plan amendments........................   (1,480)   (1,025)
  Benefits paid..........................    2,725     2,797        392        271
  Effect of currency rate changes........    1,748       825
                                          --------  --------  ---------  ---------
    Benefit (obligation) at end of year.. $(45,526) $(39,424) $ (20,279) $ (17,750)
                                          ========  ========  =========  =========
Change in plan assets
  Fair value of plan assets at beginning
   of year............................... $ 37,884  $ 33,702  $     --   $     --
  Actual return on plan assets...........    5,335     5,519
  Employer contribution..................    3,688     2,550
  Participant contribution...............       32        35
  Administrative expenses................     (116)     (213)
  Benefits paid..........................   (2,725)   (2,797)
  Effect of currency rate changes........   (1,741)     (912)
                                          --------  --------  ---------  ---------
    Fair value of plan assets at end of
     year................................ $ 42,357  $ 39,884  $     --   $     --
                                          ========  ========  =========  =========
Funded status
  Funded status at year end.............. $ (3,169) $ (1,540) $ (20,279) $ (17,750)
  Unrecognized net actuarial (gain)
   loss..................................    2,111      (261)     3,960      2,856
  Unrecognized prior service cost........    3,151     2,162       (221)      (290)
  Unrecognized transition obligation.....                           302        324
                                          --------  --------  ---------  ---------
    Prepaid (accrued) benefit cost....... $  2,093  $    361  $ (16,238) $ (14,860)
                                          ========  ========  =========  =========

                                    Pension Plans        Postretirement Plan
                                 ----------------------  ----------------------
                                  1998    1997    1996    1998    1997    1996
                                 ------  ------  ------  ------  ------  ------
Net periodic benefit cost
  Service cost.................. $1,505  $1,305  $1,054  $  340  $  289  $  267
  Interest cost.................  2,904   2,675   2,394   1,351   1,226     935
  Expected return on plan
   assets....................... (3,717) (4,463) (2,482)
  Net amortization/deferrals....    755   1,865     302     195     155      13
  Special event.................                    696
                                 ------  ------  ------  ------  ------  ------
    Net periodic benefit cost... $1,447  $1,382  $1,964  $1,886  $1,670  $1,215
                                 ======  ======  ======  ======  ======  ======
Assumptions
  Discount rate.................   6.75%   7.25%   8.50%   6.75%   7.25%   7.50%
  Expected long-term rate of
   return.......................  10.00    9.25    9.25     --      --      --

                         WESTINGHOUSE AIR BRAKE COMPANY

   The Company sponsors defined benefit pension plans which cover substantially all union employees and certain non-union Canadian employees and provide pension benefits of stated amounts for each year of service of the employee. In connection with the establishment of the ESOP (see Note 7) in January 1995, the pension plan for U.S. salaried employees was modified to eliminate any credit (or accrual) for current service costs for any future periods, effective March 31, 1995. The Company's 401(k) savings plan was also amended to provide for the Company's future matching contributions to be made to the ESOP in the form of the Company's Common Stock. The Company's funding methods, which are primarily based on the ERISA requirements, differ from those used to recognize pension expense, which is primarily based on the projected unit credit method, in the accompanying financial statements.

   Within the analysis above, the pension plan for U.S. salaried employees has a benefit obligation of $22,338 and plan assets of $20,708 as of December 31, 1998. In 1996, as the result of an early retirement package offered to certain union employees, the Company incurred a charge of $696,000 reflected as a special event.

   In addition to providing pension benefits, the Company had provided certain unfunded postretirement health care and life insurance benefits for substantially all U.S. employees. In conjunction with the establishment of the ESOP in January 1995 (see Note 7), the postretirement health care and life insurance benefits for salaried employees were modified to discontinue benefits for employees who had not attained the age of 50 by March 31, 1995. The Company is not obligated to pay health care and life insurance benefits to individuals who had retired prior to 1990.

   A one percentage point increase in the assumed health care cost trend rates for each future year increases annual postretirement benefit expense by $290,832 and the accumulated postretirement benefit obligation by $3.3 million. A one percentage point decrease in the assumed health care cost trends for each future year decreases annual postretirment benefit expense by $230,163 and the accumulated postretirement benefit obligation by $2.6 million.

7. Employee Stock Ownership Plan and Trust (ESOP)

   Effective January 31, 1995, the Company established the ESOP to enable participating employees to obtain ownership interests in the Company. Employees eligible to participate in the ESOP primarily include the salaried U.S. employees and, as described in Note 6, the ESOP contributions are intended to supplement or replace other salaried employee benefit plans.

   In connection with the establishment of the ESOP, the Company made a $140 million loan to the ESOP, which was used to purchase 9,336,000 shares of the Company's outstanding common stock. The ESOP loan initially had a term of 50 years with interest at 8.5% and was collateralized by the shares purchased by the ESOP. Company contributions to the ESOP will be used to repay the ESOP loan's annual debt service requirements of approximately $12 million. The Company is obligated to contribute amounts sufficient to repay the ESOP loan. The ESOP uses such Company contributions to repay the ESOP loan. Approximately 187,000 shares were to be allocated annually to participants over a 50-year period. These transactions occur simultaneously and, for accounting purposes, offset each other. Unearned ESOP shares of $128.5 million at December 31, 1998, is reflected as a reduction in shareholders' equity in the accompanying financial statements and will be amortized to compensation expense coterminous with the ESOP loan. Total compensation expense recognized for allocated ESOP shares was $4.5 million, $3.2 million and $2.9 million in 1998, 1997 and 1996, respectively.

                         WESTINGHOUSE AIR BRAKE COMPANY

8. Income Taxes

   The provision for income taxes consisted of the following:

                                                      Year ended December 31
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
                                                       Dollars in thousands
Current taxes
 Federal............................................. $19,629  $18,490  $17,498
 State...............................................   1,330    1,849    2,138
 Foreign.............................................  10,537    6,494    2,372
                                                      -------  -------  -------
                                                       31,496   26,833   22,008
Deferred taxes
 Federal.............................................  (1,964)  (1,375)  (2,432)
 State...............................................    (282)    (137)    (278)
 Foreign.............................................  (1,689)  (1,994)   1,625
                                                      -------  -------  -------
                                                       (3,935)  (3,506)  (1,085)
                                                      -------  -------  -------
  Total provision.................................... $27,561  $23,327  $20,923
                                                      =======  =======  =======

   The 1998 provision excludes a $2.0 million income tax effect on the extraordinary loss (see Note 9) related to the early extinguishment of certain debt obligations.

   The components of income before taxes on income for U.S. and foreign operations, primarily Canada, were $49.9 million and $22.6 million, respectively, for 1998, $47.9 million and $12.7 million, respectively, for 1997, and $42.4 million and $11.3 million, respectively, for 1996.

   A reconciliation of the United States federal statutory income tax rate to the effective income tax rate is provided below:

                                                      Year ended December 31
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
U.S. federal statutory rate..........................    35.0%    35.0%    35.0%
State taxes..........................................     2.1      2.7      3.5
Foreign..............................................      .9       .8       .5
                                                      -------  -------  -------
 Effective rate......................................    38.0%    38.5%    39.0%
                                                      =======  =======  =======

   The sources of deferred income taxes were as follows:

                                                     Year ended December 31
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                      Dollars in thousands
Deferred debt costs................................. $(1,673)     --       --
ESOP................................................  (1,513) $(1,150) $  (919)
Depreciation........................................    (964)     176      782
Postretirement benefits.............................    (593)    (851)    (171)
Inventory...........................................    (350)     451   (1,450)
Accrued warranty....................................   1,157   (1,697)    (497)
Pension.............................................      31      958     (319)
Other liabilities and reserves......................     (30)  (1,393)   1,489
                                                     -------  -------  -------
 Deferred tax benefits.............................. $(3,935) $(3,506) $(1,085)
                                                     =======  =======  =======

   Components deferred tax assets and liabilities were as follows:

                                                             December 31
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
                                                        Dollars in thousands
ESOP................................................... $    4,539  $    3,026
Postretirement benefits................................      3,508       2,915
Inventory..............................................      3,461       3,111
Accrued warranty.......................................      3,021       4,178
Deferred debt costs....................................      1,673         --
Pension................................................        749         780
Depreciation...........................................     (7,458)     (8,422)
Other..................................................         50          20
                                                        ----------  ----------
 Net deferred tax asset................................ $    9,543  $    5,608
                                                        ==========  ==========

9. Extraordinary Item

   In June 1998, the Company refinanced its credit agreement and subsequently amended the agreement in October 1998. This resulted in a write off of previously deferred financing costs of approximately $3.3 million, net of tax ($.13 per diluted share), which has been reported as an extraordinary item.

                         WESTINGHOUSE AIR BRAKE COMPANY

10. Earnings Per Share

   The computation of earnings per share is as follows:

                                                        Year ended December 31
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                         Dollars in thousands,
                                                           except per share
Basic
 Income before extraordinary item applicable to common
  shareholders......................................... $44,969 $37,263 $32,725
Divided by
 Weighted average shares outstanding...................  25,081  25,693  28,473
 Basic earnings per share, before extraordinary item... $  1.79 $  1.45 $  1.15
                                                        ------- ------- -------
Diluted
 Income before extraordinary item applicable to common
  shareholders......................................... $44,969 $37,263 $32,725
Divided by sum of
 Weighted average shares outstanding...................  25,081  25,693  28,473
 Conversion of dilutive stock options..................     627     480
                                                        ------- ------- -------
 Diluted shares outstanding............................  25,708  26,173  28,473
 Diluted earnings per share, before extraordinary
  item................................................. $  1.75 $  1.42 $  1.15
                                                        ------- ------- -------

   Options to purchase .2 million, .5 million and 2.2 million shares of common stock were outstanding in 1998, 1997, and 1996, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price exceeded the average market price of the common shares.

11. Stock-Based Compensation Plans

   Stock Options Under the 1995 Stock Incentive Plan, as amended in 1998, the Company may grant options to employees of Westinghouse Air Brake Company and Subsidiaries for up to 4.7 million shares of Westinghouse Air Brake Company Common Stock. The 1998 amendment increased the number of stock options available for grant, from 3.1 million to 4.7 million. Options to purchase approximately 3.8 million shares of Westinghouse Air Brake Company Common Stock under the plan have been granted to employees of Westinghouse Air Brake Company at, or in excess of, fair market value at the date of grant. Generally, the options become exercisable over three and five-year vesting periods and expire ten years from the date of grant.

   As part of a long-term incentive program, in 1998 and 1996 the Company granted options to purchase up to 500,020 and 684,206 shares, respectively, to certain executives under the 1995 Stock Incentive Plan. The option price per share is the greater of the market value of the stock on the date of grant or $20 and $14 , respectively. The options vest 100% after eight years and are subject to accelerated vesting after three years if the Company achieves certain earnings targets as established by the compensation committee of the board of directors.

   The Company also has a nonemployee directors stock option plan under which 100,000 shares of common stock are reserved for issuance at a price not less than $14. Through year-end 1998, the Company granted nonstatutory stock options to nonemployee directors to purchase a total of 35,000 shares.

   Employee Stock Purchase Plan In 1998, the Company adopted an employee stock purchase plan (ESPP). The ESPP has 500,000 shares available for issuance. Participants purchase the Corporation's Common Stock at 85% of the lesser of fair market value on the first or last day of each offering period. Shares issued pursuant to the ESPP in 1998 were 6,998 shares and the average purchase price per share was $16.575.

   The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized under these plans. Had compensation expense for these plans been determined based on the fair value at the grant dates for awards the method set forth under SFAS No. 123, the Company's net income and earnings per share would be as set forth in the following table. For purposes of pro forma disclosures, the estimated fair value is amortized to expense over the options' vesting period.

                         WESTINGHOUSE AIR BRAKE COMPANY

                                                        Year ended December 31
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                         Dollars in thousands,
                                                           except per share
Net income
 As reported........................................... $41,654 $37,263 $32,725
 Pro forma.............................................  38,324  34,007  31,117
Diluted earnings per share
 As reported........................................... $  1.62 $  1.42 $  1.15
 Pro forma.............................................    1.49    1.30    1.09

   Since compensation expense associated with option grants would be recognized over the vesting period, the initial impact of applying SFAS No. 123 on pro forma net income is not representative of the potential impact on pro forma net income in future years. In each subsequent year, pro forma compensation expense would include the effect of recognizing a portion of compensation expense from multiple awards.

   For purposes of presenting pro forma results, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                      Year ended December 31
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
Dividend yield.......................................     .20%     .23%     .32%
Risk-free interest rate..............................    4.56     5.80     6.25
Stock price volatility...............................   29.10    29.22    30.43
Expected life (years)................................     5.0      5.3      7.3

   The Black-Scholes option valuation model was developed for use in estimating fair value of traded options, which are significantly different than employee stock options. Although this valuation model is an acceptable method for use in presenting pro forma information, because of the differences in traded options and employee stock options, the Black-Scholes model does not necessarily provide a single measure of the fair value of employee stock options.

   A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                    1998                        1997                        1996
                         --------------------------- --------------------------- ---------------------------
                                    Weighted Average            Weighted Average            Weighted Average
                          Options    Exercise Price   Options    Exercise Price   Options    Exercise Price
                         ---------  ---------------- ---------  ---------------- ---------  ----------------
Beginning of year....... 2,778,443       $14.64      2,222,456       $13.63      1,279,500       $14.00
 Granted................   813,520        20.99        748,126        17.84        958,956        13.14
 Exercised..............  (169,025)       14.39       (135,139)       13.75
 Canceled...............  (134,951)       15.86        (57,000)       14.00        (16,000)       14.00
                         ---------                   ---------                   ---------
 End of year............ 3,287,987        16.29      2,778,443        14.64      2,222,456        13.63
                         =========                   =========                   =========
Exercisable at end of
 year................... 1,148,134                     671,971                     332,992
Available for future
 grant.................. 1,107,849                     186,418                     877,544
Weighted average fair
 value of options
 granted during the
 year................... $    8.98                   $    8.07                   $    4.05

   Exercise prices for options outstanding as of December 31, 1998 ranged from $11.00 to $27.66. The weighted-average remaining contractual life of those options is 8 years.

   Restricted Stock Award In 1998, the Company granted 15,000 shares of restricted Common Stock to an officer. The shares vest according to a vesting schedule over a three-year period. The grant date market value totaled $372 thousand and is being amortized to expense over the vesting period. Unamortized compensation is recorded as a component of shareholders' equity.

   Executive Retirement Plan Under the 1997 Executive Retirement Plan, the Company may award its Common Stock to certain employees including certain executives who do not participate in the

                         WESTINGHOUSE AIR BRAKE COMPANY

ESOP. Through December 31, 1998, 19,555 shares have been awarded with a fair market value of approximately $400 thousand.

   With respect to the Restricted Stock Award and the Executive Retirement Plan, compensation expense is recognized in the consolidated statement of operations.

12. Operating Leases

   Minimum annual rentals payable under noncancelable leases in each of the next five years and beyond are as follows:

                                                             Dollars in millions
1999........................................................        $ 3.2
2000........................................................          2.6
2001........................................................          2.2
2002........................................................          1.2
2003........................................................           .7
Thereafter..................................................          2.1
                                                                    -----
                                                                    $12.0
                                                                    =====

   Rental expense under all leases was approximately $3.8 million, $3.3 million and $2.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Operating leases relate principally to facilities, transportation equipment and communication systems.

13. Stock Repurchase

   In March 1997, the Company repurchased from Scandinavian Incentive Holdings, B.V., ("SIH"), 4 million shares of the Company's Common Stock for an aggregate purchase price of $44 million plus fees and expenses of approximately $2 million (the "Redemption"). The Redemption was effected pursuant to a Redemption Agreement (the "Redemption Agreement") dated as of March 5, 1997 among the Company, SIH and Incentive AB, the sole shareholder of SIH. Concurrently therewith, SIH sold its remaining 6 million shares of WABCO Common Stock to investors consisting of Vestar Equity Partners, L.P., Charlesbank Capital Partners, LLC, f/k/a Harvard Private Capital Holdings, Inc., American Industrial Partners Capital Fund II, L.P. and certain members of management of the Company (the "Management Purchasers") for a purchase price of $11 per share in cash, pursuant to a Stock Purchase Agreement dated as of March 5, 1997, which sale was effective as of March 31, 1997 (the "SIH Purchase").

   To finance the Redemption, the Company amended its Credit Agreement to increase the revolving credit availability by $15 million (from $125 million to $140 million) and to obtain a waiver of the requirement to make a prepayment in an aggregate principal amount equal to 50% of excess cash flow for 1996, or approximately $11.5 million. The Company obtained consents from record owners as of March 3, 1997 of the Existing Notes to certain amendments to a covenant contained in the Indenture dated as of June 20, 1995 among the Company, as issuer, and The Bank of New York, as trustee, pursuant to which the Notes were issued (the "Indenture"). The Company borrowed $46 million to fund the Redemption and related expenses.

   The following presents the Company's results for the year ended December 31, 1997 on a pro forma basis as if the stock repurchase had occurred on January 1, 1997:

                                                              Reported Pro Forma
                                                              -------- ---------
                                                                In thousands,
                                                               except per share
Net income................................................... $37,263   $36,774
Basic earnings per share.....................................    1.45      1.49
Diluted earnings per share...................................    1.42      1.46
Average shares used for
 Basic.......................................................  25,693    24,718
 Diluted.....................................................  26,173    25,198

14. Stockholders' and Voting Trust Agreements

   As of December 31, 1998, the approximate ownership interests in the Company's common stock are held by management and the ESOP (58%), the investors referred to in Note 13 (17%), and all others including public shareholders (25%). The investors referred to in Note 13 and certain members of senior management purchased 6 million shares of WABCO common stock from SIH. The seller is a successor in interest to Incentive AB (a Swedish

                         WESTINGHOUSE AIR BRAKE COMPANY
corporation) which acquired Investment AB Cardo, an original equity owner at the time of the 1990 acquisition of the Railway Products Group of American Standard, Inc. ("1990 Acquisition"). A Stockholders Agreement exists between management and the investors referred to in Note 13 that provides for, among other things, the composition of the Board of Directors as long as certain minimum stock ownership percentages are maintained, restrictions on the disposition of shares and rights to request the registration of the shares.

   The active original management owners have entered into an Amended Voting Trust/Disposition Agreement effective December 13, 1995, as amended. The agreement provides for, among other matters, the stock to be voted as one block and restrictions on the sale or transfer of such stock. The agreement expires on January 1, 2000 and can be terminated by an affirmative vote of two-thirds of the stock shares held by the trust. In connection with this Voting Trust, the Company has entered into an Indemnification Agreement with the trustees, which is covered by the Company's directors and officers liability insurance.

   The shares held by the ESOP (established January 31, 1995) are subject to the terms of the related ESOP Loan Agreement, Employee Stock Ownership Trust Agreement, Employee Stock Ownership Plan and the Pledge Agreement. The ESOP is further described in Note 7.

15. Preferred Stock

   The Company's authorized capital stock includes 1,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, without any further vote or action by the Company's shareholders. The rights and preferences of the preferred stock would be superior to those of the common stock. At December 31, 1998 and 1997 there was no preferred stock issued or outstanding.

16. Commitments and Contingencies

   Under the terms of the purchase agreement and related documents for the 1990 Acquisition, American Standard, Inc. ("ASI"), has indemnified the Company for certain items including, among others, environmental claims. The indemnification provisions of the agreement expire at various dates through 2000. If ASI was unable to honor or meet these indemnifications, the Company would be responsible for such items. In the opinion of management, ASI currently has the ability to meet its indemnification obligations. ASI has not disputed any coverage or reimbursement under these provisions.

   The Company, through one of its operating subsidiaries, has been named, along with other parties, as a Potentially Responsible Party (PRP) under the North Carolina Inactive Sites Response Act because of an alleged release or threat of release of hazardous substances at the "Old James Landfill" site in North Carolina. The Company believes that any costs associated with the cleanup activities at this site which it may be held responsible for, if any, are covered by (a) the ASI indemnification referred to above, as ASI previously owned 50% of the subsidiary and (b) a related insurance policy which expires January 2002 for environmental claims provided by the other former 50% owner of the involved operating subsidiary. The Company has submitted a claim under the policy for any costs of clean up imposed on or incurred by the Company in connection with the "Old James Landfill" and Rocky Mountain International Insurance, Ltd. has acknowledged coverage under the policy, subject to the stated policy exclusions. In addition, management believes that such costs, if any, attributable to the Company will not be material and, therefore, has not established a reserve for such costs.

   The Company's operations do not use and its products do not contain any asbestos. The operations acquired by the Company from ASI discontinued the use of asbestos in 1980. The Company is named as a codefendant in asbestos claims filed by third parties against ASI relating to events occurring prior to 1981 (which is significantly prior to the 1990

                         WESTINGHOUSE AIR BRAKE COMPANY
acquisition). These claims are covered by the indemnification agreement and the insurance policy referred to above. ASI has taken complete responsibility in administering, defending and settling the claims. The Company is not involved with, nor has it incurred any costs related to, these claims. ASI has not claimed that the Company has any responsibility for these cases. Management believes that these claims are not related to the Company and that such costs, if any, attributable to the Company and will not be material; therefore, the financial statements accordingly do not reflect any costs or reserves for such claims.

   In the opinion of management, based on available information, environmental matters and asbestos claims do not presently represent any material contingencies to the Company.

   On February 12, 1999, GE Harris Railway Electronics, LLC and GE Harris Railway Electronic Services, LLC (collectively, "GE Harris") brought suit against the Company for alleged patent infringement and unfair competition related to a communications system installed in one of the Company's products. GE Harris is seeking to prohibit the Company from future infringement and is seeking an unspecified amount of money damages to recover, in part, royalties. While this lawsuit is in the earliest stages, the Company believes the technology developed by the Company does not infringe on the GE Harris patents.

   From time to time the Company is involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date hereof, the Company is involved in no litigation that the Company believes will have a material adverse effect on its financial condition, results of operations or liquidity. The Company historically has not been required to pay any material liability claims.

17. Segment Information

   WABCO has three reportable segments-- Railroad Group, Transit Group and Molded Products Group. The key factors used to identify these reportable segments are the organization and alignment of the Company's internal operations, the nature of the products and services and customer type. The business segments are:

   Railroad Group consists of products geared to the production of freight cars and locomotives, including braking control equipment and train coupler systems and operating freight railroads. Revenues are derived from OEM and aftermarket sales and from repairs and services.

   Transit Group consists of products for passenger transit vehicles (typically subways, rail and busses) that include braking and monitoring systems, climate control and door equipment, that are engineered to meet individual customer specifications. Revenues are derived from OEM and aftermarket sales as well as from repairs and services.

   Molded Products Group include manufacturing and distribution of brake shoes and other rubberized products. Revenues are generally derived from the aftermarket.

   The Company evaluates its business segments' operating results based on income from operations. Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and other unallocated charges. Since certain administrative and other operating expenses and other items have not been allocated to business segments, the results in the below tables are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.

                         WESTINGHOUSE AIR BRAKE COMPANY

   Segment financial information for 1998 is as follows:

                                                    Molded
                                 Railroad Transit  Products Corporate
                                  Group    Group    Group   Activities  Total
                                 -------- -------- -------- ---------- --------
                                                  In thousands
Sales to external customers..... $388,797 $211,801 $70,311             $670,909
Intersegment sales..............   14,137    1,276   8,805   $(24,218)
                                 -------- -------- -------   --------  --------
  Total sales................... $402,934 $213,077 $79,116   $(24,218) $670,909
                                 ======== ======== =======   ========  ========
Income from operations.......... $ 78,987 $ 16,047 $20,713   $(11,081) $104,666
Interest expense and other......                               32,136    32,136
                                 -------- -------- -------   --------  --------
  Income before income taxes and
   extraordinary item........... $ 78,987 $ 16,047 $20,713   $(43,217) $ 72,530
                                 ======== ======== =======   ========  ========
Depreciation and amortization... $  7,401 $  4,742 $ 1,952   $ 11,113  $ 25,208
Capital expenditures............   12,111    8,470   5,393      2,983    28,957
Working capital.................   75,516   41,856   9,762    (31,723)   95,411
Segment assets..................  325,585  182,398  48,550     39,651   596,184

   Segment financial information for 1997 is as follows:

                                                    Molded
                                 Railroad Transit  Products Corporate
                                  Group    Group    Group   Activities  Total
                                 -------- -------- -------- ---------- --------
                                                  In thousands
Sales to external customers..... $310,295 $189,541 $64,605             $564,441
Intersegment sales..............    8,977    1,247   7,323   $(17,547)
                                 -------- -------- -------   --------  --------
  Total sales................... $319,272 $190,788 $71,928   $(17,547) $564,441
                                 ======== ======== =======   ========  ========
Income from operations.......... $ 63,840 $ 19,907 $18,364   $(12,136) $ 89,975
Interest expense and other......                               29,385    29,385
                                 -------- -------- -------   --------  --------
  Income before income taxes and
   extraordinary item........... $ 63,840 $ 19,907 $18,364   $(41,521) $ 60,590
                                 ======== ======== =======   ========  ========
Depreciation and amortization... $  6,284 $  4,168 $ 2,029   $ 12,143  $ 24,624
Capital expenditures............   19,236    5,341   3,254      1,365    29,196
Working capital.................   42,485   29,553   8,401    (31,720)   48,719
Segment assets..................  175,586  149,669  42,865     42,759   410,879

                         WESTINGHOUSE AIR BRAKE COMPANY

   Segment financial information for 1996 is as follows:

                                                    Molded
                                 Railroad Transit  Products Corporate
                                  Group    Group    Group   Activities  Total
                                 -------- -------- -------- ---------- --------
                                                  In thousands
Sales to external customers..... $294,021 $100,902 $58,589             $453,512
Intersegment sales..............   12,707      863   6,089   $(19,659)
                                 -------- -------- -------   --------  --------
  Total sales................... $306,728 $101,765 $64,678   $(19,659) $453,512
                                 ======== ======== =======   ========  ========
Income from operations.......... $ 62,839 $ 12,865 $15,057   $(11,043) $ 79,718
Interest expense and other......                               26,070    26,070
                                 -------- -------- -------   --------  --------
  Income before income taxes and
   extraordinary item........... $ 62,839 $ 12,865 $15,057   $(37,113) $ 53,648
                                 ======== ======== =======   ========  ========
Depreciation and amortization... $  5,893 $  2,785 $ 1,563   $ 12,008  $ 22,249
Capital expenditures............    8,759    2,306   1,663        127    12,855
Working capital.................   46,705   21,862   7,922    (28,313)   48,176
Segment assets..................  157,768  117,274  40,890     47,304   363,236

   The following geographic area data include trade revenues based on product shipment destination and long-lived assets consists of plant, property and equipment, net of depreciation, that are resident in their respective countries.

                                      Sales                Long-Lived Assets
                            -------------------------- -------------------------
  Year ended December 31      1998     1997     1996     1998     1997    1996
  ----------------------    -------- -------- -------- -------- -------- -------
                                                In thousands
United States.............. $486,010 $421,057 $333,405 $ 78,720 $ 71,030 $63,348
Canada.....................   74,066   72,618   76,301   38,775   34,529  30,178
Other international........  110,833   70,766   43,806    7,486    2,808   2,318
                            -------- -------- -------- -------- -------- -------
  Total.................... $670,909 $564,441 $453,512 $124,981 $108,367 $95,844
                            ======== ======== ======== ======== ======== =======

18. Fair Value of Financial Instruments

   The estimated fair values of the Company's financial instruments approximate their related carrying values, except for the following:

                                                       1998          1997
                                                    ------------  ------------
                                                    Carry  Fair   Carry  Fair
                                                    Value  Value  Value  Value
                                                    -----  -----  -----  -----
                                                      Dollars in millions
9 3/8% Senior Notes................................ $(100) $(106) $(100) $(106)
Unsecured credit facility..........................   (30)   (30)   --     --
Note Payable--Pulse 9 1/2%.........................   (17)   (18)   (17)   (18)
Comet Notes........................................   (10)   (10)   --     --
Interest rate swaps................................   --      (1)   --      (1)

   Fair values of the fixed rate obligations were estimated using discounted cash flow analyses. The fair value of the Company's interest rate swaps (see
Note 5) were based on dealer quotes and represent the estimated amount the Company would pay to the counterparty to terminate the swap agreements.

19. Subsequent Event

   In January 1999, WABCO completed the private placement of $75 million of 9 3/8% Senior Notes which mature in 2005. The Senior Notes were issued at a premium resulting in an effective rate of 8.5%. The issuance improved WABCO's financial liquidity by i) using a portion of the proceeds to repay $30 million of debt associated with the RRE acquisition that bore interest at 9.56%; ii) using a portion of the proceeds to repay variable-rate revolving credit borrowings thereby increasing amounts available under the revolving credit facility;

                         WESTINGHOUSE AIR BRAKE COMPANY
and iii) repay the remaining unpaid principal of $10.2 million from the Comet acquisition. As result of the issuance, the Company will write-off previously capitalized debt issuance costs of approximately $.02 per diluted share, in the first quarter of 1999.

20. Selected Quarterly Financial Data

                                      First      Second     Third      Fourth
                                     Quarter    Quarter    Quarter    Quarter
                                    ---------- ---------- ---------- ----------
                                                    (Unaudited)
                                    Dollars in thousands, except per share data
1998
  Net sales........................ $  158,136 $  172,052 $  160,476 $  180,245
  Operating income.................     24,755     26,084     25,181     28,646
  Income before taxes..............     17,513     18,871     17,493     18,653
  Income before extraordinary
   item............................     10,858     11,700     10,846     11,565
  Net income.......................     10,858      8,970     10,846     10,980
  Diluted earnings per common share
   before extraordinary item.......       0.42       0.45       0.42       0.45
  Diluted earnings per common
   share...........................       0.42       0.34       0.42       0.43
1997
  Net sales........................ $  136,508 $  138,066 $  142,761 $  147,106
  Operating income.................     22,542     22,784     22,036     22,613
  Income before taxes..............     15,719     15,279     14,486     15,106
  Net income.......................      9,589      9,320      8,836      9,518
  Diluted earnings per common
   share...........................       0.34       0.37       0.35       0.37

   In the second quarter of 1998, the Company refinanced its credit agreement and wrote-off deferred financing costs of approximately $2.7 million, net of tax, or $.11 per diluted share. In the fourth quarter of 1998, the Company amended its credit agreement and wrote-off deferred financing costs of approximately $.6 million, net of tax, or $.02 per diluted share. Such charges were recorded as extraordinary items.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Westinghouse Air Brake Company:

   We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Westinghouse Air Brake Company, and have issued our report thereon dated February 17, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index to the financial statements and schedules is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Pittsburgh, Pennsylvania,
February 17, 1999

                                                                     SCHEDULE II

                         WESTINGHOUSE AIR BRAKE COMPANY

                       VALUATION AND QUALIFYING ACCOUNTS
                 For each of the three years ended December 31

                                                                                  Balance
                          Balance at    Charged/                      Deductions    at
                         beginning of (credited) to Charged to other     from     end of
                            period       expense      accounts (1)   reserves (2) period
                         ------------ ------------- ---------------- ------------ -------
                                           Dollars in thousands
1998
  Accrued warranty......   $12,851       $6,238          $4,936        $11,368    $12,657
  Allowance for doubtful
   accounts.............     2,045          528             712            428      2,857
1997
  Accrued warranty......   $ 8,172       $9,893          $2,281        $ 7,495    $12,851
  Allowance for doubtful
   accounts.............     1,347          812              36            150      2,045
1996
  Accrued warranty......   $ 3,655       $5,459          $3,802        $ 4,744    $ 8,172
  Allowance for doubtful
   accounts.............       831          406             210            100      1,347

--------
(1) Reserves of acquired companies.
(2) Actual disbursements and/or charges

   No person has been authorized to give any information or to make any representations other than those contained in this Offering Memorandum, and, if given or made, such information or representations must not be relied upon as having been authorized. This Offering Memorandum does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Offering Memorandum nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ----------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................   12
Use of Proceeds...........................................................   17
Capitalization............................................................   17
Selected Historical Financial Data........................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   29
Security Ownership of Certain Beneficial Owners and Management............   40
Description of Certain Indebtedness.......................................   42
Book-Entry Delivery and Form..............................................   67
Exchange and Registration Rights..........................................   70
The Exchange Offer........................................................   72
Terms of the Exchange Offer...............................................   74
Plan of Distribution......................................................   85
Legal Matters.............................................................   86
Experts...................................................................   86

                                  PROSPECTUS

                                  $75,000,000

                        Westinghouse Air Brake Company

                             Offer To Exchange Its
                       9 3/8% Senior Subordinated Notes
                              Due 2005, Series B2
                          For Any and All Outstanding
                       9 3/8% Senior Subordinated Notes
                              Due 2005, Series B

                                    [LOGO]

                                 [     ], 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. [confirm] The certificate of incorporation, as amended, of the Company provide that no director of the corporation shall be liable to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders.

   The by-laws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of such corporation or other entity, or is or was serving at the request of such corporation as a director, officer or member of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and that such indemnification shall continue as to an indemnitee who has ceased to a be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The by-laws of the Company further provide that the Company may, to the extent authorized from time to time by the directors, indemnify any employee or agent of such corporation in the same manner as a director or officer of such entity.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   The by-laws of the Company provide that WABCO may purchase and maintain insurance on behalf of any person who is or was a director or officer of WABCO or was serving at the request of WABCO as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him in any such, or arising out of his status as such, whether or not WABCO would have the right or obligation to indemnify him against such liability under its by-laws.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

                                                                         Filing
                                   Exhibits                              Method
                                   --------                              ------
  3.1  Restated Certificate of Incorporation of the Company dated
       January 30, 1995, as amended March 30, 1995                          2
  3.2  Amended and Restated By-Laws of the Company, effective March
       31, 1997                                                             5
  4.1  Form of Indenture between the Company and The Bank of New York with respect to the public offering of $100,000,000 of 9 3/8%
       Senior Notes due 2005                                                2
  4.2  Form of Note (included in Exhibit 4.1)                               2
  4.3  First Supplemental Indenture dated as of March 21, 1997 between
       the Company and The Bank of New York                                 6
  4.4  Indenture dated as of January 12, 1999 by and between the
       Company and The Bank of New York with respect to the private offering of $75,000,000 of 9 3/8% Senior Notes due 2005, Series
       B                                                                    8
  4.5  Form of Note (included in Exhibit 4.4)                               8
  5.1  Opinion of Reed Smith Shaw & McClay LLP as to the Legality of
       the Notes                                                            1
  9    Second Amended WABCO Voting Trust/Disposition Agreement dated as of December 13, 1995 among the Management Investors
       (Schedules and Exhibits omitted)                                     3
 10.1  Westinghouse Air Brake Company Employee Stock Ownership Plan
       and Trust, effective January 31, 1995                                2
 10.2  ESOP Loan Agreement dated January 31, 1995 between Westinghouse
       Air Brake Company Employee Stock Ownership Trust ("ESOT") and
       the Company (Exhibits omitted)                                       2
 10.3  Employee Stock Ownership Trust Agreement dated January 31, 1995
       between the Company and U.S. Trust Company of California, N.A.       2
 10.4  Pledge Agreement dated January 31, 1995 between ESOT and the
       Company                                                              2
 10.5  Credit Agreement dated as of June 30, 1998, and Amended and
       Restated as of October 2, 1998 among the Company, various
       financial institutions, The Chase Manhattan Bank, Chase
       Manhattan Bank Delaware, and The Bank of New York (Schedules
       and Exhibits omitted)                                                8
 10.6  Amended and Restated Stockholders Agreement dated as of March
       5, 1997 among the RAC Voting Trust ("Voting Trust"), Vestar
       Equity Partners, L.P. ("Vestar Equity"), Charlesbank Capital
       Partners f/k/a Harvard Private Capital Holdings, Inc.
       ("Charlesbank"), American Industrial Partners Capital Fund II,
       L.P. ("AIP") and the Company                                         6
 10.7  Common Stock Registration Rights Agreement dated as of January
       31, 1995 among the Company, Scandinavian Incentive Holding B.V.
       ("SIH"), Voting Trust, Vestar Capital, Pulse Electronics, Inc.,
       Pulse Embedded Computer Systems, Inc., the Pulse Shareholders
       and ESOT (Schedules and Exhibits omitted)                            2
 10.8  Indemnification Agreement dated January 31, 1995 between the
       Company and the Voting Trust trustees                                2
 10.9  Agreement of Sale and Purchase of the North American Operations
       of the Railway Products Group, an operating division of
       American Standard Inc., dated as of 1990 between Rail
       Acquisition Corp. and American Standard Inc. (only provisions
       on indemnification are reproduced)                                   2
 10.10 Letter Agreement (undated) between the Company and American
       Standard Inc. on environmental costs and sharing                     2
 10.11 Purchase Agreement dated as of June 17, 1992 among the Company,
       Schuller International, Inc., Manville Corporation and European
       Overseas Corporation (only provisions on indemnification are
       reproduced)                                                          2
 10.12 Asset Purchase Agreement dated as of January 23, 1995 among the
       Company, Pulse Acquisition Corporation, Pulse Electronics,
       Inc., Pulse Embedded Computer Systems, Inc. and the Pulse
       Shareholders (Schedules and Exhibits omitted)                        2

                                                                         Filing
                                   Exhibits                              Method
                                   --------                              ------
 10.13 License Agreement dated as of December 31, 1993 between SAB
       WABCO Holdings B.V. and the Company                                  2
 10.14 Letter Agreement dated as of January 19, 1995 between the
       Company and Vestar Capital Partners, Inc.                            2
 10.15 Westinghouse Air Brake Company 1995 Stock Incentive Plan, as
       amended                                                              8
 10.16 Westinghouse Air Brake Company 1995 Non-Employee Directors' Fee
       and Stock Option Plan                                                8
 10.17 Form of Employment Agreement between William E. Kassling and
       the Company                                                          2
 10.18 Letter Agreement dated as of January 1, 1995 between the
       Company and Vestar Capital Partners, Inc.                            2
 10.19 Form of Indemnification Agreement between the Company and
       Authorized Representatives                                           2
 10.20 Share Purchase Agreement between Futuris Corporation Limited
       and the Company (Exhibits omitted)                                   2
 10.21 Purchase Agreement dated as of September 19, 1996 by and among
       Mark IV Industries, Inc., Mark IV PLC, and W&P Holding Corp.
       (Exhibits and Schedules omitted) (Originally filed as Exhibit
       2.01)                                                                4
 10.22 Purchase Agreement dated as of September 19,1996 by and among
       Mark IV Industries Limited and Westinghouse Railway Holdings
       (Canada) Inc. (Exhibits and Schedules omitted) (Originally
       filed as Exhibit 2.02)                                               4
 10.23 Amendment No. 1 to Amended and Restated Stockholders Agreement
       dated as of March 5, 1997 among the Voting Trust, Vestar
       Equity, Charlesbank, AIP and the Company                             6
 10.24 Common Stock Registration Rights Agreement dated as of March 5,
       1997 among the Company, Charlesbank, AIP and the Voting Trust        6
 10.25 1998 Employee Stock Purchase Plan                                    8
 10.26 Sale Agreement dated as of August 7, 1998 by and between
       Rockwell Collins, Inc. and the Company (Schedules and Exhibits
       omitted) (Originally filed as Exhibit 2.01)                          8
 10.27 Amendment No. 1 dated as of October 5, 1998 to Sale Agreement dated as of August 7, 1998 by and between Rockwell Collins,
       Inc. and the Company (Originally filed as Exhibit 2.02)              8
 21    List of subsidiaries of the Company                                  8
 23.1  Consent of Arthur Andersen LLP                                       1
 23.2  Consent of Reed Smith Shaw & McClay LLP (included in the
       opinion filed as Exhibit 5.1)                                        1
 24    Powers of Attorney (filed herewith as part of signature pages)       1
 27    Financial Data Schedule                                              8
 99    Annual Report on Form 11-K for the year ended December 31, 1998 of the Westinghouse Air Brake Company Employee Stock Ownership
       Plan and Trust                                                       8
 99.1  Form of Letter of Transmittal                                        1
 99.2  Form of Notice of Guaranteed Delivery                                1
 99.3  Form of Exchange Agreement between the Company and the Exchange
       Agent                                                                1

                                   Filing Method
                                   -------------
 1   Filed herewith
 2   Filed as an exhibit to the Company's Registration Statement on Form S-1
     (No. 33-90866)
 3   Filed as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1995
 4   Filed as an exhibit to the Company's Current Report on Form 8-K, dated
     October 3, 1996
 5   Filed as an exhibit to the Company's Registration Statement on Form S-8
     (No. 333-39159)
 6   Filed as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1997
 7   Filed as an exhibit to the Company's Current Report on Form 8-K, dated
     October 5, 1998
 8   Filed as an exhibit to the Company's Current Report on Form 10-K for the period ended December 31, 1998

   (b) Financial Statement Schedules.

     Schedule II--Valuation Accounts and Reserves

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints William E. Kassling and Robert J. Brooks and each of them, severally, as his attorney-in-fact and Agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Westinghouse Air Brake Company has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on April 26, 1999.

                                          Westinghouse Air Brake Company

                                                  /s/ William E. Kassling
                                          By: _________________________________
                                             William E. Kassling,
                                             Director, Chairman of the Board
                                             and
                                             Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                                                  /s/ William E. Kassling
                                          By: _________________________________
                                             William E. Kassling,
                                             Director, Chairman of the Board
                                             and Chief Executive Officer
                                             Date: April 26, 1999


                                          By: _________________________________
                                             Emilio A. Fernandez,
                                             Director and Vice Chairman
                                             Date: April 26, 1999

                                                  /s/ Gregory T.H. Davies
                                          By: _________________________________
                                             Gregory T.H. Davies
                                             President, Chief Operating
                                             Officer and Director
                                             Date: April 26, 1999

                                                    /s/ Robert J. Brooks
                                          By: _________________________________
                                             Robert J. Brooks
                                             Director, Chief Financial Officer
                                             and Chief Accounting Officer
                                             Date: April 26, 1999

                                                      /s/ Kim G. Davis
                                          By: _________________________________
                                             Kim G. Davis
                                             Director
                                             Date: April 26, 1999

                                          By: _________________________________
                                             James C. Huntington, Jr.
                                             Director
                                             Date: April 26, 1999

                                                    /s/ James P. Kelley
                                          By: _________________________________
                                             James P. Kelley
                                             Director
                                             Date: April 26, 1999

                                          By: _________________________________
                                             James V. Napier
                                             Director
                                             Date: April 26, 1999

                                 EXHIBIT INDEX

                                                                         Filing
                                   Exhibits                              Method
                                   --------                              ------
  3.1  Restated Certificate of Incorporation of the Company dated
       January 30, 1995, as amended March 30, 1995                          2
  3.2  Amended and Restated By-Laws of the Company, effective March
       31, 1997                                                             5
  4.1  Form of Indenture between the Company and The Bank of New York with respect to the public offering of $100,000,000 of 9 3/8%
       Senior Notes due 2005                                                2
  4.2  Form of Note (included in Exhibit 4.1)                               2
  4.3  First Supplemental Indenture dated as of March 21, 1997 between
       the Company and The Bank of New York                                 6
  4.4  Indenture dated as of January 12, 1999 by and between the
       Company and The Bank of New York with respect to the private offering of $75,000,000 of 9 3/8% Senior Notes due 2005, Series
       B                                                                    8
  4.5  Form of Note (included in Exhibit 4.4)                               8
  5.1  Opinion of Reed Smith Shaw & McClay LLP as to the Legality of
       the Notes                                                            1
  9    Second Amended WABCO Voting Trust/Disposition Agreement dated as of December 13, 1995 among the Management Investors
       (Schedules and Exhibits omitted)                                     3
 10.1  Westinghouse Air Brake Company Employee Stock Ownership Plan
       and Trust, effective January 31, 1995                                2
 10.2  ESOP Loan Agreement dated January 31, 1995 between Westinghouse
       Air Brake Company Employee Stock Ownership Trust ("ESOT") and
       the Company (Exhibits omitted)                                       2
 10.3  Employee Stock Ownership Trust Agreement dated January 31, 1995
       between the Company and U.S. Trust Company of California, N.A.       2
 10.4  Pledge Agreement dated January 31, 1995 between ESOT and the
       Company                                                              2
 10.5  Credit Agreement dated as of June 30, 1998, and Amended and
       Restated as of October 2, 1998 among the Company, various
       financial institutions, The Chase Manhattan Bank, Chase
       Manhattan Bank Delaware, and The Bank of New York (Schedules
       and Exhibits omitted)                                                8
 10.6  Amended and Restated Stockholders Agreement dated as of March
       5, 1997 among the RAC Voting Trust ("Voting Trust"), Vestar
       Equity Partners, L.P. ("Vestar Equity"), Charlesbank Capital
       Partners f/k/a Harvard Private Capital Holdings, Inc.
       ("Charlesbank"), American Industrial Partners Capital Fund II,
       L.P. ("AIP") and the Company                                         6
 10.7  Common Stock Registration Rights Agreement dated as of January
       31, 1995 among the Company, Scandinavian Incentive Holding B.V.
       ("SIH"), Voting Trust, Vestar Capital, Pulse Electronics, Inc.,
       Pulse Embedded Computer Systems, Inc., the Pulse Shareholders
       and ESOT (Schedules and Exhibits omitted)                            2
 10.8  Indemnification Agreement dated January 31, 1995 between the
       Company and the Voting Trust trustees                                2
 10.9  Agreement of Sale and Purchase of the North American Operations
       of the Railway Products Group, an operating division of
       American Standard Inc., dated as of 1990 between Rail
       Acquisition Corp. and American Standard Inc. (only provisions
       on indemnification are reproduced)                                   2
 10.10 Letter Agreement (undated) between the Company and American
       Standard Inc. on environmental costs and sharing                     2
 10.11 Purchase Agreement dated as of June 17, 1992 among the Company,
       Schuller International, Inc., Manville Corporation and European
       Overseas Corporation (only provisions on indemnification are
       reproduced)                                                          2
 10.12 Asset Purchase Agreement dated as of January 23, 1995 among the
       Company, Pulse Acquisition Corporation, Pulse Electronics,
       Inc., Pulse Embedded Computer Systems, Inc. and the Pulse
       Shareholders (Schedules and Exhibits omitted)                        2

                                                                         Filing
                                   Exhibits                              Method
                                   --------                              ------
 10.13 License Agreement dated as of December 31, 1993 between SAB
       WABCO Holdings B.V. and the Company                                  2
 10.14 Letter Agreement dated as of January 19, 1995 between the
       Company and Vestar Capital Partners, Inc.                            2
 10.15 Westinghouse Air Brake Company 1995 Stock Incentive Plan, as
       amended                                                              8
 10.16 Westinghouse Air Brake Company 1995 Non-Employee Directors' Fee
       and Stock Option Plan                                                8
 10.17 Form of Employment Agreement between William E. Kassling and
       the Company                                                          2
 10.18 Letter Agreement dated as of January 1, 1995 between the
       Company and Vestar Capital Partners, Inc.                            2
 10.19 Form of Indemnification Agreement between the Company and
       Authorized Representatives                                           2
 10.20 Share Purchase Agreement between Futuris Corporation Limited
       and the Company (Exhibits omitted)                                   2
 10.21 Purchase Agreement dated as of September 19, 1996 by and among
       Mark IV Industries, Inc., Mark IV PLC, and W&P Holding Corp.
       (Exhibits and Schedules omitted) (Originally filed as Exhibit
       2.01)                                                                4
 10.22 Purchase Agreement dated as of September 19,1996 by and among
       Mark IV Industries Limited and Westinghouse Railway Holdings
       (Canada) Inc. (Exhibits and Schedules omitted) (Originally
       filed as Exhibit 2.02)                                               4
 10.23 Amendment No. 1 to Amended and Restated Stockholders Agreement
       dated as of March 5, 1997 among the Voting Trust, Vestar
       Equity, Charlesbank, AIP and the Company                             6
 10.24 Common Stock Registration Rights Agreement dated as of March 5,
       1997 among the Company, Charlesbank, AIP and the Voting Trust        6
 10.25 1998 Employee Stock Purchase Plan                                    8
 10.26 Sale Agreement dated as of August 7, 1998 by and between
       Rockwell Collins, Inc. and the Company (Schedules and Exhibits
       omitted) (Originally filed as Exhibit 2.01)                          8
 10.27 Amendment No. 1 dated as of October 5, 1998 to Sale Agreement dated as of August 7, 1998 by and between Rockwell Collins,
       Inc. and the Company (Originally filed as Exhibit 2.02)              8
 21    List of subsidiaries of the Company                                  8
 23.1  Consent of Arthur Andersen LLP                                       1
 23.2  Consent of Reed Smith Shaw & McClay LLP (included in the
       opinion filed as Exhibit 5.1)                                        1
 24    Powers of Attorney (filed herewith as part of signature pages)       1
 27    Financial Data Schedule                                              8
 99    Annual Report on Form 11-K for the year ended December 31, 1998 of the Westinghouse Air Brake Company Employee Stock Ownership
       Plan and Trust                                                       8
 99.1  Form of Letter of Transmittal                                        1
 99.2  Form of Notice of Guaranteed Delivery                                1
 99.3  Form of Exchange Agreement between the Company and the Exchange
       Agent                                                                1

                                   Filing Method
                                   -------------
 1   Filed herewith
 2   Filed as an exhibit to the Company's Registration Statement on Form S-1
     (No. 33-90866)
 3   Filed as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1995
 4   Filed as an exhibit to the Company's Current Report on Form 8-K, dated
     October 3, 1996
 5   Filed as an exhibit to the Company's Registration Statement on Form S-8
     (No. 333-39159)
 6   Filed as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1997
 7   Filed as an exhibit to the Company's Current Report on Form 8-K, dated
     October 5, 1998
 8   Filed as an exhibit to the Company's Current Report on Form 10-K for the period ended December 31, 1998
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